As filed with the Securities and Exchange Commission
                          On March 15, 1995

                  Registration No. ________________



                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549


                             FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                  THE SECURITIES ACT OF 1933


                       FIFTH THIRD BANCORP
     (Exact name of registrant as specified in its charter)

               Ohio                          31-0854434
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)        Identification No.)

                              6711
      (Primary Standard Industrial Classification Code Number)

          Fifth Third Center, Cincinnati, Ohio 45263
                      (513) 579-5300
(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                  S. Richard Arnold, Esq.
                     Dinsmore and Shohl
          1900 Chemed Center, 255 East Fifth Street
                 Cincinnati, Ohio 45202
                      (513) 977-8200
    (Name, address, including Zip Code and telephone number, including area code, of agent for service)


Copies to:

Harvey Jay Cohen, Esq.                  James P. Mulroy, Esq.
Dinsmore and Shohl                      Squire, Sanders and Dempsey
1900 Chemed Center                      1300 Huntington Center
255 East Fifth Street                   41 South High Street
Cincinnati, Ohio 45202                  Columbus, Ohio  43215


     Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ___


CALCULATION OF REGISTRATION FEE


Title of Each  Amount to be  Proposed  Proposed       Amount
Class of       Registered(1) Maximum   Maximum        of
Securities to                Offering  Aggregate      Regis-
be Registered                Price Per Offering       tration
                             Unit(2)   Price(2)       Fee

Common Stock,  1,835,000     $42.08    $77,218,416.00 $26,627.04
no par value


(1) Represents the maximum number of shares of Registrant's Common Stock issuable to shareholders of Falls Financial, Inc., a savings and loan holding company owning all of the stock of Falls Savings Bank, F.S.B., assuming that the Applicable Market Value Per Share of the Registrant's Common Stock (as defined in the Affiliation Agreement described herein) is $37.60.

(2) Estimated solely for the purpose of computing the registration fee based upon the average of the bid and ask price of the Common Stock, $.01 par value of Falls Financial, Inc. as reported on the Nasdaq "SmallCap" Market on March 10, 1995, in accordance with Rule 457(f)(1) of the General Rules and Regulations under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


 FIFTH THIRD BANCORP

Cross Reference Sheet Required by Item 501(b) of Regulation S-K


                  CAPTION - CAPTION IN PROSPECTUS

A.  INFORMATION ABOUT THE TRANSACTION

    1.  Forepart of the Registration Statement and Outside Front
Cover Page of Prospectus - Facing Page; Notice of Special Meeting

    2.  Inside Front and Outside Back Cover Pages of Prospectus -
Available Information; Table of Contents

    3. Risk Factors, Ratio of Earnings to Fixed Charges and Other Information - Summary of the Proxy Statement and Prospectus;
General Information; Comparative Per Share Data

    4. Terms of the Transaction - Summary of the Proxy Statement and Prospectus; Terms and Conditions of the Proposed Merger;
Description of Capital Stock

     5.  Pro Forma Financial Information - Not Applicable

     6.  Material Contracts with the Company Being Acquired - Not
Applicable

     7. Additional Information Required for Reoffering by Persons and Parties Deemed to be Underwriters - Not Applicable

     8.  Interests of Named Experts and Counsel - Legal Matters

     9.  Disclosure of Commission Position on Indemnification for
Securities Act Liabilities - Not Applicable

B.   INFORMATION ABOUT THE REGISTRANT

    10. Information with Respect to S-3 Registrants - Fifth Third Bancorp; Selected Historical Financial Data of Fifth Third;
Description of Capital Stock

    11.  Incorporation of Certain Information by Reference -
Incorporation of Certain Documents by Reference; Available
Information; Description of Capital Stock

    12.  Information with Respect to S-2 or S-3 Registrants - Not
Applicable

    13.  Incorporation of Certain Information by Reference - Not
Applicable

    14. Information With Respect to Registrants Other Than S-2 or S-3 Registrants - Not Applicable

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

    15.  Information with Respect to S-3 Companies - Not Applicable

    16.  Information with Respect to S-2 or S-3 Companies - Falls
Financial, Inc.:  Selected Historical Financial Data of Falls
Financial, Inc.; Description of Capital Stock; Incorporation of
Certain Documents by Reference; Available Information

    17.  Information with Respect to Companies Other Than S-2 or
S-3 Companies - Not Applicable

D.  VOTING AND MANAGEMENT INFORMATION

    18. Information if Proxies, Consents or Authorizations Are to Be Solicited - Summary of the Proxy Statement and Prospectus; Terms and Conditions of the Proposed Merger; General Information;
Incorporation of Certain Documents by Reference

    19. Information if Proxies, Consents or Authorizations Are Not To Be Solicited or in an Exchange Offer - Not Applicable

                 FALLS FINANCIAL, INC.
                  2335 Second Street
            Cuyahoga Falls, Ohio  44222

April __, 1995

Dear Stockholder:

On behalf of the Board of Directors, we cordially invite you to attend the special meeting of stockholders (the "Special Meeting") of Falls Financial, Inc. ("Falls Financial"), which will be held at 10:00 a.m., Eastern Standard Time, on May 24, 1995, at the John S. Knight Center, 77 East Mill Street, Akron, Ohio.

At the Special Meeting, stockholders will be asked to approve an Affiliation Agreement and related Plan and Agreement of Merger, both dated as of December 12, 1994 between Fifth Third Bancorp ("Fifth Third") and Falls Financial (the "Affiliation Agreement" and the "Merger Agreement", respectively). Pursuant to the Affiliation Agreement and the Merger Agreement, Falls Financial will merge into Fifth Third (the "Merger"). At the time the Merger becomes effective ("Effective Time"), each share of common stock, $0.01 par value per share, of Falls Financial (the "Falls Financial Common Stock") shall be converted by virtue of the Merger into .5226 of a share of Fifth Third Common Stock ("Fifth Third Common Stock") (the "Exchange Ratio") subject to adjustment depending upon the "Applicable Market Value Per Share of Fifth Third Common Stock." The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the Nasdaq National Market for the twenty trading days ending on the fifth trading day prior to the Effective Time. If the Applicable Market Value Per Share of Fifth Third Common Stock is not less than $42.30 or not more than $51.70, then there shall be no adjustment to the Exchange Ratio. If the Applicable Market Value Per Share of Fifth Third Common Stock exceeds $51.70, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried out to four (4) places) of a share of Fifth Third Common Stock determined by dividing $27.02 by the Applicable Market Value Per Share of Fifth Third Common Stock. Similarly, if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $42.30, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried to four (4) places) of a share of Fifth Third Common Stock determined by dividing $22.11 by the Applicable Market Value Per Share of Fifth Third Common Stock. The Exchange Ratio shall be adjusted so as to give the Falls Financial stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time. The Affiliation Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time
(i) by Falls Financial if the Applicable Market Value Per Share of Fifth Third Common Stock is $56.40 or greater, and (ii) by Fifth Third if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.60 or less. Only whole shares of Fifth Third Common Stock will be issued. Any stockholder otherwise entitled to receive a fractional share will receive cash in lieu of such fractional share based on the Applicable Market Value Per Share of Fifth Third Common Stock. The proposed Merger is discussed in detail in the accompanying Proxy Statement and Prospectus, as well as the Affiliation Agreement and the Merger Agreement which are appended thereto as Annex A and Annex B, respectively. We urge you to read the entire Proxy Statement and Prospectus.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER. THE AFFILIATION AGREEMENT AND THE MERGER AGREEMENT MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF FALLS FINANCIAL COMMON STOCK ENTITLED TO VOTE. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED MERGER. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE ON THE MERGER.

Your vote is very important, regardless of the number of shares you own. Please sign and return the proxy card in the postage-paid return envelope provided for your convenience. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

Please vote and return your proxy today.

Sincerely,



James J. Little
President and
Chief Executive Officer

IMPORTANT: If your Falls Financial shares are held in the name of a brokerage firm or nominee, only they can execute a proxy on your behalf. To assure that your shares are voted, we urge you to telephone today the individual responsible for your account at your brokerage firm and obtain instructions on how to direct him or her to execute a proxy.

If you have any questions or need any help in voting your shares, please telephone Wayne M. Rice, at Falls Financial, (216) 929-0511, extension 225.
                    FALLS FINANCIAL, INC.
         NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                To Be Held On May 24, 1995

NOTICE IS HEREBY GIVEN that a special meeting of stockholders ("Special Meeting") of Falls Financial, Inc. ("Falls Financial") will be held on May 24, 1995, at 10:00 a.m., Eastern Standard Time, at the John S. Knight Center, 77 East Mill Street, Akron, Ohio.

A Proxy Statement and Prospectus and Proxy Card for the Special
Meeting are enclosed herewith. The Special Meeting is for the purpose of considering and voting upon the following matters:

A. A proposal to approve an Affiliation Agreement and related Plan and Agreement of Merger, both dated as of December 12, 1994 between Fifth Third Bancorp ("Fifth Third") and Falls Financial (the "Affiliation Agreement" and the "Merger Agreement", respectively). Pursuant to the Affiliation Agreement and the Merger Agreement, Falls Financial will merge into Fifth Third (the "Merger"). At the time the Merger becomes effective ("Effective Time"), each share of common stock, $0.01 par value per share, of Falls Financial (the "Falls Financial Common Stock") shall be converted by virtue of the Merger into .5226 of a share of Fifth Third Common Stock ("Fifth Third Common Stock") (the "Exchange Ratio") subject to adjustment depending upon the "Applicable Market Value Per Share of Fifth Third Common Stock." The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the Nasdaq National Market for the twenty trading days ending on the fifth trading day prior to the Effective Time. If the Applicable Market Value Per Share of Fifth Third Common Stock is not less than $42.30 or not more than $51.70, then there shall be no adjustment to the Exchange Ratio. If the Applicable Market Value Per Share of Fifth Third Common Stock exceeds $51.70, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried out to four (4) places) of a share of Fifth Third Common Stock determined by dividing $27.02 by the Applicable Market Value Per Share of Fifth Third Common Stock. Similarly, if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $42.30, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried to four (4) places) of a share of Fifth Third Common Stock determined by dividing $22.11 by the Applicable Market Value Per Share of Fifth Third Common Stock. The Exchange Ratio shall be adjusted so as to give the Falls Financial stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time. The Affiliation Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time
(i) by Falls Financial if the Applicable Market Value Per Share of Fifth Third Common Stock is $56.40 or greater, and (ii) by Fifth Third if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.60 or less.

B.    Such other business as may properly come before the Special
Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.

Pursuant to the Bylaws of Falls Financial, the Board of Directors has fixed April ___, 1995 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments thereof. Only holders of record of Falls Financial Common Stock at the close of business on such date will be entitled to vote at the Special Meeting or any adjournments thereof.

THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF FALLS FINANCIAL COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES WHICH YOU OWN.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED BEFORE IT IS EXERCISED BY SUBMITTING A LATER DATED PROXY, BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON OR BY GIVING NOTICE OF REVOCATION TO FALLS FINANCIAL IN A WRITING ADDRESSED TO AND RECEIVED BY THE SECRETARY OF FALLS FINANCIAL BEFORE THE SPECIAL MEETING.

By Order of the Board of Directors




James J. Little, President and
Chief Executive Officer
Cuyahoga Falls, Ohio

April ____, 1995


FALLS FINANCIAL, INC,.     1,835,000 SHARES    FIFTH THIRD BANCORP
2335 Second Street         FIFTH THIRD BANCORP Fifth Third Center
Cuyahoga Falls, OH 44222   COMMON STOCK,       Cincinnati, OH 45263

(216) 929-0511             NO PAR VALUE        (513) 579-5300

                    PROXY STATEMENT AND PROSPECTUS

   This Proxy Statement and Prospectus ("Proxy Statement and Prospectus") is being furnished to the stockholders of Falls Financial, Inc. of Cuyahoga Falls ("Falls Financial"), a registered unitary savings and loan holding company under the Savings and Loan Holding Company Act of 1967, as amended, in connection with the solicitation of proxies by the Board of Directors of Falls Financial for use at a special meeting of stockholders to be held on May 24, 1995 (the "Special Meeting").

    At the Special Meeting, holders of shares of Falls Financial's common stock, $0.01 par value per share ("Falls Financial Common Stock"), will be asked to approve an Affiliation Agreement and related Plan and Agreement of Merger, both dated as of December 12, 1994 between Fifth Third Bancorp ("Fifth Third") and Falls Financial, Inc. (the "Affiliation Agreement" and the "Merger Agreement", respectively). Pursuant to the Affiliation Agreement and the Merger Agreement, Falls Financial shall merge into Fifth Third (the "Merger"). At the time the Merger becomes effective ("Effective Time"), each share of Falls Financial Common Stock shall be converted by virtue of the Merger into .5226 of a share of Fifth Third common stock, no par value per share ("Fifth Third Common Stock") (the "Exchange Ratio") subject to adjustment depending upon the "Applicable Market Value Per Share of Fifth Third Common Stock." The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the Nasdaq National Market for the twenty trading days ending on the fifth trading day prior to the Effective Time. If the Applicable Market Value Per Share of Fifth Third Common Stock is not less than $42.30 or not more than $51.70, then there shall be no adjustment to the Exchange Ratio. If the Applicable Market Value Per Share of Fifth Third Common Stock exceeds $51.70, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried out to four (4) places) of a share of Fifth Third Common Stock determined by dividing $27.02 by the Applicable Market Value Per Share of Fifth Third Common Stock. Similarly, if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $42.30, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried to four (4) places) of a share of Fifth Third Common Stock determined by dividing $22.11 by the Applicable Market Value Per Share of Fifth Third Common Stock. The Exchange Ratio shall be adjusted so as to give the Falls Financial stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time. The Affiliation Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time
(i) by Falls Financial if the Applicable Market Value Per Share of Fifth Third Common Stock is $56.40 or greater, and (ii) by Fifth Third if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.60 or less. No fractional shares will be issued. Any stockholder otherwise entitled to receive a fractional share will receive cash in lieu thereof based upon the Applicable Market Value Per Share of Fifth Third Common Stock, determined as provided above.

    Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of Falls Financial's stockholders to approve the Merger constitutes an offering of Fifth Third Common Stock to be issued in connection with the Merger. Accordingly, Fifth Third has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering, and this Proxy Statement and Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

    This Proxy Statement and Prospectus shall not constitute a prospectus for public reoffering of the shares of Fifth Third Common Stock issuable pursuant to the Merger.

    THE SECURITIES OF FIFTH THIRD TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF FIFTH THIRD COMMON STOCK OFFERED HEREBY ARE NOT
SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


    The date of this Proxy Statement and Prospectus is April ____,
1995.
                  AVAILABLE INFORMATION


    THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH, WITH THE EXCEPTION OF A 1994 ANNUAL REPORT TO STOCKHOLDERS FOR EACH OF FIFTH THIRD AND FALLS FINANCIAL, ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM MICHAEL K. KEATING, SECRETARY, FIFTH THIRD BANCORP, FIFTH THIRD CENTER, CINCINNATI, OHIO 45263 (TELEPHONE NUMBER: (513) 579-5300) WITH RESPECT TO DOCUMENTS CONCERNING FIFTH THIRD AND FROM WAYNE M. RICE, SECRETARY, FALLS FINANCIAL, INC., 2335 SECOND STREET, CUYAHOGA FALLS, OHIO 44221 (TELEPHONE NUMBER: (216) 929-0511) WITH RESPECT TO DOCUMENTS CONCERNING FALLS FINANCIAL. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 17, 1995.

    No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Proxy Statement and Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Fifth Third or Falls Financial. This Proxy Statement and Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus at any time, nor any offer or solicitation made hereunder, shall under any circumstances imply that the information set forth herein or incorporated herein is correct as of any time subsequent to its date.

    Fifth Third and Falls Financial are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Fifth Third and Falls Financial can be inspected and copied at Room 1024 of the Offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   Fifth Third Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "FITB". Documents filed by Fifth Third with the Commission also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Falls Financial Common Stock is traded in the over-the-counter market and quoted on the Nasdaq "SmallCap" Market under the symbol "FFII".

    All information contained in this Proxy Statement and Prospectus with respect to Falls Financial was supplied by Falls
Financial and all information contained or incorporated in this Proxy Statement and Prospectus with respect to Fifth Third was supplied by Fifth Third.

  Although neither Falls Financial nor Fifth Third has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither Falls Financial nor Fifth Third can warrant the accuracy or completeness of such statements or information as they relate to the other party.




    [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]
          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents are hereby incorporated into this Proxy Statement and Prospectus by reference.

(a)  Fifth Third's Annual Report on Form 10-K for the year ended
December 31, 1994;

(b)  Pages 1 and 13-36 of Fifth Third's 1994 Annual Report to
Shareholders (enclosed with this Proxy Statement and Prospectus);

(c)  Fifth Third's Proxy Statement dated February 10, 1995;

(d) Falls Financial's Annual Report on Form 10-K for the year ended December 31, 1994; and

(e)  Pages ___ - ___ of Falls Financial's 1994 Annual Report to
Stockholders (enclosed with this Proxy Statement and Prospectus).

   In addition, all subsequent documents filed with the Commission by Fifth Third and Falls Financial pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Effective Time are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.





      [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]
             TABLE OF CONTENTS

AVAILABLE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS

SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

SELECTED HISTORICAL FINANCIAL DATA OF FALLS FINANCIAL

COMPARATIVE MARKET PRICE AND DIVIDEND DATA

COMPARATIVE PER SHARE DATA

GENERAL INFORMATION

PURPOSES OF THE SPECIAL MEETING
  Proposal to Merge Falls Financial into Fifth Third
  Recommendation
  Vote Required; Shares Entitled to Vote
  Voting and Revocation of Proxies
  Solicitation of Proxies

TERMS AND CONDITIONS OF THE PROPOSED MERGER
  Background of and Reasons for the Merger
  Opinion of McDonald and Company Securities, Inc.
  Effective Time
  Conversion of Shares of Falls Financial Common Stock
  Exchange Ratio
  Stock Options and Stock Option Plan
  No Fractional Shares
  Exchange of Certificates
  Federal Income Tax Consequences
  Accounting Treatment
  Rights of Dissenting Stockholders
  Conduct Pending Merger; Representations and Warranties
  Conditions to Closing
  Amendment; Waiver; Termination
  Effect on Falls Financial Employees
  Interests of Management
  Effects of Merger
  Transactions With Affiliated Persons

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

FIFTH THIRD
  Description of Business
  Capital Requirements for Fifth Third
  Bank Holding Companies In General
  Acquisitions of Savings Associations by Holding Companies
  Additional Information

FALLS FINANCIAL.
  Description of Business
  Regulation
  Additional Information

EFFECT OF GOVERNMENTAL POLICIES


DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF STOCKHOLDERS

  Voting Rights
  Dividends
  Preemptive Rights
  Rights Upon Liquidation
  Indemnification and Personal Liability of Directors and Officers Stockholders' Meetings; Quorum
  Subscription, Conversion, Redemption Rights; Stock Nonassessable Change of Control Provisions

CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK

FIFTH THIRD MANAGEMENT

LEGAL MATTERS

EXPERTS

STOCKHOLDERS' PROPOSALS

OTHER MATTERS

Annexes:

  Annex A: Affiliation Agreement dated as of December 12, 1994 between Fifth Third Bancorp and Falls Financial, Inc. (excluding exhibits)

  Annex B:  Plan and Agreement of Merger dated as of December 12,
1994 between Fifth Third Bancorp and Falls Financial, Inc.

  Annex C:  Fairness Opinion of McDonald and Company Securities,
Inc.

  Annex D:  Section 262 of the General Corporation Law of Delaware





   [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

             SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS

  The following is a summary of certain information contained elsewhere in this Proxy Statement and Prospectus and the documents incorporated herein by reference. This summary is not intended to be a summary of all information relating to the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and Prospectus, including the Annexes hereto, and the documents incorporated by reference in this Proxy Statement and Prospectus.

Parties to the Transaction:


Fifth Third: Fifth Third is a registered multi-bank holding company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third's 10 subsidiary banks operate a general banking business from 353 offices located throughout Ohio, Indiana and Kentucky. Fifth Third is also a registered multi-savings and loan holding company and operates two federally-chartered savings banks. At December 31, 1994, on a consolidated basis, Fifth Third had consolidated assets, deposits and stockholders' equity of approximately $15 billion, $10.6 billion and $1.4 billion, respectively. Fifth Third Common Stock is traded over-the-counter and is listed on the Nasdaq National Market under the symbol "FITB." Fifth Third's principal executive offices are located at Fifth Third Center, Cincinnati, Ohio 45263, and its telephone number is (513) 579-5300.

Falls Financial: Falls Financial is a registered unitary savings and loan holding company incorporated under Delaware law. Falls Financial owns all of the stock of Falls Savings Bank, FSB ("Falls Savings Bank") which is headquartered in Cuyahoga Falls, Ohio. Falls Savings Bank has 14 offices in Summit and Portage Counties, Ohio. At December 31, 1994, Falls Financial, on a consolidated basis, had total assets, total deposits and stockholders' equity of approximately $595.6 million, $489.4 million and $50.5 million, respectively. Falls Financial Common Stock is traded over-the-counter and is listed on the Nasdaq "SmallCap" Market under the symbol "FFII". Falls Financial's principal executive offices are located at 2335 Second Street, Cuyahoga Falls, Ohio 44222, and its telephone number is (216) 929-0511.

Special Meeting of Falls Financial Stockholders:


Time and Date:  10:00 a.m., Eastern Standard Time, on May 24, 1995

Place:  The John S. Knight Center, 77 East Mill Street, Akron, Ohio

Purpose: To consider and vote upon the Affiliation Agreement and the Merger Agreement which provide for the Merger of Falls Financial with and into Fifth Third. Pursuant to the Affiliation Agreement and the Merger Agreement, Falls Financial's stockholders will receive shares of Fifth Third Common Stock in exchange for shares of Falls Financial Common Stock. Copies of the Affiliation Agreement and the Merger Agreement are attached hereto as Annex A and Annex B, respectively, and are incorporated herein by reference. See "PURPOSES OF THE SPECIAL MEETING - Proposal to Merge Falls Financial into Fifth Third."

Required Vote for the Merger, the Affiliation Agreement and the Merger Agreement; Record Date: Approval of the Affiliation Agreement and the Merger Agreement requires the affirmative vote of holders of at least a majority of the _________ shares of Falls Financial Common Stock outstanding as of the close of business on April ____, 1995. An abstention or failure to vote has the same effect as voting against the proposed Merger. Accordingly, stockholders are urged to sign and return their proxies. See "PURPOSES OF THE SPECIAL MEETING - Vote Required; Shares Entitled to Vote" and " - Voting and Revocation of Proxies."

Beneficial Ownership by Officers and Directors: As of the close of business on December 31, 1994, the executive officers and directors of Falls Financial and their affiliates beneficially owned 619,933 shares, or approximately 20.1%, of Falls Financial Common Stock. This figure includes options for shares of stock which were exercisable on that date or which will become exercisable upon approval of the Merger by the stockholders. See "PURPOSES OF THE SPECIAL MEETING - Vote Required; Shares Entitled to Vote."

Rights of Dissenting Stockholders: Pursuant to Section 262 of the General Corporation Law of Delaware (Section "262"), stockholders who make a written demand for appraisal prior to the vote on the Merger and who do not vote in favor of the Merger may, upon complying with certain other provisions of such section, exercise appraisal rights. Failure to comply with the procedures set forth in Section 262 will result in the loss of appraisal rights. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Rights of Dissenting Stockholders" and Annex D.

Terms of the Merger:


Conversion of Falls Financial Common Stock; Stock Consideration:
Upon consummation of the Merger, each stockholder of Falls Financial will receive, for each share of Falls Financial Common Stock which he or she holds at the Effective Time, .5226 of a share of Fifth Third Common Stock (the "Exchange Ratio") subject to adjustment depending upon the "Applicable Market Value Per Share of Fifth Third Common Stock." The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the Nasdaq National Market for the twenty trading days ending on the fifth trading day prior to the Effective Time. If the Applicable Market Value Per share of Fifth Third Common Stock is not less than $42.30 or not more than $51.70, then there shall be no adjustment to the Exchange Ratio. If the Applicable Market Value Per Share of Fifth Third Common Stock exceeds $51.70, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried out to four (4) places) of a share of Fifth Third Common Stock determined by dividing $27.02 by the Applicable Market Value Per Share of Fifth Third Common Stock. Similarly, if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $42.30, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried to four (4) places) of a share of Fifth Third Common Stock determined by dividing $22.11 by the Applicable Market Value Per Share of Fifth Third Common Stock. The Exchange Ratio shall be adjusted so as to give the Falls Financial stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time. The Affiliation Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time
(i) by Falls Financial if the Applicable Market Value Per Share of Fifth Third Common Stock is $56.40 or greater, and (ii) by Fifth Third if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.60 or less. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Conversion of Shares of Falls Financial Common Stock" and "- Exchange Ratio."

No Fractional Shares: No fractional shares will be issued in connection with the Merger. Falls Financial stockholders will receive cash in lieu of any fractional shares which they otherwise would be entitled to receive, based on the Applicable Market Value Per Share of Fifth Third Common Stock as defined above. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - No Fractional Shares."

Conditions of Closing: The Merger is subject to several significant conditions, including but not limited to, Falls Financial stockholder approval, and approval by the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision and the Ohio Division of Banks, applications for which have been filed. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER
- - Conditions to Closing."

Merger: Upon consummation of the Merger, Falls Financial will merge with and into Fifth Third and Falls Financial will cease to exist as a separate entity. Fifth Third plans to, simultaneously with the Merger: (i) have its wholly-owned subsidiary, Fifth Third Bank of Northeastern Ohio, purchase substantially all of the assets and assume substantially all of the liabilities of Falls Savings Bank (except certain assets and certain liabilities which will be maintained as Falls Savings Bank); (ii) move Falls Savings Bank's main office to the current location of its South Water Street branch in Kent, Ohio; (iii) change the name of Falls Savings Bank to Fifth Third Savings Bank of Northern Ohio, F.S.B.; and, (iv) have Fifth Third Savings Bank of Northern Ohio, F.S.B. pay a dividend of approximately $19 million to Fifth Third which will, in turn, be contributed to Fifth Third Bank of Northeastern Ohio. The consummation of the Merger is not contingent upon the consummation of these enumerated transactions. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Effects of Merger."

Effective Time; Right to Terminate: The Effective Time will, unless the parties agree otherwise, occur on the last business day of the month in which all of the conditions precedent to the closing, including receipt of all regulatory approvals and the expiration of any applicable waiting periods, have been fully met or effectively waived. The parties anticipate that the Merger will be consummated in July 1995. Falls Financial and Fifth Third each will have the right to terminate the Affiliation Agreement, among other reasons, if the Effective Time does not occur on or before August 31, 1995, unless the failure to consummate is related to the action or non-action of any regulatory authority and is not directly related to either Fifth Third's or Falls Financial's breach of their respective obligations, then on or before October 31, 1995. In the event of termination of the Affiliation Agreement under certain circumstances including, but not limited to, circumstances related to a competing offer to acquire Falls Financial, Falls Financial shall pay Fifth Third $2.2 million. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Effective Time" and "Termination."

Procedure for Exchange of Shares: Promptly after the Effective Time, Fifth Third will mail to each stockholder of Falls Financial a form of transmittal letter and instructions for the surrender of Falls Financial Common Stock certificates for certificates representing the shares of Fifth Third Common Stock to which such stockholder is entitled. Certificates for shares of Fifth Third Common Stock will be issued to stockholders of Falls Financial only after their certificates for Falls Financial Common Stock have been surrendered in accordance with such instructions. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Exchange of Certificates."

Federal Income Tax Consequences: The Merger is conditioned, in part, upon receipt of an opinion of Fifth Third's counsel with respect to certain tax matters, including an opinion that no gain or loss (other than with respect to cash received in lieu of fractional shares or cash received upon the exercise of dissenters' rights) will be recognized by Falls Financial's stockholders upon the exchange of their Falls Financial Common Stock for Fifth Third Common Stock. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Federal Income Tax Consequences." STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL AND ANY OTHER APPLICABLE TAX LAWS.

Accounting: Consummation of the Merger is conditioned upon receipt by Fifth Third of a letter from Fifth Third's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Accounting Treatment."

Interests of Certain Persons in the Merger: Fifth Third shall use its best efforts to employ at Fifth Third Bank of Northeastern Ohio or at a Fifth Third subsidiary or affiliate as many of the employees of Falls Savings Bank as possible. Each employee of Falls Savings Bank who becomes an employee of Fifth Third or its subsidiaries subsequent to the Merger will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries on the same terms and to the same extent as similarly situated employees of Fifth Third. Such employees shall receive credit for their period of service to Falls Savings Bank for purposes of determining participation and vesting in all Fifth Third employee benefit plans, except for vesting in the Fifth Third Master Retirement Plan and the Fifth Third Master Profit Sharing Plan, but not for purposes of determining the benefits accrued thereunder. For purposes of determining vesting under the Fifth Third Master Retirement Plan and the Fifth Third Master Profit Sharing Plan, generally only those employees of Falls Savings Bank who participated in comparable plans sponsored by Falls Financial or Falls Savings Bank will receive credit for their period of service to Falls Savings Bank. In addition, three directors of Falls Financial, agreeable to Fifth Third, shall be appointed by Fifth Third Bank of Northeastern Ohio to serve on its Board of Directors. Except as follows, it is not anticipated that Fifth Third will enter into employment agreements with any officers of Falls Financial or Falls Savings Bank in connection with the transactions contemplated by the Affiliation Agreement. In connection with the Merger, the employment contracts between Falls Savings Bank and James J. Little, Richard O'Donnell, Rodney W. Vargo, Wayne M. Rice and Margaret G. Wichman (the "Contract Officers") shall remain in effect through December 31, 1995, subject to the provisions of the Affiliation Agreement. Prior to the Effective Time, Fifth Third will consult with each of the Contract Officers with respect to whether Fifth Third will offer such Contract Officer employment with a Fifth Third affiliate, and if so, with respect to his or her position, title, duties, compensation levels and location of the facility to which he or she may be transferred. If the Contract Officer chooses not to accept such offer of Fifth Third or Fifth Third concludes not to offer such Contract Officer a position, such Contract Officer shall receive the severance amount set forth in such Contract Officer's respective employment contract and shall receive no other severance benefits otherwise provided in the Affiliation Agreement. In the event that such Contract Officer accepts the employment offered by Fifth Third, such Contract Officer shall become an at will employee of Fifth Third or such other affiliate and the respective contract shall terminate on the date of such employment. Also, the officers and directors of Falls Financial will be provided certain directors' and officers' liability insurance protection for five years following the Effective Time. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Effect on Falls Financial Employees" and "- Interests of Management."

Board Recommendation: The Board of Directors of Falls Financial believes that the terms of the Merger are fair to, and in the best interests of, Falls Financial stockholders and unanimously recommends approval of the Merger. See "PURPOSES OF THE SPECIAL MEETING - Recommendation" and "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Background and Reasons for the Merger."

Securities Involved: For a comparative analysis of Falls Financial Common Stock and Fifth Third Common Stock, see "DESCRIPTION OF
CAPITAL STOCK AND COMPARATIVE RIGHTS OF STOCKHOLDERS."

Comparative Market Prices: Fifth Third Common Stock and Falls Financial Common Stock are traded on the Nasdaq National Market and "SmallCap" Market, respectively, under the symbols "FITB" and "FFII", respectively. On December 9, 1994, the business day immediately preceding the public announcement of the execution of the Affiliation Agreement and the Merger Agreement setting forth the terms of the Merger, and on April __, 1995, comparative market prices of Falls Financial Common Stock and Fifth Third Common Stock were as follows:


                               December 9, 1994     April ___, 1995

Falls Financial Common Stock   $23.00               $_____
(Last trade)

Fifth Third Common Stock       $47.00               $_____
(Closing sales price)



     [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

     SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

    The following table sets forth certain historical financial data concerning Fifth Third. This information is based on information contained in Fifth Third's 1994 Annual Report to Shareholders which accompanies this Proxy Statement and Prospectus, is incorporated herein by reference and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                         Years Ended December 31,
                             1994     1993     1992      1991      1990
Summary of Operations:                 (000's except per share
                                             amounts)
Net interest income          $516,753 $473,515 $427,870  $363,247 $317,643

Provision for credit losses    35,780   48,037   66,100    62,464   43,479

Net interest income after
provision for credit losses  480,973  425,478  361,770   300,783  274,164

Other operating income       255,908  231,150  206,308   189,002  141,490

Operating expenses           371,545  352,720  316,315   282,844  246,588

Income before income taxes   365,336  303,908  251,763   206,941  169,066

Applicable income taxes      120,877   97,673   79,742    63,987   48,040

Net income                   $244,459 $206,235 $172,021  $142,954 $121,026

Common Share Data:

Primary net income
per share                      $3.72    $3.22    $2.74    $2.30    $1.96

Fully diluted net
income per share               3.72      3.22     2.73     2.29     1.96

Cash dividends declared
per share                      1.20      1.02      .90      .78      .68

Book value at period end       21.62     19.93    17.22    15.22    13.68
Average shares outstanding:

Primary                        66,925    65,338   63,082   62,303   61,698

Fully Diluted                  66,925    65,338   63,188   62,527   61,749

Financial Condition
at Period End:

Securities Available for
Sale (1)                     $1,129,492 $898,074    -       -         -

Securities Held to
Maturity                     2,507,543 1,776,394  2,419,421 2,625,968 2,002,083

Loans and Leases            10,286,457 9,566,898  8,115,590 6,325,918 6,165,808

Assets                     14,957,009 13,128,544 11,390,289 9,981,383 9,344,994

Deposits                   10,630,878  9,477,306  8,447,812 7,633,362 7,354,767

Short-Term Borrowings       2,452,218  1,691,744  1,348,105 1,127,768   832,457

Long-Term Debt and
Convertible Subordinated
Notes                        178,713    407,864    309,730    52,436     125,798

Stockholders' Equity        1,398,774  1,277,660  1,076,854  944,691     845,325

(1) Amortized cost:  December 31, 1994 - $1,203,677,000 and
December 31, 1993 - $878,963,000.

                                              Years Ended December
                                                 31,
                                1994     1993      1992      1991      1990
Profitability Ratios:

Return on average assets        1.77%    1.71%     1.63%     1.50%     1.38%

Return on average
stockholders' equity            18.60    17.80    16.90      15.90     15.00

Net interest margin              4.16     4.39     4.54       4.30      4.17

Overhead ratio (1)              46.60    48.70    48.60      49.50     51.50

Other operating income to
total income (2)                33.10    32.20    31.60      33.20     30.80

Capital Ratios:

Average stockholders' equity
to average assets                 9.50     9.61    9.62       9.42      9.21

Tier 1 Capital to
risk-adjusted
assets (3)                       11.30    11.50   11.20      12.30     11.50

Total Capital to
risk-adjusted
assets (3)                       13.20    13.90   14.10      13.60     12.70

Leverage (4)                      9.60     9.60    9.20       9.30      8.90

Credit Quality Ratios:

Reserve for credit losses to
nonperforming assets            570.50    362.80  155.50     68.00     64.00

Reserve for credit losses to
loans and leases outstanding      1.52      1.51    1.50      1.54      1.46

Net charge-offs to average
loans and leases outstanding       .18       .31     .64       .89       .66

Nonperforming assets to loans,
leases and other real estate
owned                              .27       .42     .960     2.24      2.27

NOTE: Above financial information has been restated for the acquisition of The Cumberland Federal Bancorporation, Inc., completed August 26, 1994 and accounted for as a pooling of interests transaction.

(1) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.
(2) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.
(3)  Under final year-end 1992 guidelines.
(4) Tier 1 capital (under final year-end 1992 rules) divided by average quarterly assets.




            [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY
BLANK]

       SELECTED HISTORICAL FINANCIAL DATA OF FALLS FINANCIAL

   The following table sets forth certain historical financial data concerning Falls Financial. This information is based on information contained in Falls Financial's 1994 Annual Report to Stockholders which accompanies this Proxy Statement and Prospectus is incorporated herein by reference and should be read in conjunction therewith.

                                                       Year-Ended
                                                  December 31,
                                 1994      1993    1992     1991     1990
Financial condition
and other data:                                     (In thousands)
Total amount of:
Assets                            $595,595 $537,830 $461,316 $365,722 $322,785
Loans Receivable - net             410,683  345,234  307,526  279,875  252,004
Mortgage-backed securities         112,000  127,250  80,504   44,337   32,581
Investment securities -
available for sale                  16,789   22,359   0        0       0
Investment securities
- - held to maturity                  23,565   19,577  53,180   17,952   19,968
Deposits                           489,405  442,305 410,933  320,511  280,567
Stockholders' equity(1)             50,461   50,327  45,322   40,826   38,049



                                                        Year-Ended
                                                      December 31,
                                      1994      1993  1992     1991     1990
Earnings and other data                 (In thousands, except per share data)

Total interest income                 $41,123  $39,508 $36,767  $32,662  $29,940
Total interest expense                 21,104   19,852  19,963   20,333   19,925
Net interest income                    20,019   19,656  16,804   12,329   10,015
Provision for loan losses                 250      400     380      276      113
Net interest income after
 provision for loan losses             19,769   19,256  16,424   12,053    9,902
Net gain on sale of assets               (22)       42       0    1,521        0
Other noninterest income                1,022      792     550      617      424
Noninterest expense                    12,019   10,096   7,778    6,887    6,360
Income before income taxes and
  accounting change                     8,750    9,994   9,196   7,304    3,966
Provision for income tax                2,976    3,429   3,094   2,456    1,300
Income before extraordinary item        5,774    6,565   6,102   4,848    2,666
Extraordinary item
  (net of tax impact of $217)             422        0      0       0        0
Net income                             $5,352   $6,565  $6,102  $4,848   $2,666

Fully diluted earnings per share        $1.79    $2.17  $2.05   $1.66    $0.85
Book Value per share                    16.96    17.31   15.68   14.24    12.58
Dividends per share                      0.63    0.58     0.47    0.35     0.31

(1) Substantially Restricted

                                   Year-Ended December 31,
                                   1994    1993     1992    1991   1990
Selected financial ratios
and other data:
                                                 (In thousands)
Performance ratios:

Return on average assets(1)           0.95%   1.28%  1.43%  1.41%   0.86%
Return on average
shareholders' equity(2)               10.57%  13.76% 14.19% 12.31%  7.00%
Interest rate spread(3)
Average during year                    3.39%   3.63%  3.62%  3.05%  2.57%
At end of year                         2.81%   3.05%  3.59%  3.08%  2.35%
Net interest margin(4)                 3.67%   3.96%  4.06%  3.71%  3.35%
Noninterest expense to average assets  2.06%   1.98%  1.82%  2.01%  2.06%

Asset quality ratios:
Nonperforming assets to total assets
at the end of period(5)                0.05%   0.08%  0.15%  0.39%   0.52%
Allowance for losses on loans to
net loans outstanding at end of
period                                 0.52%   0.53%  0.57%  0.45%   0.39%
Allowance for losses on loans to
nonperforming loans                    741.58% 416.45% 66.38% 93.89% 59.27%

Capital Ratios:
Shareholders' equity to total
assets at
end of year                             8.47%   9.36%  9.82%  11.16% 11.79%

Average shareholders'
equity to average
assets                                  8.97%   9.34%  10.08% 11.49% 12.36%

Average interest-earning assets
to average interest bearing
liabilities                            107.19% 108.20% 109.06% 110.78% 111.82%

Other data:
Number of full-service offices           14      15     11      11      11

(1)  Net income divided by average total assets.

(2)  Net income divided by average shareholders' equity.

(3) Difference between rate earned on all interest-earning assets and rate paid on all interest-bearing liabilities.

(4) Net interest income divided by average interest-earning assets.

(5) Nonperforming assets consists of nonaccruing loans, accruing loans which are past due 90 or more days and real estate owned.


        [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY
BLANK]

              COMPARATIVE MARKET PRICE AND DIVIDEND DATA


   Fifth Third Common Stock and Falls Financial Common Stock are traded in the over-the-counter market and quoted on the Nasdaq National Market and Nasdaq "SmallCap" Market, respectively. The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low closing sales prices of Fifth Third Common Stock, the bid and asked prices of Falls Financial Common Stock and the dividends declared during each quarterly period.

                     Fifth Third Common Stock    Falls Financial Common Stock
                         High    Low   Dividends    Bid      Ask     Dividends
                                       Declared                      Declared
Year Ended
December 31, 1992:

First Calendar Quarter  $50.38  $43.00  $0.22      $11.75(1) $10.13(1) $0.10(1)

Second Calendar Quarter $46.75  $40.13  $0.22      $13.50(1) $11.13(1) $0.13(1)

Third Calendar Quarter  $52.75  $40.75  $0.22      $14.25(1) $13.25(1) $0.13(1)

Fourth Calendar Quarter $54.00  $46.75  $0.24      $17.50(1) $14.24(1) $0.13(1)

Year Ended
December 31, 1993:

First Calendar Quarter  $55.13  $49.88  $0.24      $22.00(1) $17.00(1) $0.13(1)

Second Calendar Quarter $58.50  $50.25  $0.24      $23.00    $20.50    $0.15

Third Calendar Quarter  $54.63  $51.25  $0.27      $23.00    $21.00    $0.15

Fourth Calendar Quarter $54.00  $49.75  $0.27      $23.50    $21.50    $0.15


Year Ended
December 31, 1994:

First Calendar Quarter  $51.13  $45.13  $0.27      $21.50    $19.00    $0.15

Second Calendar Quarter $55.00  $46.75  $0.31      $20.00    $18.75    $0.16

Third Calendar Quarter  $53.25  $49.88  $0.31      $22.00    $19.50    $0.16

Fourth Calendar Quarter $52.50  $46.50  $0.31      $25.00    $22.00    $0.16

Year Ended
December 31, 1995:

First Calendar Quarter
Second Calendar
Quarter(2)

___________________________

(1) Prices adjusted for the 100% stock dividend in the form of a 2 for 1 stock split effective March 12, 1993 for all stockholders of record as of the close of business on February 26, 1993.

(2) Through April ___, 1995.








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BLANK]







                       COMPARATIVE PER SHARE DATA

    The following table sets forth certain per-share information for both Fifth Third and Falls Financial on an historical basis and selected unaudited pro forma combined comparative per share data for Fifth Third and Falls Financial combined. The Merger is reflected under the pooling of interests method of accounting, and pro forma data are derived in accordance with such method. The Fall
Financial pro forma equivalent amounts are presented with respect to each set of pro forma information. Such amounts are computed by multiplying the pro forma amounts by the assumed Exchange Ratio of .5226 shares of Fifth Third Common Stock for each share of Falls Financial
Common Stock. The pro forma data prior to the Effective Time may not be indicative of the results that actually would have occurred if the Merger had been in effect during the periods presented or which may be attained in the future.

                            Fifth Third(1)          Falls
                                                    Financial


                       Pro Forma  Historical   Pro Forma(2)  Historical
                                                             Equivalent(3)
Net Income
Per Share

December 31, 1990        $1.96     $1.96        $0.85(4)       $1.02

December 31, 1991         2.30      2.33         1.66(4)        1.22

December 31, 1992         2.74      2.78         2.05(4)        1.45

December 31, 1993         3.22      3.31         2.17           1.73

December 31, 1994         3.72      3.78         1.79           1.98

Dividends Declared Per Share

December 31, 1990        $0.68      0.68        0.31(4)         0.36

December 31, 1991         0.78      0.78        0.36(4)         0.41

December 31, 1992         0.90      0.90        0.49(4)         0.47

December 31, 1993         1.02      1.02        0.58            0.53

December 31, 1994         1.20      1.20        0.63            0.63

 Book Value Per Share

December 31, 1994         $21.62    $21.85      $16.96        $11.42


Market Value Per Share
on December 9, 1994(5)    $47.00    $47.00      $23.00        $24.56



(1) This financial information has been restated for the acquisition of The Cumberland Federal Bancorporation, Inc., completed August
26, 1994 and accounted for as a pooling of interests transaction.

(2) Prices adjusted for the 100% stock dividend in the form of a 2 for 1 stock split, effective March 12, 1993 for all stockholders of record as of the close of business on February 26, 1993.

(3) Pro forma information is based on an assumed Applicable Market
Value Per Share of Fifth Third Common Stock of $47.00 and an assumed
Exchange Ratio of .5226 shares of Fifth Third Common Stock for each share of Falls Financial Common Stock in connection with the Merger of Falls
Financial with and into Fifth Third.  See "TERMS AND CONDITIONS OF THE
PROPOSED MERGER - Exchange Ratio" for further information.

(4) Prices adjusted for the 2 for 1 stock split effected in the form of a 100% stock dividend paid March 12, 1993 to all stockholders of record as of the close of business on February 26, 1993.

(5) December 9, 1994 was the last day of trading preceding the public announcement of the merger.

                        FALLS FINANCIAL, INC.
                         2335 Second Street
                     Cuyahoga Falls, Ohio  44222
                        (216) 929-0511

                             AND

                        FIFTH THIRD BANCORP
                        Fifth Third Center
                      Cincinnati, Ohio 45263
                          (513) 579-5300





                 PROXY STATEMENT AND PROSPECTUS


GENERAL INFORMATION

    This Proxy Statement and Prospectus is being furnished to the stockholders of Falls Financial, Inc. ("Falls Financial") in connection with the solicitation by the Board of Directors of Falls Financial of proxies to be used at a special meeting of stockholders (the "Special Meeting") to be held on May 24, 1995, at 10:00 a.m., Eastern Standard Time, at the John S. Knight Center, 77 East Mill Street, Akron, Ohio, and at any adjournments thereof. This Proxy Statement and Prospectus, a copy of both Falls Financial's and Fifth Third's 1994 Annual Report to Stockholders and the enclosed form of proxy are first being sent to stockholders of Falls Financial on or about April ____, 1995.


                PURPOSES OF THE SPECIAL MEETING

    At the Special Meeting, stockholders of Falls Financial will be asked to approve an Affiliation Agreement and related Plan and Agreement of Merger, dated as of December 12, 1994 between Fifth Third Bancorp ("Fifth Third") and Falls Financial (the "Affiliation Agreement" and the "Merger Agreement", respectively). Pursuant to the Affiliation Agreement and the Merger Agreement, Falls Financial will merge into Fifth Third (the "Merger"). See "TERMS AND CONDITIONS OF THE PROPOSED MERGER" below.


Proposal to Merge Falls Financial into Fifth Third

   Pursuant to the Affiliation Agreement and the Merger Agreement, each stockholder of Falls Financial shall receive for each share of Falls Financial Common Stock, $0.01 par value per share ("Falls Financial Common Stock") which such stockholder holds at the effective time of the Merger (the "Effective Time"), .5226 of a share of Fifth Third Common Stock, no par value per share ("Fifth Third Common Stock") (the "Exchange Ratio") subject to adjustment depending upon the "Applicable Market Value Per Share of Fifth Third Common Stock." The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the Nasdaq National Market for the twenty trading days ending on the fifth trading day prior to the Effective Time. If the Applicable Market Value Per Share of Fifth Third Common Stock is not less than $42.30 or not more than $51.70, then there shall be no adjustment to the Exchange Ratio. If the Applicable Market Value Per Share of Fifth Third Common Stock exceeds $51.70, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock will be converted into the right to receive a fraction (expressed in decimal figures carried out to four (4) places) of a share of Fifth Third Common Stock determined by dividing $27.02 by the Applicable Market Value Per Share of Fifth Third Common Stock. Similarly, if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $42.30, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried to four (4) places) of a share of Fifth Third Common Stock determined by dividing $22.11 by the Applicable Market Value Per Share of Fifth Third Common Stock. The Exchange Ratio shall be adjusted so as to give the Falls Financial stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time. The Affiliation Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time
(i) by Falls Financial if the Applicable Market Value Per Share of Fifth Third Common Stock is $56.40 or greater, and (ii) by Fifth Third if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.60 or less. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Exchange Ratio" below.

Recommendation

    Falls Financial's Board of Directors has unanimously approved the Affiliation Agreement and the Merger Agreement and the transactions contemplated thereby and recommends approval thereof by the stockholders of Falls Financial. Falls Financial's Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Falls Financial and its stockholders.

FALLS FINANCIAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AFFILIATION AGREEMENT AND THE MERGER
AGREEMENT.

Vote Required; Shares Entitled to Vote

   The presence in person or by proxy of the holders of a majority of the outstanding shares of Falls Financial Common Stock will constitute a quorum for the transaction of business at the Special Meeting. APPROVAL OF THE MERGER WILL REQUIRE THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF FALLS FINANCIAL COMMON STOCK ENTITLED TO VOTE. Broker non-votes will not be treated as votes cast and, therefore, will have the same effect as a vote against the proposal. Holders of record of Falls Financial Common Stock at the close of business on April ____, 1995 (the "Record Date") are entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were __________ shares of Falls Financial Common Stock outstanding. Each share of Falls Financial Common Stock will be entitled to one vote.


Voting and Revocation of Proxies

    Shares represented by proxies properly signed and returned will be voted at the Special Meeting in accordance with the instructions thereon, unless revoked. If a proxy is signed and returned without voting instructions, the shares represented thereby will be voted FOR the approval of the Affiliation Agreement and the Merger Agreement, and at the discretion of the proxy holders as to any other matters which may properly come before the Special Meeting. Each proxy may be revoked at any time before it is exercised by submitting a later dated proxy, by attending the Special Meeting and voting in person, or by giving notice of revocation to Falls Financial in a writing addressed to and received by the Secretary of Falls Financial before the Special Meeting. A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any stockholder may attend the Special Meeting and vote in person whether or not such stockholder has previously given a proxy.

Solicitation of Proxies

   Following the mailing of proxy solicitation materials, directors, officers and employees of Falls Financial may solicit proxies by mail, telephone, telegraph and personal interviews. Falls Financial will bear the expense of proxy solicitation, including reimbursement of reasonable out-of-pocket expenses incurred by brokerage houses and other custodians, nominees and fiduciaries in forwarding proxy solicitation materials to the beneficial owners of stock held of record by such persons.






      [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]


 TERMS AND CONDITIONS OF THE PROPOSED MERGER

    The following description contains, among other information, summaries of certain provisions of the Affiliation Agreement and the Merger Agreement and is qualified in its entirety by reference to the full text thereof, copies of which are appended as Annex A and Annex B, respectively, to this Proxy Statement and Prospectus and are incorporated herein by reference.

Background of and Reasons for the Merger

   During the first half of 1994, the Board of Directors of Falls Financial, with the assistance of McDonald and Company Securities, Inc. ("McDonald and Company"), considered several alternative strategies for enhancing stockholder value including the options of remaining as an independent entity or combining with another financial institution. In June, 1994, McDonald and Company presented an analysis of Falls Financial's strategic alternatives and its recommendations to the Merger and Acquisitions Committee of the Board of Directors. Then, in September, 1994, the Board met to assess Falls Financial's future prospects. At that time, the directors again reviewed the recent problems that have confronted the thrift industry in general, including increasing regulation, interest rate risk, the prospect of disproportionate deposit insurance premiums relative to those paid by banks and the effects of continuing consolidation in the industry. While Falls Financial has always been well-capitalized and consistently profitable, the Board was fully aware of the uncertainty that continues to affect the heavily-regulated thrift industry. The Board also reviewed the prevailing market for the acquisition of thrift institutions, knowing that attractive premiums had been paid in recent transactions.

   In light of these various factors, the Board of Directors decided that the opportunities for increased stockholder value as an independent entity were limited and, accordingly, chose to investigate the possibility of a sale of Falls Financial. The Board also determined that it would be in the best interests of Falls Financial's stockholders to retain an investment banker to assist Falls Financial in identifying, evaluating and negotiating with potential acquirors. Based upon its expertise and experience in financial institution mergers and acquisitions, the Board of Directors elected to retain the services of McDonald and Company.

  In consultation with McDonald and Company, the directors evaluated whether the timing was appropriate for a sale of Falls Financial and ultimately concluded that it was a prudent time to pursue such a transaction. With McDonald and Company's assistance, the Mergers and Acquisitions Committee initially identified a number of thrift and bank holding companies that might have an interest in Falls Financial. After preliminary contact by McDonald and Company, the entities which expressed an interest in Falls Financial executed confidentiality agreements pursuant to which they received certain financial information and other data relating to Falls Financial.

   A date was established by which each of the interested companies was to submit an indication of interest to McDonald and Company. The Mergers and Acquisitions Committee, with analysis prepared by McDonald and Company, carefully evaluated the six (6) indications of interest and invited three (3) prospective acquirors to conduct a due diligence review of Falls Financial.

   At the conclusion of the due diligence process, two (2) of the three (3) remaining prospective acquirors submitted proposals outlining the terms and conditions upon which each respective entity would undertake an acquisition of Falls Financial. In both instances, the proposals involved tax-free mergers and the consideration was all stock. In addition to the proposed value of the consideration, the directors also evaluated numerous factors relative to the ultimate value of the consideration to be received by the Falls Financial stockholders, including each potential acquiror's historical and prospective earnings, the pro forma financial impact and earnings per share dilution, if any, of acquiring Falls Financial, each entity's ability to achieve cost savings through economies of scale and consolidation of operations, the record of successfully consolidating institutions in prior acquisitions, the pro forma impact on the stockholders of Falls Financial with respect to earnings and dividends per share, the liquidity of the acquiror's stock, the benefits of a combination with a larger financial institution and other relevant factors. After thoroughly discussing and evaluating all of the pertinent considerations, the Board determined that an affiliation with Fifth Third presented the best opportunity for Falls Financial's stockholders.

   In its offer to Falls Financial, Fifth Third proposed that the exchange ratio to determine the number of shares of Fifth Third Common Stock to be received in exchange for each share of Falls Financial Common Stock would be fixed at the time a definitive agreement was signed. The directors carefully considered the advantages and disadvantages of establishing an exchange ratio at the time the Merger Agreement was executed, it being understood that once a fixed exchange ratio was agreed upon, the ultimate value of the Fifth Third Common Stock to be received by Falls Financial stockholders could fluctuate in the period between the signing of the agreement and the consummation of the Merger. After carefully considering the risks attendant to a fixed exchange ratio, the directors determined that using a fixed exchange ratio with collar and walkaway provisions would be in the best interests of Falls Financial's stockholders. Fifth Third agreed to structure the transaction accordingly.

   Once the basic structure of the transaction had been agreed upon, representatives and management of Falls Financial and Fifth Third negotiated the terms and conditions of the Affiliation Agreement and the Merger Agreement. The Board of Directors of Falls Financial then held a special meeting on December 10 and 11, 1994 to review, discuss, and approve the Affiliation Agreement and the Merger Agreement. The Board of Directors, together with its financial and legal advisors, reviewed in detail the terms of both agreements with Fifth Third. On December 11, 1994, McDonald and Company delivered its oral opinion to Falls Financial's Board of Directors that, as of such date, the Exchange Ratio was fair to the holders of Falls Financial Common Stock from a financial point of view. The Board of Directors then unanimously approved the Affiliation Agreement and the Merger Agreement and the transactions contemplated thereby. The Affiliation Agreement and Merger Agreement were subsequently executed and announced on December 12, 1994.

   Fifth Third's primary reason for consummating the Merger is to further a long range commitment of realigning and expanding its branch system to better meet and satisfy the needs of its customers, including those in Falls Financial's service area.

    All of the members of Falls Financials Board of Directors have indicated their intention to vote their shares of Falls Financial Common Stock in favor of the Merger. As of December 31, 1994, such individuals beneficially owned 306,628 shares, or approximately 10.18% of the outstanding shares of Falls Financial Common Stock.

   THE BOARD OF DIRECTORS OF FALLS FINANCIAL HAS UNANIMOUSLY
APPROVED THE MERGER AND RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE AFFILIATION AGREEMENT AND THE MERGER AGREEMENT.


Opinion of McDonald and Company Securities, Inc.

   Falls Financial retained McDonald and Company as its financial advisor in connection with the Merger, and requested that McDonald and Company render an opinion to the Board of Directors with respect to the fairness, from a financial point of view, of the Exchange Ratio, to the holders of Falls Financial Common Stock. At the meeting of Falls Financial's Board of Directors on December 11, 1994, the Affiliation Agreement and the Merger Agreement were approved. At such meeting, McDonald and Company rendered its oral opinion to the Falls Financial Board of Directors, which it subsequently confirmed in writing, to the effect that, as of that date, the Exchange Ratio was fair, from a financial point of view, to the holders of Falls Financial Common Stock. In addition, McDonald and Company updated its December 11, 1994 opinion as of the date of this Proxy Statement and Prospectus stating that, as of the date of this Proxy Statement and Prospectus, the Exchange Ratio was fair, from a financial point of view, to the holders of Falls Financial Common Stock. The updated opinion is attached as Annex C to this Proxy Statement and Prospectus

  THE OPINION OF MCDONALD and COMPANY INCLUDES CERTAIN QUALIFICATIONS AND ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN. THE SUMMARY AND DESCRIPTION OF THE OPINION OF MCDONALD and COMPANY CONTAINED HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, AND IT IS RECOMMENDED THAT HOLDERS OF FALLS FINANCIAL COMMON STOCK READ SUCH OPINION IN ITS ENTIRETY. MCDONALD and COMPANY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF FALLS FINANCIAL ONLY AND ADDRESSES ONLY THE EXCHANGE RATIO. SUCH OPINION SHOULD NOT BE CONSTRUED BY HOLDERS OF FALLS FINANCIAL COMMON STOCK AS A RECOMMENDATION OF THE MANNER IN WHICH SUCH HOLDERS SHOULD VOTE.

   In arriving at its December 11, 1994 opinion, McDonald and Company reviewed, among other things, the Affiliation Agreement, the Merger Agreement and certain related documents (including all schedules and exhibits), certain publicly available information relating to the business, financial condition and operations of Falls Financial and Fifth Third, as well as certain other non-public information, primarily financial in nature, furnished to it by Falls Financial and Fifth Third relating to their respective businesses, earnings and assets. In addition, Falls Financial furnished McDonald and Company with certain financial forecasts relating to its operations. McDonald and Company also reviewed Institutional Brokers Estimate System ("IBES") consensus earnings estimates for Fifth Third. With respect to the financial forecasts provided by Falls Financial, McDonald and Company assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management. Fifth Third has informed McDonald and Company that, as a matter of policy, it neither provides financial forecasts to third parties nor comments on financial forecasts or projections developed by third parties. Therefore, with respect to IBES consensus earnings estimates relating to Fifth Third, McDonald and Company assumed that such estimates reflect the best judgments of qualified third parties with full knowledge of all information relating to Fifth Third's results of operations, financial condition and business that has been disclosed to the public by Fifth Third, whether in its reports and other filings with the SEC under applicable provisions of the federal securities laws, in its press releases or other communications to the media, or otherwise. McDonald and Company also reviewed certain publicly available information concerning the trading of, and the trading market for, Falls Financial Common Stock and Fifth Third Common Stock and certain publicly available information concerning comparable companies and transactions, all as more fully set forth in McDonald and Company's opinion. In rendering its opinion, McDonald and Company also took into account its assessment of general economic, market and financial conditions.

   McDonald and Company was not engaged to and has not conducted a physical inspection of any of the properties or assets of Falls Financial or Fifth Third and was not engaged to and has not made, obtained or been furnished with any independent evaluation or appraisals of any properties, assets or liabilities of Falls Financial or Fifth Third. McDonald and Company has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of Falls Financial and Fifth Third made pursuant to the Affiliation Agreement and the Merger Agreement, and has not independently attempted to verify any of such information. McDonald and Company also has assumed that all of the conditions to the Merger and covenants as set forth in the Affiliation Agreement and the Merger Agreement, including the tax-free treatment of the Merger to the holders of Falls Financial Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Affiliation Agreement and the Merger Agreement. No limitations were imposed by Falls Financial upon McDonald and Company or upon the scope of its investigation, nor were any specific instructions given to McDonald and Company in connection with its fairness opinion. McDonald and Company did not determine or recommend the Exchange Ratio and did not address Falls Financial's business decision to effect the Merger or any other terms of the Merger.

  In connection with its opinion dated as of the date of this Proxy Statement and Prospectus, McDonald and Company performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

   McDonald and Company, as part of its investment banking business, is customarily engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. McDonald and Company was retained by Falls Financial based upon, among other things, McDonald and Company's industry expertise with respect to financial institutions and because of its substantial experience in transactions similar to the Merger. McDonald and Company is not affiliated with either Falls Financial or Fifth Third.

   In the ordinary course of business, McDonald and Company makes a market in Falls Financial Common Stock and Fifth Third Common Stock and may actively trade the securities of Falls Financial and Fifth Third for its own account and for the accounts of its customers. Accordingly, at any time McDonald and Company may hold a long or short position in such securities. In addition, McDonald and Company from time to time has provided investment banking services to Falls Financial and may provide such services to Fifth Third in the future.

   For its services as financial advisor, including the rendering of its fairness opinion, Falls Financial has paid McDonald and Company a retainer of $40,000 and a fee of $100,000 upon the execution of the Affiliation Agreement and the Merger Agreement. Assuming consummation of the Merger as of April ____, 1995, McDonald and Company would have received additional payments of approximately $_____________, $100,000 of which would have been due upon stockholder approval and the remainder due upon consummation of the Merger. Falls Financial has also agreed to indemnify McDonald and Company against certain liabilities, including certain liabilities under the federal securities laws.

Effective Time

   The Effective Time of the Merger will occur on the last business day of the month in which all conditions precedent contained in the Affiliation Agreement have been met or waived, including the expiration of all applicable waiting periods. It is anticipated that the Merger will be consummated in July, 1995, although no assurance can be given in this regard. Falls Financial and Fifth Third each will have the right, but not the obligation, to terminate the Affiliation Agreement if the Effective Time does not occur on or before August 31, 1995, unless the failure to consummate is related to the action or non-action of any regulatory authority and is not directly related to either Fifth Third's or Falls Financial's breach of their respective obligations, then on or before October 31, 1995.

   Fifth Third also wishes to consummate the transactions described in the next paragraph ("Related Transactions") simultaneously with the Merger. The Affiliation Agreement, however, does not require this timing and states that the Related Transactions are independent of the Merger. Consequently, the consummation of the Merger is not contingent on the regulatory approval and consummation of the Related Transactions. The Merger will be consummated whether or not the Related Transactions are so approved or consummated.

   In the Related Transactions, Fifth Third plans to (i) have Fifth Third Bank of Northeastern Ohio ("Fifth Third Northeastern"), a newly-formed and wholly-owned subsidiary of Fifth Third, purchase substantially all of the assets and assume substantially all of the liabilities of Falls Savings Bank ("Purchase and Assumption"), (ii) maintain certain assets and certain liabilities which remain after the Purchase and Assumption in Falls Savings Bank, which will be renamed Fifth Third Savings Bank of Northern Ohio, F.S.B., (iii) move Fifth Third Savings Bank of Northern Ohio, F.S.B.'s (formerly Falls Savings Bank) main office to the current location of its South Water Street branch located in Kent, Portage County, Ohio, and (iv) have Fifth Third Savings Bank of Northern Ohio, F.S.B. pay a dividend of approximately $19 million to Fifth Third, which will, in turn be contributed to Fifth Third Bank of Northeastern Ohio.

   Prior to the Effective Time, Falls Financial will dissolve all of its direct or indirect subsidiaries other than Falls Savings
Bank.

Conversion of Shares of Falls Financial Common Stock

   Each share of Falls Financial Common Stock (excluding treasury shares) which is issued and outstanding immediately prior to the Effective Time will be converted at the Effective Time into Fifth Third Common Stock and cash in lieu of any fractional shares of Fifth Third Common Stock. See "Exchange Ratio" below.

   The Exchange Ratio shall be adjusted so as to give Falls Financial stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivision of Fifth Third Common Stock effected between the date of the Affiliation Agreement and the Effective Time.

Exchange Ratio

    At the Effective Time, each of the shares of Falls Financial Common Stock (excluding treasury shares) then issued and outstanding shall be converted by virtue of the Merger and without further action into .5226 of a share of Fifth Third Common Stock (the "Exchange Ratio") subject to adjustment depending upon the "Applicable Market Value Per Share of Fifth Third Common Stock." The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the Nasdaq National Market for the twenty trading days ending on the fifth trading day prior to the Effective Time. If the Applicable Market Value Per Share of Fifth Third Common Stock is not less than $42.30 or not more than $51.70, then there shall be no adjustment to the Exchange Ratio. If the Applicable Market Value Per Share of Fifth Third Common Stock exceeds $51.70, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock will be converted into the right to receive a fraction (expressed in decimal figures carried out to four (4) places) of a share of Fifth Third Common Stock determined by dividing $27.02 by the Applicable Market Value Per Share of Fifth Third Common Stock. Similarly, if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $42.30, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Financial Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried to four (4) places) of a share of Fifth Third Common Stock determined by dividing $22.11 by the Applicable Market Value Per Share of Fifth Third Common Stock. The Exchange Ratio shall be adjusted so as to give the Falls Financial stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time.
The Affiliation Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by Falls Financial if the Applicable Market Value Per Share of Fifth Third Common Stock is $56.40 or greater, and (ii) by Fifth Third if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.60 or less.

   Certificates representing shares of Fifth Third Common Stock will be distributed to Falls Financial stockholders upon the surrender of their certificates for shares of Falls Financial
Common Stock to Fifth Third.


Stock Options and Stock Option Plan

   As of December 31, 1994, there were outstanding options to purchase 143,806 shares of Falls Financial Common Stock held by certain directors and officers of Falls Financial and Falls Savings Bank pursuant to the Falls Financial 1989 Stock Option and Incentive Plan (the "Stock Option Plan"), all of which are either presently exercisable or exercisable on approval of the Merger by Falls Financial's stockholders.

    Pursuant to the Affiliation Agreement, all options granted under the Stock Option Plan shall continue outstanding as an option to purchase in place of the purchase of shares of Falls Financial Common Stock, the number of shares (rounded up to the nearest whole shares) of Fifth Third Common Stock that would have been received by the optionee in the Merger had the option been exercised in full for shares of Falls Financial Common Stock immediately prior to the Effective Time in the manner set forth in the Affiliation Agreement. In the event, prior to the Effective Time, of any reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of Fifth Third Common Stock or in case of any consolidation or merger of Fifth Third with or into any other corporation, or in the case of any sale or transfer of all or substantially all of Fifth Third's assets, then, the rights of the optionees under the Stock Option Plan will be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction.

No Fractional Shares

    Only whole shares of Fifth Third Common Stock will be issued in connection with the Merger. In lieu of fractional shares, each stockholder of Falls Financial Common Stock otherwise entitled to a fractional share of Fifth Third Common Stock will be paid in cash in an amount equal to the amount of such fraction multiplied by the Applicable Market Value Per Share of Fifth Third Common Stock. No such stockholder will be entitled to dividends, voting rights or other rights in respect of any such fractional share.

Exchange of Certificates

    After the Effective Time, holders of certificates previously representing shares of Falls Financial Common Stock will cease to have any rights as stockholders of Falls Financial and their sole rights will pertain to the shares of Fifth Third Common Stock into which their shares of Falls Financial Common Stock will have been converted pursuant to the Merger Agreement. As soon as practicable after the Effective Time, Fifth Third will send to each former Falls Financial stockholder a letter of transmittal for use in submitting to Fifth Third (the "Exchange Agent") certificates (or with instructions for handling lost Falls Financial stock certificates) formerly representing shares of Falls Financial Common Stock to be exchanged for certificates representing Fifth Third Common Stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third Common Stock) which the former stockholders of Falls Financial are entitled to receive as a result of the Merger. Stockholders who become holders of Fifth Third Common Stock in the Merger will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third Common Stock following the Effective Time until they have surrendered and exchanged their certificates evidencing ownership of shares of Falls Financial Common Stock.
Any dividends payable on Fifth Third Common Stock after the Effective Time will be paid to the Exchange Agent and, upon receipt of the certificates representing shares of Falls Financial Common Stock, the Exchange Agent will forward to Falls Financial stockholders (i) certificates representing their shares of Fifth Third Common Stock, (ii) dividends declared thereon subsequent to the Effective Time (without interest) and (iii) the cash value of any fractional shares (without interest). FALLS FINANCIAL'S STOCKHOLDERS ARE REQUESTED NOT TO SUBMIT STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

   At the Effective Time, the stock transfer books of Falls Financial will be closed and no transfer of Falls Financial Common Stock will thereafter be made on such books. If a certificate formerly representing shares of Falls Financial Common Stock is presented to Falls Financial or Fifth Third, it will be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Fifth Third Common Stock.

Federal Income Tax Consequences

   Pursuant to the terms of the Affiliation Agreement, Falls Financial will receive the Opinion of Dinsmore and Shohl, counsel to Fifth Third, dated the Effective Time, describing the material federal income tax consequences of the Merger. The following discussion summarizes the material federal income tax consequences of the Merger to Falls Financial stockholders.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW NECESSARILY IS NOT SPECIFIC TO THE SITUATION OF A PARTICULAR STOCKHOLDER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH OF FALLS FINANCIAL'S STOCKHOLDERS SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

   The federal income tax consequences to any of Falls Financial's stockholders depend upon (i) the form of consideration received in exchange for the shares of Falls Financial Common Stock actually owned by him or her, and (ii) in the case of any of Falls Financial's stockholders receiving cash, or a combination of cash and Fifth Third Common Stock, the type of consideration received in exchange for shares of Falls Financial Common Stock deemed to be constructively owned by him or her under Section 318(a) of the Internal Revenue Code of 1986, as amended (the "Code"), if any. Generally, under Section 318(a), a stockholder is deemed to constructively own shares owned directly or indirectly by certain related individuals (including spouses, children, grandchildren and parents) or by certain related entities (including partnerships, trusts, estates and corporations in which the stockholder owns, directly or indirectly, 50% or more in value of the stock). Under
Section 318(a), if any person has an option to acquire stock, such stock is considered as owned by such person.

Falls Financial Stockholders Receiving Solely Fifth Third Common Stock. A Falls Financial stockholder who receives solely Fifth Third Common Stock in exchange for all shares of Falls Financial Common Stock actually owned by him or her will not recognize any gain or loss upon such exchange. The tax basis of the Fifth Third Common Stock received in such exchange will be equal to the basis of the shares of Falls Financial Common Stock surrendered and, provided the shares of Falls Financial Common Stock surrendered were held as capital assets at the time of such exchange, the holding period of the Fifth Third Common Stock received will include the holding period of the shares of Falls Financial Common Stock surrendered.

  Falls Financial Stockholders Receiving Solely Cash. If all the shares of Falls Financial Common Stock actually owned and deemed to be constructively owned under Code Section 318(a) by a Falls Financial stockholder are exchanged solely for cash upon the exercise of dissenters' rights, such Falls Financial stockholder will recognize capital gain or loss (provided he or she held the shares actually owned by him or her as capital assets at the time of the exchange) measured by the difference between such stockholder's tax basis in the shares of Falls Financial Stock actually owned by him or her and the amount of cash received by him or her in exchange for such shares.

  If a Falls Financial stockholder exchanges all the shares of Falls Financial Common Stock actually owned by him or her solely for cash upon the exercise of dissenters' rights but shares of Falls Financial Stock constructively owned by him or her under Code
Section 318(a) are exchanged in whole or in part for Fifth Third Common Stock, then the tax consequences to such stockholder will be determined under Code Section 302 which deals with redemptions.
Section 302 contains three tests that are relevant in this context to determine whether a redemption is taxed as ordinary income or as a capital gain or loss (provided that the shares were held as capital assets at the time of the exchange). Under Section 302, a redemption to the extent of available undistributed earnings and profits, is treated as a dividend resulting in ordinary income unless it (1) is "not essentially equivalent to a dividend"; (2) is "substantially disproportionate" with respect to the stockholder; or (3) completely terminates the stockholder's interest. If one of those tests is satisfied, capital gain or loss recognized will be measured by the difference between the amount of cash received by the stockholder in exchange for the shares of Falls Financial Common Stock actually owned by him or her and his or her tax basis in those shares. If none of the tests is satisfied, the stockholder will be treated as having received dividend income equal to the amount of cash received (without deduction for such stockholder's tax basis in the Falls Financial shares).

   Whether the transaction will be "not essentially equivalent to a dividend" with respect to a Falls Financial stockholder depends upon the particular circumstances applicable to such stockholder, there being no precise mathematical formula whereby it is possible to assure satisfaction of this test. On the other hand, the "substantially disproportionate" test is a mathematical test. The transaction will be "substantially disproportionate" with respect to a Falls Financial stockholder if:

   (i) his or her percentage ownership of Fifth Third Common Stock after the Merger (considering shares actually and constructively owned) is less than 50% of all Fifth Third Stock and less than 80% of

   (ii) his or her hypothetical percentage ownership of the total number of shares of Fifth Third Common Stock immediately after the Merger if all of the Falls Financial Common Stock had been exchanged for Fifth Third Common Stock (considering shares actually and constructively owned).

   The third test is the complete termination of interest, which only can be satisfied if all the Falls Financial shares actually and constructively owned by a Falls Financial stockholder are exchanged solely for cash upon the exercise of dissenters' rights, except that Code Section 302 sets forth a procedure, which, under certain circumstances, allows a waiver of the constructive ownership rules as they apply to family members.

   Under the rules of Section 302, a Falls Financial stockholder who receives cash or exercises dissenters' rights for any Falls Financial shares actually owned by him or her risks having such amounts treated as a dividend rather than as capital gains if any shares of Falls Financial Common Stock constructively owned by him or her are exchanged in whole or in part for Fifth Third Common Stock, the substantially disproportionate test is not met, and the stockholder cannot or does not waive constructive ownership of the shares held by others but which are attributed to him or her.

  Cash Received in Lieu of Fractional Shares. No fractional shares of Fifth Third Common Stock will be issued pursuant to the Merger Agreement. A stockholder of Falls Financial who receives cash in lieu of a fractional share will be treated as having received such fractional share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code. The circumstances under which cash is being issued in lieu of a fractional share interest appear to satisfy the Internal Revenue Service ruling guidelines under which the receipt of such cash will qualify for capital gain or loss treatment (provided such fractional interest is held as a capital asset at the time of such exchange).

   Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by specific matters not common to all stockholders, it is recommended that Falls Financial stockholders consult their personal tax advisors concerning the consequences of the Merger to them, including the consequences of the application of state and local tax laws, if any.

Accounting Treatment

   Consummation of the Merger is conditioned upon receipt by Fifth Third of a letter from Fifth Third's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment.

   Under pooling of interests accounting, as of the Effective Time, the assets and liabilities of Falls Financial will be added to those of Fifth Third at their recorded book values and the stockholders' equity account of Falls Financial will be included on Fifth Third's consolidated balance sheet.

Rights of Dissenting Stockholders

    Pursuant to Section 262 of the General Corporation Law of Delaware ("Section 262"), a copy of which is attached to this Proxy Statement and Prospectus as Annex D, a stockholder of Falls Financial may dissent from the proposed corporate action to approve the Affiliation Agreement and Merger Agreement and receive the right to an appraisal of such stockholder's shares. Upon compliance with the requirements of such section, a dissenting stockholder will be entitled to receive payment of the fair value of his or her shares in accordance with the procedures and subject to the conditions set forth therein. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. This discussion and Annex D should be reviewed carefully by any stockholder who wishes to preserve the right of appraisal because failure to comply with the procedures set forth herein and therein will result in the loss of appraisal rights.

   If the Merger is consummated, dissenting stockholders (defined below) of Falls Financial will be entitled, if they comply with the provisions of Section 262, to have the fair value of their shares judicially determined and paid to them. Falls Financial is required to notify each stockholder entitled to dissenters' rights that such rights are available, not less than 20 days prior to the Special Meeting, and include in such notice a copy of Section 262, which is attached to this Proxy Statement and Prospectus as Annex
D. Any stockholder of Falls Financial intending to enforce his/her dissenters' rights under Section 262 must object in writing to the adoption of the Affiliation Agreement and Merger Agreement prior to the Special Meeting, or at the Special Meeting but before the vote on the Affiliation Agreement and Merger Agreement, by filing with the Secretary of Falls Financial a written objection to the Merger ("a notice of election to dissent"), identifying himself/herself and stating that he/she intends thereby to demand appraisal of his/her shares. A vote against, or a direction in a proxy to vote against, the Merger will not in itself constitute a notice of election to dissent and will not preserve the stockholder's rights to a judicially determined payment for his/her shares (his/her "appraisal rights"). If the Merger is approved and adopted at the Special Meeting, within 10 days after the Effective Time, Falls Financial must give written notice that the Merger has become effective to each stockholder who has timely filed a notice of election to dissent and who has not voted in favor of the Merger (a "dissenting stockholder"). A stockholder's vote in favor of the Merger will waive his/her appraisal rights. However, a stockholder's failure to vote on the Merger will not in itself be a waiver of his/her appraisal rights if he/she has filed a timely notice of election to dissent.

    A notice of election to dissent may be withdrawn by a dissenting stockholder at any time within 60 days after the Effective Time; upon such withdrawal the dissenting stockholder will be entitled to receive the same consideration received by the other Falls Financial stockholders. If (i) a dissenting stockholder timely withdraws his/her notice of election to dissent,
(ii) Falls Financial stockholders do not approve the Merger, (iii) a court of competent jurisdiction determines that the dissenting stockholder is not entitled to payment for his/her shares, (iv) no petition for an appraisal is filed within the time period discussed below, or (v) a dissenting stockholder otherwise loses his/her appraisal rights, then such stockholder will be reinstated to any rights other Falls Financial stockholders then have.

   Upon consummation of the Merger, each dissenting stockholder will cease to have any rights of a stockholder except the right to be paid the fair value of his/her shares and the right to receive payments of dividends or other distributions, if any, payable to stockholders of record prior to the Effective Time and any other rights under Section 262.

   Within 120 days after the Effective Time a dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all dissenting stockholders. In addition, a dissenting stockholder is entitled, during such time period, to request from Falls Financial a statement as to the number of dissenting stockholders from whom Falls Financial has received a demand for appraisal and the number of shares of Common Stock held by such stockholders. Falls Financial must furnish the statement within 10 days after receipt of the request therefor. Falls Financial must, within 20 days after the filing with the Court of Chancery described above, file with the Register in Chancery a verified list of the names and addresses of all dissenting stockholders. The Court may then order that all of the individuals on that list be notified of the time and place of the hearing on the petition.

  At the hearing on the petition, the Court will determine the stockholders who have complied with Section 262 and have become entitled to appraisal rights and will determine the value of shares of Falls Financial Common Stock based on all relevant factors, exclusive of any element of value attributable to the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Court may require all dissenting stockholders to submit their certificates for Falls Financial Common Stock to the Register in Chancery for notation as to the pendency of the appraisal proceeding with respect to such shares. If any dissenting stockholder fails to submit his/her certificates, the Court may dismiss the proceedings as to such stockholder.

   Upon conclusion of the proceeding, the Court will direct Falls
Financial to pay the fair value of the shares, together with interest, if any, to the stockholders entitled thereto, upon surrender of the certificates representing their shares. The costs of the proceeding may be determined by the Court and divided among the parties as the Court deems equitable.

   Stockholders wishing to exercise their appraisal rights should consult their own counsel.

Conduct Pending Merger; Representations and Warranties

   Falls Financial has agreed, among other things, that prior to the Effective Time it will carry on its business in the ordinary course. Falls Financial has agreed to give Fifth Third and Fifth Third's representatives reasonable access during business hours to its facilities and personnel. Falls Financial has further agreed that, without Fifth Third's prior written consent, it will not, among other things: make any changes in its capital or corporate structure; issue any additional shares of Falls Financial Common Stock, except upon exercise of any presently outstanding stock options; issue any securities of any kind; or make any material changes in its method of business operations. Falls Financial also has agreed not to make or become obligated to make any capital expenditures in excess of $25,000, nor may it make or renew any agreement for services to be provided to Falls Financial or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $25,000, without Fifth Third's prior written consent. Falls Financial also has agreed not to: declare or pay any cash dividends on its stock other than normal and customary cash dividends paid in amounts and at times Falls Financial historically has paid them; pay any stock dividends or make any other distributions on its stock; and provide any increases in employee salaries or benefits other than in the ordinary course of business, consistent with past practices.

   Fifth Third and Falls Financial also have made numerous representations and warranties to each other with respect to financial and other matters. These include, without limitation, representations and warranties to the effect that both Fifth Third and Falls Financial have the corporate power and authorization to enter into the proposed transaction, that each will have provided the other with financial statements, and that Fifth Third has enough authorized Fifth Third Common Stock with which to accomplish the proposed transaction. No representations or warranties made by either Falls Financial or Fifth Third will survive beyond the Effective Time. Thereafter, neither Falls Financial, Fifth Third, nor any officer or director of either of them will have any liability or obligation with respect to such representations or warranties, with the exception of any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

Conditions to Closing

   The Affiliation Agreement and the Merger Agreement must be approved by the affirmative vote at least a majority of the outstanding shares of Falls Financial Common Stock entitled to vote. The Merger also must be approved in writing by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision ("OTS") and the Ohio Division of Banks, applications for which have been filed, and must comply with any applicable waiting periods. No assurance can be given that the required governmental approvals will be forthcoming.

   The obligations of Falls Financial and Fifth Third to consummate the Merger are also subject to receipt of an opinion of counsel to Fifth Third with respect to certain tax matters. See "TERMS AND
CONDITIONS OF THE PROPOSED MERGER - Federal Income Tax
Consequences".

   Fifth Third's and Falls Financial's obligations to consummate the Merger are further subject to various other conditions set forth in the Affiliation Agreement, including, but not limited to, the absence at the Effective Time of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the Affiliation Agreement and the Merger Agreement and both institutions having performed all of the obligations required of them under the Affiliation Agreement and the Merger Agreement.

   Fifth Third's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including but not limited to, the continuing truth and accuracy of all of the representations and warranties of Falls Financial, Falls Financial's performance of all of the obligations required of it under the Affiliation Agreement and the Merger Agreement, delivery by Falls Financial's counsel of a certain legal opinion addressed to Fifth Third, Falls Financial's obligation to take the appropriate actions to freeze its defined benefit and 401(k) plans, the receipt by Falls Financial of a favorable determination letter from the Internal Revenue Service that states that such plans satisfy all qualification requirements, and the aggregate amount of stockholders' equity of Falls Financial immediately prior to the Effective Time, as shown by and reflected on its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles consistently applied, being not less than $50,723,000 (its total stockholders' equity at September 30, 1994) less any adjustments under FAS No. 115 rules and regulations or adjustments made in anticipation of, or in connection with, the Merger. At December 31, 1994, Falls Financial's stockholders' equity was $50,461,000 as a result of adjustments under FAS No. 115 which are permitted by the Affiliation Agreement. Accordingly, Falls Financial continues to meet this requirement.

   Falls Financial's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including but not limited to, the continuing truth and accuracy of Fifth Third's representations and warranties, Fifth Third's performance of all of the obligations required of it under the Affiliation Agreement and the Merger Agreement, delivery by counsel employed by The Fifth Third Bank of a certain legal opinion addressed to Falls Financial, registration by Fifth Third of the shares of Fifth Third Common Stock to be issued to Falls Financial stockholders and the receipt of a fairness opinion from McDonald and Company dated as of the date of this Proxy Statement and Prospectus. The fairness opinion of McDonald and Company dated April ______, 1995 is attached to this Proxy Statement and Prospectus as Annex C.

Amendment; Waiver; Termination

   The Affiliation Agreement and the Merger Agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company's respective Board of Directors and without further approval of Falls Financial's stockholders, except that no amendment, modification or supplement may be effected without Falls Financial stockholder approval if to do so would violate any provisions of applicable law.

   The Affiliation Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice delivered by Fifth Third to Falls Financial or by Falls Financial to Fifth Third in the following instances: (1) by Fifth Third or Falls Financial if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the Affiliation Agreement and such misrepresentation, breach or failure to comply has not been cured within ten days of notice, provided the party in default has no right to terminate for its own default; (2) by Fifth Third or Falls Financial if the business or assets or financial condition of the other party have materially and adversely changed from that in existence at September 30, 1994, except for events relating to the business environment in general; (3) under certain circumstances by Fifth Third or Falls Financial if the Merger has not been consummated by August 31, 1995, unless the failure to consummate is related to the action or inaction of any regulatory authority whose approval of the Merger or for the registration of Fifth Third Common Stock is required, and provided such action or inaction is not directly related to either Fifth Third's or Falls Financial's breach of their respective obligations under the Affiliation Agreement, then on or before October 31, 1995; (4) by Fifth Third or Falls Financial if the holders of ten percent (10%) or more of the outstanding shares of Falls Financial Common Stock shall have perfected their rights as dissenting stockholders pursuant to
Section 262; (5) by Falls Financial if the Applicable Market Value Per Share of Fifth Third Common Stock is $56.40 or greater; (6) by Fifth Third if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.60 or less; (7) by the mutual written consent of Fifth Third and Falls Financial; or (8) automatically if Falls Financial stockholders fail to approve the Affiliation Agreement and the Merger Agreement.

Falls Financial shall pay Fifth Third a fee of $2.2 million promptly following termination of the Affiliation Agreement after the first to occur of any of the following events:

(i) (A) the stockholders of Falls Financial shall not have approved the Merger on or before October 31, 1995 if, prior thereto or the termination date of the Affiliation Agreement, whichever is earlier, Fifth Third is not in breach of its material obligations under the Affiliation Agreement or Merger Agreement, and (B) after any person (other than Fifth Third or any affiliate of Fifth Third or any person or entity acting in concert with Fifth Third or such affiliate (a "Fifth Third Entity")) shall have "commenced" (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) a tender offer or exchange offer to purchase shares of Falls Financial Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined below) or the right to acquire Beneficial Ownership of twenty-five percent (25%) or more of the voting power of Falls Financial and (b) within twelve (12) months after the earliest of the date of the Falls Financial stockholders' meeting at which the Merger is submitted for approval and voted upon, the date the Affiliation Agreement is terminated or October 31, 1995, any person (other than a Fifth Third Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Falls Financial, to acquire all or substantially all of Falls Financial's assets or stock, or to engage in a similar transaction;

(ii) (A) if, prior to the termination date of the Affiliation Agreement, Fifth Third is not in breach of its obligations under the Affiliation Agreement or Merger Agreement, and any person (other than a Fifth Third Entity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of twenty-five percent (25%) or more of the voting power of Falls Financial and (B) within twelve (12) months after the earliest of the date of the Falls Financial stockholders' meeting at which the Merger is submitted for approval and voted upon, the date the Affiliation Agreement is terminated or October 31, 1995, any person (other than a Fifth Third Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Falls Financial, to acquire all or substantially all of Falls Financial's assets or stock, or to engage in a similar transaction;

(iii) (A) the stockholders of Falls Financial shall not have approved the Merger on or before October 31, 1995, if, prior thereto or the termination date of this Agreement, whichever is earlier, Fifth Third is not in breach of its obligations under the Affiliation Agreement or Merger Agreement, and (B) subsequent to the date hereof any person (other than a Fifth Third Entity) shall have publicly announced a bona fide interest in (x) acquiring Falls Financial by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction or
(y) making an offer described in clause (i) above and in either such case, within twelve (12) months after the earlier of the date of the Falls Financial stockholders' meeting at which the Merger is submitted for approval and voted upon or October 31, 1995, such person (other than a Fifth Third Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Falls Financial, to acquire all or substantially all of Falls Financial's assets or stock, or to engage in a similar transaction;

(iv) (A) the stockholders of Falls Financial shall not have approved the Merger on or before October 31, 1995, if, prior thereto or the termination date of this Agreement, whichever is earlier, Fifth Third is not in breach of its obligations under the Affiliation Agreement or Merger Agreement, and (B) any person, with respect to Falls Financial Common Stock, shall have publicly solicited proxies or written consents or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the Merger and within twelve (12) months after the earlier of the date of the Falls Financial stockholders' meeting at which the Merger is submitted for approval and voted upon or October 31, 1995, such person (other than a Fifth Third Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Falls Financial, to acquire all or substantially all of Falls Financial's assets or stock, or to engage in a similar transaction;

(v) unless Fifth Third is in breach of its obligations under the Affiliation Agreement or Merger Agreement, the Board of Directors of Falls Financial, other than as required in the exercise of its fiduciary duties (as determined in good faith by such directors), fails to make, withdraws, or modifies in a manner adverse to Fifth Third, its recommendation that stockholders of Falls Financial vote to approve the Merger before the date of the Falls Financial stockholders' meeting at which the Merger is to be submitted for approval and voted upon and where Falls Financial has not terminated this Agreement pursuant to the provisions of Section VIII of the Affiliation Agreement; or

(vi) unless Fifth Third is in breach of its obligations under the Affiliation Agreement or Merger Agreement, at or prior to the Falls Financial stockholders' meeting at which the Merger is submitted for approval and voted upon or prior to the termination date of the Affiliation Agreement, whichever is earlier, a person (other than a Fifth Third Entity) enters into a written understanding in principle or an agreement to consolidate or merge with Falls Financial, to acquire all or substantially all of Falls Financial's assets or to engage in a similar transaction.

   As used in paragraphs (i) - (vi) above, Beneficial Ownership shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

Effect on Falls Financial Employees

   Fifth Third intends, but is not obligated, to employ at a Fifth Third subsidiary or affiliate as many of the employees of Falls Financial as possible. In this regard, upon consummation of the Merger, Fifth Third Bank of Northeastern Ohio will operate, except for the Kent branch, Falls Financial's existing offices as branches of Fifth Third Bank of Northeastern Ohio. Fifth Third Savings Bank of Northern Ohio, F.S.B. will operate such Kent branch as its main and sole office. In addition, Fifth Third Bank of Northeastern Ohio currently operates a number of existing bank branches in the Cleveland Metropolitan area. Each employee of Falls Financial who becomes an employee of Fifth Third or its subsidiaries subsequent to the Merger will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries on the same terms and to the same extent as similarly situated Fifth Third employees. Such employees shall receive credit for their period of service to Falls Financial for purposes of determining participation and vesting in all Fifth Third employee benefit plans, except for vesting in the Fifth Third Master Retirement Plan and the Fifth Third Master Profit Sharing Plan, but not for purposes of determining the benefits accrued thereunder. For purposes of determining vesting under the Fifth Third Master Retirement Plan and the Fifth Third Master Profit Sharing Plan, generally only those employees of Falls Savings Bank who participated in comparable plans sponsored by Falls Financial or Falls Savings Bank will receive credit for their period of service to Falls Savings Bank. The employees of Falls Savings Bank retained by Fifth Third after the Effective Time will be paid salaries by Fifth Third commensurate with the salary levels of comparable Fifth Third employees, subject, on an ongoing basis, to acceptable performance.

   Any employee whose employment is terminated by Fifth Third in connection with the Merger or within six months after the Closing Date or who voluntarily resigns after being notified by Fifth Third that, as a condition of employment, such employee must work at a location more than 50 miles from such employee's former location of employment or that such employee's salary or responsibilities will be materially changed in any case within six months after the Effective Time, shall be entitled to severance pay equal to, in the case of a salaried employee other than an officer, one week's pay for each year of service up to a maximum of twelve week's pay; in the case of an officer, one week's pay for each year of service up to a maximum of twenty-four (24) week's pay; and, in the case of an hourly employee, one weeks pay for each year of service up to a maximum of six (6) weeks pay, plus applicable COBRA benefits. Employees who leave of their own free will shall not be entitled to severance pay. Nothing contained in the Affiliation Agreement shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

Interests of Management

   Except as follows, it is not anticipated that Fifth Third will enter into employment agreements with any officers of Falls Financial in connection with the transactions contemplated by the Affiliation Agreement. In connection with the Merger, the employment contracts between Falls Savings Bank and James J. Little, Richard O'Donnell, Rodney W. Vargo, Wayne M. Rice and Margaret G. Wichman (the "Contract Officers") shall remain in effect through December 31, 1995, subject to the provisions of the Affiliation Agreement. Prior to the Effective Time, Fifth Third will consult with each of the Contract Officers with respect to whether Fifth Third will offer such Contract Officer employment with a Fifth Third affiliate, and if so, with respect to his or her position, title, duties, compensation levels and location of the facility to which he or she may be transferred. If the Contract Officer chooses not to accept such offer of Fifth Third or Fifth Third concludes not to offer such Contract Officer a position, such Contract Officer shall receive the severance amount set forth in such Contract Officer's respective employment contract and shall receive no other severance benefits otherwise provided in the Affiliation Agreement. In the event that such Contract Officer accepts the employment offered by Fifth Third, such Contract Officer shall become an at will employee of Fifth Third or such other affiliate and the respective contract shall terminate on the date of such employment. The officers and directors of Falls Financial will be provided certain directors' and officers' liability insurance protection for five years following the Effective Time. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER
- -
 Effect on Falls Financial Employees."

   The Affiliation Agreement provides that all provisions for indemnification and limitation of liability now existing in favor of the employees, agents, directors or officers of Falls Financial as provided by regulation or in its Certificate of Incorporation or Bylaws shall survive the Merger, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the Effective Time and for a period of five years thereafter, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the fifth anniversary of the Effective Time, until such matters are finally resolved. Fifth Third shall also purchase and keep in force for such five-year period directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Falls Financial's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, excluding claims pending or threatened against Falls Financial. In addition, for actions occurring after the Effective Time, Fifth Third shall provide to the officers and directors of Falls Financial who become officers and directors of any Fifth Third affiliate after consummation of the Merger, the same directors' and officers' liability insurance that is provided throughout the Fifth Third holding company system. Fifth Third agrees that all rights to indemnification existing in favor of officers and directors of Fifth Third affiliates shall be accorded to officers and directors of Falls Financial who become affiliated with any Fifth Third affiliate in such capacities after the Effective Time and that such indemnification will relate to covered actions or inactions prior to, as well as after, the Effective Time.

Effects of Merger

  Upon consummation of the Merger, Falls Financial will merge with and into Fifth Third and Falls Financial will cease to exist as a separate entity. In Related Transactions, Fifth Third plans to, simultaneously with the Merger: (i) have its wholly-owned subsidiary, Fifth Third Bank of Northeastern Ohio, purchase substantially all of the assets and assume substantially all of the liabilities of Falls Savings Bank (except certain assets and liabilities which will remain those of Falls Savings Bank); (ii) move Falls Savings Bank's main office to the current location of its Kent branch; (iii) change the name of Falls Savings Bank to Fifth Third Savings Bank of Northern Ohio, F.S.B.; and (iv) have Fifth Third Savings Bank of Northern Ohio, F.S.B. pay a dividend of approximately $19 million to Fifth Third which will, in turn, be contributed to Fifth Third Bank of Northeastern Ohio. The consummation of the Merger is not contingent upon the consummation of the Related Transactions.

   The Board of Directors of Fifth Third after the Merger is consummated will consist of all of the members of Fifth Third's Board of Directors who are in office at the Effective Time, each of whom will continue to serve as directors for the term for which such directors were elected, subject to its Code of Regulations and in accordance with law. The officers of Fifth Third after the Merger is consummated will be those officers of Fifth Third who are in office at the Effective Time, subject to its Code of Regulations and in accordance with law. In addition, three directors of Falls Financial agreeable to Fifth Third shall be appointed by Fifth Third Bank of Northeastern Ohio to serve on its Board of Directors.



Transactions With Affiliated Persons

   Pursuant to the Affiliation Agreement, Falls Savings Bank has entered into an agreement with Midwest Payment Systems, Inc. ("MPS"), a subsidiary of The Fifth Third Bank, Fifth Third's largest subsidiary bank, to convert all of its electronic funds transfer related services to MPS and the Jeanie system. Such agreement shall be effective at or prior to the Effective Time. Similarly, Falls Savings Bank will enter into an agreement with Fifth Third or an affiliate of Fifth Third which will provide for the transfer to such entity of the performance of any and all data processing services, including but not limited to, item processing and application processing. Such agreement shall be effective at the Effective Time.

             RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

    No restrictions on the sale, pledge, transfer or other disposition of the shares of Fifth Third Common Stock issued pursuant to the Merger will be imposed solely as a result of the Merger, other than restrictions on the transfer of such shares issued to any Falls Financial stockholders who may be deemed to be an "affiliate" of Fifth Third or Falls Financial for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Directors, executive officers or holders of 10% or more of the outstanding shares of Falls Financial Common Stock may be deemed to be affiliates of Falls Financial for purposes of Rule 145. Affiliates may not sell, pledge, transfer or otherwise dispose of the shares of Fifth Third Common Stock issued to them in exchange for their shares of Falls Financial Common Stock, unless the requirements of Rule 145(d) are satisfied or the sale, pledge, transfer or disposition is otherwise in compliance with the Securities Act and the rules and regulations promulgated thereunder. Generally, under Rule 145(d), an affiliate of Falls Financial will be permitted to sell, pledge, transfer or otherwise dispose of his or her shares of Fifth Third Common Stock received pursuant to the Merger if one of the following is satisfied:

   (1) The shares are sold in "brokers' transactions" or in transactions directly with a "market maker," the affiliate does not solicit or arrange for the solicitation of purchase orders or make any payments in connection with the sale to anyone other than the broker or market maker and the number of shares sold, together with all other sales of Fifth Third Common Stock by such affiliate within the preceding three months, does not exceed one percent of the outstanding shares of Fifth Third Common Stock; or

   (2) The affiliate is not an affiliate of Fifth Third and has been the beneficial owner of the Fifth Third Common Stock for at least two years, and there is publicly available certain information regarding Fifth Third.

   In addition, shares of Fifth Third Common Stock issued to affiliates in the Merger may not be sold, pledged, transferred or otherwise disposed of until such time as financial results covering at least 30 days of combined operations of Fifth Third and Falls Financial have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies.

     Share certificates for Fifth Third Common Stock issued to affiliates of Falls Financial will bear a legend as follows:

     The shares of stock evidenced by this certificate are subject to restrictions on transfer and may only be transferred after the Issuer has received an opinion from its counsel that the transfer will be in compliance with the requirements of Rule 145(d) promulgated under the Securities Act of 1933. The Issuer will mail a copy of Rule 145(d) to the shareholder without charge within five
(5) days after written request therefor.

     The foregoing is only a general statement of the restrictions on the disposition of the shares of Fifth Third Common Stock to be issued in the Merger. Accordingly, those stockholders of Falls Financial who may be affiliates of Falls Financial should confer with legal counsel with respect to the resale restrictions.

                FIFTH THIRD BANCORP

Description of Business

  Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and subject to regulation by the Federal Reserve Board. Fifth Third, with its principal office located in Cincinnati, is a multi-bank, two-tiered, holding company that owns all of the outstanding stock of six commercial banks with 253 offices in 29 counties in Ohio.
Those banks are: The Fifth Third Bank, The Fifth Third Bank of Northwestern Ohio, N.A., Fifth Third Bank of Northeastern Ohio, The Fifth Third Bank of Western Ohio, The Fifth Third Bank of Southern Ohio and The Fifth Third Bank of Columbus. Fifth Third also owns, directly or indirectly, all of the outstanding capital stock of two commercial banks with 74 offices in nineteen counties in Kentucky. Those banks are: The Fifth Third Bank of Northern Kentucky, Inc. and Fifth Third Bank of Kentucky, Inc. (owned by Fifth Third through a wholly-owned, second-tier holding company, Fifth Third Kentucky Bank Holding Company ("5/3 KBHC")). Further, Fifth Third owns all the outstanding capital stock of two commercial banks which maintain 27 offices in six counties in Indiana. Those banks are: The Fifth Third Bank of Southeastern Indiana and The Fifth Third Bank of Central Indiana.

  In addition, Fifth Third is a multi-savings and loan holding company registered under the Savings and Loan Holding Company Act of 1967, as amended, owning all of the outstanding capital stock of Fifth Third Trust Co. and Savings Bank, F.S.B. ("5/3 Naples"), a federally-chartered savings bank located in Naples, Florida and, indirectly, all of the outstanding capital stock of Fifth Third Savings Bank of Western Kentucky, F.S.B., a federally-chartered savings bank located in Mayfield, Kentucky (owned by Fifth Third through 5/3 KBHC). As a savings and loan holding company, Fifth Third is registered with and subject to regulation by the OTS.

  On January 20, 1995, Fifth Third, through its wholly-owned subsidiary, The Fifth Third Bank, consummated its acquisition of Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank ("Mutual Federal"). Mutual Federal was merged into The Fifth Third Bank. The former offices of Mutual Federal were retained and are being operated as full-service banking centers of The Fifth Third Bank. The total amount of deposits involved in the transaction was $59 million.

  On August 26, 1994, Fifth Third consummated its acquisition of The Cumberland Federal Bancorporation, Inc., a savings and loan holding company, and its wholly owned subsidiary, The Cumberland Federal Savings Bank ("Cumberland FSB"). In a related transaction, Fifth Third Bank of Kentucky, Inc. ("Fifth Third Kentucky"), a wholly-owned subsidiary of 5/3 KBHC, acquired all branch offices except one and acquired substantially all of the assets and assumed substantially all of the liabilities of Cumberland FSB. Then, Cumberland FSB, became owned by 5/3 KBHC, changed its name to Fifth Third Savings Bank of Western Kentucky, FSB ("Western Kentucky") and moved its main office to Mayfield, Kentucky. The acquired offices of Cumberland FSB are operated as branches of Fifth Third Kentucky, except that Fifth Third later sold three of such branches. The total amount of deposits assumed by Fifth Third Kentucky in such transaction was $793 million and that remaining in Western Kentucky was $31 million. Prior to the Cumberland transaction, Fifth Third was a unitary savings and loan holding company which owned all of the outstanding stock of 5/3 Naples which has one office in Naples, Florida.

  On June 3, 1994, Fifth Third completed the acquisition of The National Bancorp of Kentucky, Inc. Pursuant to that transaction, The National Bancorp of Kentucky, Inc. was merged into Fifth Third, and The National Bancorp of Kentucky, Inc.'s wholly owned subsidiaries, The First National Bank of Falmouth, Falmouth, Kentucky ("FNB") and The National Bank of Cynthiana, Cynthiana, Kentucky ("NBC"), became wholly owned subsidiaries of Fifth Third. Simultaneously with the merger, FNB was merged with and into Fifth Third Bank of Northern Kentucky, Inc. and NBC was merged with and into Fifth Third Bank of Central Kentucky, Inc., n/k/a Fifth Third Bank of Kentucky, Inc. The total amount of deposits transferred to Fifth Third's subsidiaries was approximately $80 million.

  On May 20, 1994, Fifth Third, through three of its affiliate banks, completed the purchase of certain assets and the assumption of certain liabilities of Citizens Federal Bank, a Federal Savings Bank, Miami, Florida ("Citizens"). The three affiliates acquired all of the assets and assumed all of the liabilities of eight branches of Citizens located throughout Ohio. Seven of the eight branches are being operated as full-service banking centers and one branch was closed.

  Fifth Third has either filed or will file applications or notices, as required, to consolidate by merger its two commercial banks located in Indiana into a single commercial bank.

  At December 31, 1994, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $15 billion, consolidated total deposits of $10.6 billion and consolidated total stockholders' equity of $1.4 billion.

  Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Fifth Third Community Development Company, Midwest Payment Systems, Inc. and Fountain Square Insurance Company. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the FDIC through the Bank Insurance Fund ("BIF"), and the savings bank affiliates have deposit insurance provided by the FDIC through the Savings Association Insurance Fund ("SAIF").

  Fifth Third, through its banking subsidiaries, operates for itself and other financial institutions a proprietary automated teller machine ("ATM") network, Jeanie. The Jeanie system participates in a shared ATM network called "Money Station," which includes several Ohio bank holding companies and over 1,000 ATM's. The "Money Station" network participates in another shared ATM network called "PLUS System," which is a nationwide network with over 17,000 participating ATM's. The Fifth Third Bank, through its wholly-owned subsidiary, MPS, also provides electronic switch services for several regional banks and bank holding companies in Ohio, Kentucky and Illinois.

  Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "DESCRIPTION OF CAPITAL STOCK."

Capital Requirements for Fifth Third

  The Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation (the "FDIC") issued new guidelines to implement risk-based capital requirements for state member banks and bank holding companies in the first quarter of 1989. The guidelines established a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets.

   The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective. At that time, banking organizations were required to have capital equivalent to 8 percent of assets, weighted by risk. Banking organizations must have at least 4 percent Tier 1 capital, which consists of core capital elements including common stockholders' equity, retained earnings and perpetual preferred stock, to weighted risk assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits.

  Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when, absent such Board policy, the holding company may not find itself able to provide it.

  Fifth Third, and each of its subsidiary banks, is in compliance with both the current leverage ratios and the final risk-based capital standards. As of December 31, 1994, Fifth Third had a leverage ratio of 9.62%, its Tier 1 Risk-based capital ratio was 11.26% and its total Risk-based capital ratio was 13.21%.

Bank Holding Companies In General

  Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

  As a bank holding company, Fifth Third is registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

  The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than 5% of the voting shares of such bank.

The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

  The operations of the subsidiary banks of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

  National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the FDIC and, as such, may be subject to regulation and examination by each agency. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Banks, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, and in the case of banks chartered in Indiana, by the Indiana Department of Financial Institutions.

Acquisitions of Savings Associations By Holding Companies

  Section 4 of the Bank Holding Company Act of 1956 (12 U.S.C.
1843) ("BHC Act") prohibits bank holding companies from acquiring or retaining shares of any company that is not a bank or is not engaging in any activity other than managing and controlling banks, except under certain circumstances. The primary exception permits bank holding companies to conduct activities and acquire companies solely in activities the Federal Reserve Board has determined in to be closely related to banking and a proper incident thereto.
Section 346 of the Reigle Community Development and Regulatory Improvement Act of 1994 ("Section 346") amends amended Section 4 of the BHC Act to establish a new notice procedure for obtaining Federal Reserve Board approval under Section 4(a)(2) and 4(c)(8) of the BHC Act. Under Section 346, a proposal requiring Federal Reserve Board approval under Section 4(a)(2) or 4(c)(8) may be consummated 60 days after providing the Federal Reserve Board with complete written notice of the proposal, unless the notice period is extended as provided in the statute. Section 346 also permits proposals to be consummated at any time during this notice period if approved by the Federal Reserve Board during this period. This interim rule replaced the application procedures of Section 4(c)(8) of the BHC Act with a new notice procedure and streamlined the procedures for obtaining Federal Reserve Board approval for nonbanking proposals in several respects. The interim rule contemplates action by the Federal Reserve Board on nonbanking proposals involving listed activities (including the acquisition of a thrift or thrift assets) within 30 days after a notice containing all of the information required by the rule has been received by the Federal Reserve Board. In approving the activities contained in such a notice, the Federal Reserve Board is precluded from opposing any restrictions on transactions between the bank holding company and the acquired savings association, except as required by
Section 23A or 23B of the Federal Reserve Act or any other applicable law.

  Section 18(c) of the Federal Deposit Insurance Act ("FDI Act") (12 U.S.C. 1828(c)) authorizes the Federal Reserve Board to approve the application of a bank to effect a merger, consolidation, acquisition of assets or assumption of deposit liabilities, and, incident thereto, to establish a branch or branches pursuant to
Section 9 of the Federal Reserve Act (12 U.S.C. 321) and Section 5(d)(3) of the FDI Act (12 U.S.C. 1815(d)(3)) authorizes the Federal Reserve Board to approve the application of a bank to effect a merger, consolidation or acquisition of assets or assumption of deposit liabilities of a savings association by a bank that is insured by the Bank Insurance Fund.

Additional Information

  For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference and the Fifth Third Annual Report to Shareholders which accompanies this Proxy Statement and Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                    FALLS FINANCIAL, INC.

Description of Business

  Falls Financial was incorporated under the laws of the State of Delaware in August 1989 for the purpose of acting as a holding company that acquired all of the outstanding stock of Falls Savings Bank issued upon its conversion from the mutual to the stock form (the "Conversion"). Falls Financial applied and received the approval of the Office of Thrift Supervision ("OTS") to acquire all of the common stock of the Falls Savings Bank outstanding upon completion of the Conversion. On December 11, 1989, Falls Financial acquired all of the outstanding stock of Falls Savings Bank issued in connection with Falls Savings Bank's Conversion.

  As a Delaware corporation, Falls Financial is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. Falls Financial is a registered unitary savings and loan holding company under the Savings and Loan Holding Company Act of 1967. At December 31, 1994, assets of Falls Financial consisted primarily of the stock of Falls Savings Bank, the stock of Falls Corporation, a Delaware investment holding company, and the stock of Second FSL Corporation, an Ohio corporation engaged in real estate development activities. At December 31, 1994, Falls Financial had $595.6 million in assets and stockholders' equity of approximately $50.5 million.

  Falls Savings Bank is a federally chartered savings bank headquartered in Cuyahoga Falls, Ohio, with 14 offices, with its main office, being located in Cuyahoga Falls, and the other offices in the cities of Akron, Barberton, Hudson, Tallmadge, Stow and Kent in Summit and Portage Counties, Ohio, its primary market area. Falls Savings Bank began operations as an Ohio chartered, mutual building and loan association in 1888. Falls Savings Bank converted to a federally-chartered mutual savings bank in September 1989 and at such time changed its name from The Falls Savings and Loan Association.

  Falls Savings Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by the Federal Deposit Insurance Corporation ("FDIC"). Falls Savings Bank is subject to examination and regulation by the Director of the OTS and the FDIC. Falls Savings Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, which is one of the 12 regional banks comprising the FHLB System. Falls Savings Bank is also subject to regulation by the Board of Governors of the Federal Reserve System (The "Federal Reserve Board").

   Falls Financial through its subsidiary, Falls Savings Bank, is principally engaged in the business of attracting deposits from the general public and using such deposits and other funds to originate conventional first mortgage real estate loans secured by owner occupied one to four family residential properties located in its primary market area. Falls Savings Bank, also to a lesser extent, originates multi-family and commercial real estate loans and construction and development loans secured by properties located in its primary market area. In addition, over the past three years, Falls Savings Bank has placed increased emphasis on the origination of consumer loans to take advantage of the generally higher yields and more frequent repricing of these loans compared to residential loans.

    During 1990, Falls Financial organized and capitalized Falls Corporation with approximately $9.4 million in mortgage-backed securities, which had previously been dividended from Falls Savings Bank. Falls Corporation was formed to maintain these investments and to reinvest the proceeds thereon. At December 31, 1994, Falls Financial's investment in Falls Corporation amounted to $9.7 million.

      During 1991, Falls Financial acquired Second FSL Corporation from Falls Savings Bank. This transaction was undertaken in light of the adoption of a regulation which required, in connection with the calculation of Falls Savings Bank's capital requirements, a reduction from Falls Savings Bank's capital for investments in subsidiaries engaged in activities which are not permissible for national banks. Second FSL Corporation was formed in 1987 to own and develop real estate. At December 31, 1994, Falls Financial's investment in Second FSL Corporation amounted to $551,000.

  The principal source of Falls Financial's income on its consolidated statements is from Falls Savings Bank and Falls Corporation. There are certain regulatory restrictions as to the extent to which Falls Savings Bank can pay dividends or otherwise supply funds to Falls Financial. See "DESCRIPTION OF CAPITAL STOCK".

Regulation

  On August 9, 1989, FIRREA was enacted into law. FIRREA substantially changed the regulatory structure and oversight for all savings associations, including Falls Savings Bank, and their holding companies. Prior to FIRREA, Falls Savings Bank was chartered and regulated by the Federal Home Loan Bank Board (the "FHLBB"), and its deposits were insured by the Federal Savings and Loan Insurance Corporation (the "FSLIC"). The FHLBB was abolished by FIRREA and its regulatory authority was transferred to the Director of the OTS (the "Director"). In addition, the FSLIC was abolished and its functions transferred to the FDIC. The FDIC now administers two separate insurance funds, which are not commingled:

one primarily for federally insured banks and one primarily for federally insured savings associations. The fund for banks is called the Bank Insurance Fund" ("BIF"), and the fund for savings associations is called the "Savings Association Insurance Fund" ("SAIF"). As the federal insurer of savings associations, the FDIC determines whether to grant insurance to newly-chartered savings associations, has authority to prohibit unsafe or unsound activities and has enforcement powers over savings associations (usually in conjunction with the OTS or on its own if the OTS does not undertake enforcement action). The FDIC also has the authority to examine insured savings associations.

  Falls Savings Bank, as a federally chartered stock savings association, is a member of the Federal Home Loan Bank ("FHLB") System and its deposits are insured by SAIF, which is administered by the FDIC. Falls Savings Bank is subject to extensive regulation by the OTS. Examinations of Falls Savings Bank are now conducted by the OTS which has, in conjunction with the FDIC in certain situations, enforcement powers. In addition, federal savings associations must file reports with various governmental agencies, and may not enter into certain transactions unless certain regulatory tests are met or governmental approval is obtained.
This supervision and regulation is intended primarily for the protection of depositors and federal deposit insurance funds.
Falls Savings Bank is also subject to certain reserve requirements under regulations of the Federal Reserve Board.

  Pursuant to FIRREA, the OTS has adopted a regulation establishing a schedule for the assessment of fees upon all savings associations to fund the operations of the OTS. The regulation also contains a schedule establishing fees for the various types of applications and filings made by savings associations with the OTS. The general assessment, to be paid on a semiannual basis, is based upon the savings association's total assets, including consolidated subsidiaries, as reported in a recent quarterly thrift financial report. Effective January 1, 1993, the assessment rate ranged from .0172761% of assets for associations with $67 million in assets or less to .0045864% for associations with assets in excess of $35 billion.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became effective December 19, 1991. Among other things, FDICIA requires that on-site examinations of Falls Savings Bank by the OTS occur at least once every 18 months (unless the FDIC has conducted a full-scope examination during the period in question) and, after 1993, under certain limited circumstances, once every 12 months. FDICIA also authorizes the FDIC to assess insured institutions for the cost of FDIC examinations and requires the OTS to assess federal associations for the costs of its examinations.

  FDICIA also requires the OTS and the other federal banking regulators to prescribe new standards relating to (a) internal controls, information systems and internal audit systems; (b) loan documentation; (c) credit underwriting; (d) asset growth; (e) interest rate exposure; and (f) compensation, fees and benefits. The compensation standards must prohibit as an unsafe and unsound practice any employment contract, compensation or benefit agreement, fee arrangement, perquisite, stock option plan, post-employment benefit or other compensatory arrangement that would provide any executive officer, employee, director or principal shareholder with excessive compensation, fees or benefits or that could lead to material financial loss to the institution, although such standards generally do not apply to well capitalized institutions. The OTS is also charged by FDICIA with prescribing standards for federally insured savings associations and their holding companies specifying (a) a maximum ratio of classified assets to capital; (b) minimum earnings sufficient to absorb losses without impairing capital; and (c) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of the association or its holding company. Such standards went into effect in December, 1993. The OTS, along with the other banking agencies with respect to similar standards they must establish, have sought comments from the industry on the substance of such standards. The impact of these standards on the operations of Falls Financial and Falls Savings Bank cannot be ascertained until the final standards are issued. In addition, legislation was recently adopted which limited compensation standards to situations involving safety or soundness concerns or enforcement proceedings.

   FDICIA also required the OTS and other federal banking agencies to develop jointly a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in financial statements or reports required to be filed with the federal banking agencies.

   FDICIA also included the Truth in Savings Act, which requires the Federal Reserve Board to establish regulations providing for clear and uniform disclosure of the rates, fees and terms of deposit accounts. The Federal Reserve Board has adopted regulations, which became effective June 21, 1993, requiring a specific disclosure before an account is opened, in regularly provided statements and in advertisements, announcements and solicitations initiated by a depository institution. The regulations prescribe detailed disclosure of deposit account yield information, minimum balance requirements and fee impact on the yield. The regulations also establish certain recordkeeping requirements.

   In addition, 18 months following the enactment of FDICIA, the OTS and other federal banking agencies were required to revise their risk-based capital standards to take adequate account of interest-rate risk, concentration of credit risk, and the risks of nontraditional activities and to reflect the actual performance and expected risk of multifamily mortgages.

Additional Information

   For more detailed information about Falls Financial, reference is made to the Falls Financial Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference and the Falls Financial 1994 Annual Report to Stockholders which accompanies this Proxy Statement and Prospectus.

See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE."

            EFFECT OF GOVERNMENTAL POLICIES

   The earnings of both Falls Financial and of Fifth Third and its subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

   From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities that would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of Falls Financial or Fifth Third and its subsidiaries.

DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF STOCKHOLDERS

  Fifth Third is authorized to issue 140,000,000 shares of Fifth Third Common Stock, no par value, and 500,000 shares of preferred stock, no par value ("Fifth Third Preferred Stock"). As of December 31, 1994, Fifth Third had outstanding 64,709,304 shares of Fifth Third Common Stock and no shares of Fifth Third Preferred Stock. Pursuant to Article Fourth of Fifth Third's Second Amended Articles of Incorporation, as amended, the Board of Directors of Fifth Third may, without further action of the shareholders, (a) divide into one or more new series the authorized shares of Fifth Third Preferred Stock which have not previously been designated,
(b) fix the number of shares constituting any such new series and
(c) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third Preferred Stock shall not be entitled to vote on any matter.

  Falls Financial is authorized to issue 5,000,000 shares of Falls Financial Common Stock, of which 2,976,130 shares were issued and outstanding, and options to purchase a total of 143,806 shares were outstanding, as of December 31, 1994. In addition, Falls Financial is also authorized to issue 1,000,000 shares of preferred stock, $0.01 par value ("Falls Financial Preferred Stock"), none of which are outstanding. The Board of Directors of Falls Financial may, pursuant to its Certificate of Incorporation, (a) divide into one or more new series the authorized shares of Falls Financial Preferred Stock which have not previously been designated, (b) fix the number of shares constituting any such new series, and (c) fix the dividend rates, redemption rights (including sinking fund provisions), liquidation preferences, conversion rights and voting rights.

  Set forth below is a description of Fifth Third Common Stock and Falls Financial Common Stock. This description and analysis are brief summaries of relevant provisions of the Articles of Incorporation of Fifth Third and Certificate of Incorporation of Falls Financial and are qualified in their entirety by reference to such documents and to the parties' respective Code of Regulations and Bylaws, respectively.

Voting Rights

  Holders of both Fifth Third Common Stock and Falls Financial Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Falls Financial's Certificate of Incorporation, however, does not permit a record owner of Falls Financial Common Stock to cast votes on any matter with respect to any shares beneficially owned, directly or indirectly, by another person to the extent such shares are in excess of 10% of the outstanding Falls Financial Common Stock.

   The Code of Regulations of Fifth Third and the Bylaws of Falls
Financial respectively provide for the division of their respective Boards of Directors into three classes of approximately equal size.

Directors of each Board of Directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified Board of Directors expire each year. This classification of Fifth Third's Board may make it more difficult for a shareholder to acquire control of Fifth Third and remove management by means of a hostile takeover.

   Fifth Third's Second Amended Articles of Incorporation, as amended, contains another potential anti-takeover device. As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third Preferred Stock, and its Board of Directors may designate various characteristics and rights of such stock, including conversion rights. Accordingly, as an anti-takeover measure, Fifth Third's Board of Directors may authorize the conversion of shares of Fifth Third Preferred Stock into any number of shares of Fifth Third Common Stock and thus dilute the outstanding shares of Fifth Third Common Stock.

   The holders of Fifth Third Common Stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, cumulative voting in the election of directors of a corporation will be permitted if (i) written notice is given by any shareholder of such corporation to the President, Vice President or the Secretary of such corporation, not less than 48 hours before the time fixed for holding the meeting at which directors are to be elected, indicating that such shareholder desires that voting for the election of directors be cumulative and (ii) announcement of the giving of such notice is made upon the convening of the meeting by the meeting Chairman or Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder will be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as each shareholder sees fit.

  Under Delaware law, Falls Financial's Certificate of Incorporation could provide for cumulative voting in the election of directors. Pursuant to the Falls Financial Certificate of Incorporation and Bylaws, however, stockholders of Falls Financial do not have the right to vote cumulatively in the election of directors.

   Generally actions required to be taken by Falls Financial Stockholders under Delaware law, including action on the Merger, require the affirmative vote of the holders of a majority of the shares of Falls Financial entitled to vote. Falls Financial's Certificate of Incorporation does contain a super majority voting provision, requiring the affirmative vote of the holders of at least 80% of the outstanding shares of each class entitled to vote, with respect to certain business combinations with interested stockholders and amending certain provisions of the Certificate of Incorporation. Any special meeting called to effectuate such amendment may be called only upon the direction of Falls Financial's Board of Directors. With respect to Fifth Third, no vote of its shareholders is required to approve the Merger. Generally actions required to be taken by Fifth Third shareholders require the affirmative vote of the holders of a majority of the shares of Fifth Third entitled to vote, except for certain actions which by statute require a two-thirds vote.

Dividends

   Holders of Fifth Third Common Stock and Falls Financial Common Stock are each entitled to dividends as and when declared by the respective Board of Directors of each institution out of funds legally available for the payment of dividends. Fifth Third and Falls Financial have, in the past, declared and paid dividends on a quarterly basis, and intend to continue to do so in the immediate future in such amounts as their respective Board of Directors shall determine.

   Most of the revenues of Fifth Third and Falls Financial available for payment of dividends derive from amounts paid to each such corporation by its respective subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years. Under the law applicable to federally-chartered savings associations, the amount of dividends which a savings association may make without the approval of the OTS depends upon the amount of capital possessed by such savings association. Savings associations, which have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend that is equal to or greater than the amount of their fully phased-in capital requirements, are authorized to pay dividends during a calendar year up to one hundred percent of their net income during the calendar year plus the amount that would reduce by one-half their surplus capital. Some associations that have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend that is equal to or in excess of their minimum capital requirement, but less than their fully phased-in capital requirements, may pay dividends equal to 75% of net income during the most recent four quarters (minus dividends previously paid over that period). Savings associations which have capital immediately prior to, or on a pro forma basis after giving effect to, a proposed dividend that is less than the amount of their minimum capital requirements, are not authorized to pay any dividend unless such association receives prior approval from the OTS or unless such association is operating in compliance with an OTS approved capital plan and the dividend payment is consistent with such capital plan.

   The affiliates of Fifth Third include both state and nationally chartered banks and two federally-chartered savings banks. Under the applicable regulatory limitations, during the year 1995, the affiliates of Fifth Third could declare aggregate dividends limited to their 1995 eligible net profits, as defined, and $271,979,000, the retained 1994 and 1993 net income, without the approval of their respective regulators. The Comptroller of the Currency, banking authorities of the States of Ohio, Indiana and Kentucky, and the OTS, the principal regulators of such affiliates, have the statutory authority to prohibit a depository institution under their supervision from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting its banking or savings association business. The payment of dividends could, depending upon the financial condition of affiliates, be deemed to constitute such an unsafe or unsound practice. Neither Falls Financial nor any affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

  If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies, and the OTS has similar authority with respect to savings and loan holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in such guidelines could limit the amount of dividends which Fifth Third and Falls Financial, and their respective affiliates, may pay.

Preemptive Rights

  The Certificate of Incorporation of Falls Financial provides that the holders of capital stock of Falls Financial are not entitled to preemptive rights with respect to any shares or other securities of Falls Financial that may be issued. Shareholders of Fifth Third also have no preemptive rights.

Rights Upon Liquidation

  In the event of any liquidation, dissolution or winding up of Falls Financial, the holders of Falls Financial's Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Falls Financial (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account established at the time Falls Financial converted to stock form, all assets of Falls Financial available for distribution. In the event of liquidation, dissolution or winding up of Falls Financial, the holders of Falls Financial Common Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Falls Financial available for distribution. If Falls Financial Preferred Stock is issued, the holders thereof may have a priority over the holders of Falls Financial Common Stock in the event of liquidation or dissolution. With respect to Fifth Third, except for the reference to such special liquidation account, Fifth Third shareholders have identical rights on liquidation, dissolution or winding up, subject to identical considerations in the event of any issuance of Fifth Third Preferred Stock.

Indemnification and Personal Liability of Directors and Officers

  Fifth Third's Code of Regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer. Generally, Ohio law permits such indemnification provided that the person seeking to be indemnified has acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, so long as no judgment or other final adjudication adverse to such person establishes that his or her acts or omissions (i) were in breach of his or her duty of loyalty to the corporation or its shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in his or her receipt of an improper personal benefit.
The grant of indemnification in the context of a derivative or other comparable suit may have a circular effect, inasmuch as any damages recovered in such action will be offset by the cost of indemnification.

  Falls Financial's Certificate of Incorporation also provides for indemnification to the fullest extent permitted by Delaware law. The applicable Delaware law similarly provides that a corporation may indemnify each director and officer against all reasonable expenses and liabilities incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which the director or officer may become involved by reason of his or her being or having been a director or officer so long as he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under the applicable Delaware law, no indemnification may be made in respect of any claim or matter as to which such person is adjudged liable to the corporation unless an appropriate court deems it proper. If the Merger is consummated, Fifth Third will assume all such obligations of Falls Financial and Falls Savings Bank officers and directors.

   Falls Financial's Certificate of Incorporation further provides that Falls Financial may purchase and maintain insurance against liability that may be asserted against any director, officer, employee or agent. Further, the Certificate of Incorporation limits the personal liability of directors, except that a director will be personally liable for (i) breach of a director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violation of certain Delaware law pertaining to unlawful payment of dividends or unlawful stock purchases by directors, or (iv) any transaction from which the director derived an improper personal benefit.

Shareholders' Meetings; Quorum

   Special meetings of Fifth Third's shareholders may be called at any time by the Board of Directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. Such applications must set forth the purpose of the meeting. Special meetings of Falls Financial's stockholders may be called at any time, only by the Board of Directors, pursuant to a resolution adopted by a majority of the total number of directors which the Falls Financial would have if there were no vacancies.

  The presence in person or by proxy of the holders of a majority of the aggregate number of the outstanding shares of any class or series of capital stock voting at a meeting constitutes a quorum under the respective Code of Regulations and Bylaws of each institution.

Subscription, Conversion, Redemption Rights; Stock Nonassessable

   Neither Fifth Third Common Stock nor Falls Financial Common
Stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto.

  Shares of Fifth Third Common Stock issued to stockholders of Falls Financial pursuant to the Affiliation Agreement and the Merger Agreement will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

Change of Control Provisions

   Fifth Third's Articles of Incorporation and Code of Regulations and Falls Financial's Certificate of Incorporation and Bylaws, respectively, contain various provisions which could make more difficult a change in control of each corporation or discourage a tender offer or other plan to restructure each corporation. Under Fifth Third's Articles of Incorporation, Fifth Third's Board of Directors has the authority to issue 500,000 shares of Preferred Stock and to fix the designations, powers, preferences and rights of such shares and the qualifications, limitations or restrictions applicable thereto. Falls Financial's Certificate of Incorporation grants Falls Financial's Board of Directors the authority to issue 1,000,000 shares of Falls Financial Preferred Stock and to fix the designations, powers, preferences and rights of such shares and the qualifications, limitations, or restrictions applicable thereto. Falls Financial's Certificate of Incorporation also contains a super majority voting provision discussed under "Voting Rights" above, which may discourage the acquisition of the beneficial ownership, directly or indirectly, of more than 10% of Falls Financial Common Stock.

  Ohio corporation law also provides certain change of control protective provisions. Section 1701.831 of the Ohio Revised Code sets forth the procedures for the acquisition of a control share of an Ohio corporation which include the delivery of an acquiring person statement to the target corporation and the affirmative vote of a majority of the shares held by the shareholders of the target corporation prior to the acquisition of a control share, at a meeting held for the purpose of voting on such acquisition. Finally, Fifth Third's and Falls Financial's Code of Regulations and Bylaws, respectively, provide for the election of directors on a classified basis.

   The Ohio corporation statute also includes a provision which permits a corporation's board of directors, when determining whether an acquisition proposal or any other matter is in the best interest of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation. Falls Financial's Certificate of Incorporation contains a provision which permits the Board of Directors to take into consideration similar factors when evaluating an acquisition proposal.


  CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK

The following table shows those persons known to Fifth Third to be the beneficial owners of more than 5% of Fifth Third Common Stock at December 31, 1994:



Name and Address        Amount and Nature    Percent of Class
of Beneficial Owner     of Ownership

Cincinnati Financial    13,082,905(1)      20.21
Corporation
6200 South Gilmore
Fairfield, Ohio 45014

Fifth Third Bancorp     5,991,457(2)       9.26
Subsidiary Banks
Fifth Third Center
Cincinnati, Ohio 45263

The Western-Southern    4,425,255(3)       6.84
Life Insurance Company
400 Broadway
Cincinnati, Ohio 45202

Ruane, Cunniff and Co.    3,623,022          5.60
767 Fifth Avenue,
Suite 4701
New York, New York  10153


(1) Cincinnati Financial Corporation owns 9,890,700 shares of Fifth Third Common Stock. Cincinnati Insurance Company, a subsidiary of Cincinnati Financial Corporation, owns 2,695,000 shares. Cincinnati Casualty Company, another subsidiary, owns 210,000 shares. Cincinnati Life Insurance Company, another subsidiary of Cincinnati Financial, owns 204,300 shares. In addition, Mr. John J. Schiff, Jr., a director of Fifth Third and Chairman and a director of Cincinnati Financial Corporation, individually beneficially owns 65,440 shares and Mr. Robert B. Morgan, a director of Fifth Third, who is President and a director of Cincinnati Financial Corporation and Cincinnati Insurance individually beneficially owns 12,965 shares. Also affiliated is a trust in which John J. Schiff, Jr. and Thomas R. Schiff are trustees which owns 4,500 shares.

(2) There are five wholly-owned bank subsidiaries of Fifth Third, which are beneficial owners of 3,520,630 shares. The banks hold these shares in a fiduciary capacity under numerous trust relationships, none of which relates to more than 5% of the shares, and have sole or shared voting power, and sole or shared investment decision over these shares. The banks also hold shares in a non-discretionary capacity, and disclaim any beneficial interest in all shares held in these capacities.

(3) The Western-Southern Life Insurance Co. owns 664,722 shares of Fifth Third Common Stock. Waslic Delaware Company, II, a subsidiary of The Western-Southern Life Insurance Co., owns
3,746,850 shares.  In addition, Mr. John F. Barrett, a director,
President and Chief Executive Officer of The Western-Southern Life Insurance Co., and a director of Fifth Third, individually beneficially owns 13,683 shares.

Fifth Third, its directors, executive officers and their affiliates owned no shares of Falls Financial Common Stock outstanding on December 31, 1994.


   [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                       FIFTH THIRD MANAGEMENT

  The names and ages of the Directors and certain executive officers of Fifth Third, their current positions and offices held with Fifth Third, their business experience during the past five years and certain other information, together with their beneficial ownership of
Fifth Third Common Stock at December 31, 1994, are as follows:


                                                  Shares of Fifth Third
                                                       Common Stock
                                                       Beneficially
                                                         Owned at
                                                      December 31, 1994 (3)(6)

Name, Age and Principal         Director of    Number         Percent
Occupation During Past          Fifth Third     of
Five Years; Other               Since(2)       Shares           of
Directorships(1)                               Owned           Class


Directors

John F. Barrett, 45, President,  1988          13,683        .0211
CEO and Director of The Western-
Southern Life Insurance Co. since
March, 1994.  Formerly President
and COO, The Western-Southern Life
Insurance Co. Director of Cincinnati
Bell Inc.(4)

Milton C. Boesel, Jr., 66,
Counsel,                         1989          10,158         .0157
Ritter, Robinson, McReady and James,
Attorneys at Law, Toledo, Ohio, formerly
Ritter, Boesel and Robinson.

Clement L. Buenger, 68,
Retired Chairman,                1971          265,100         .4097
Fifth Third and The Fifth Third Bank as
of March, 1993.  Retired as CEO of Fifth
Third and The Fifth Third Bank as of
January, 1991.  Previously President of
Fifth Third and The Fifth Third Bank.
Director of Cincinnati Gas and Electric Company.

Nolan W. Carson, 70,
 of Counsel, Dinsmore            1982          28,052          .0434
and Shohl, Attorneys at Law and Counsel to Fifth Third since December, 1994. Formerly,
Mr. Carson was a Partner, Dinsmore and Shohl.

Gerald V. Dirvin, 57,
Retired April, 1994              1989           7,850          .0121
as Director and Executive Vice President of The Procter and Gamble Company, manufacturers of household and consumer products which position Mr. Dirvin held since January, 1990.
Formerly Mr. Dirvin was Senior Vice President.
Director of Cintas Corporation and Northern
Telecom Ltd.


Thomas B. Donnell, 48,
Chairman, The Fifth              1984          138,597        .2142
Third Bank of Northwestern Ohio, N.A.
(Toledo, Ohio), the resulting institution from the November 12, 1991 merger of The Fifth
Third Bank of Northwestern Ohio, N.A. and The
Fifth Third Bank of Toledo, N.A.  Formerly
President and Chief Executive Officer of
The Fifth Third Bank of Northwestern Ohio, N.A.

Richard T. Farmer, 60,
Chairman, Chief                  1982           27,655        .0427
Executive Officer and Director,
Cintas Corporation, a service
company that designs,
manufactures and implements
corporate identity
uniform programs.  Director of
Safety-Kleen Corp.

John D. Geary, 68,
Retired as President,            1977           20,288        .0314
Midland Enterprises Inc.,
a company engaged in inland
waterway transportation.

Ivan W. Gorr, 65,
Retired in October, 1994         1991            4,852        .0075
as Chairman and Chief
Executive Officer of
Cooper Tire and Rubber Company,
a manufacturer of tires and
rubber products.  Director of
Amcast Industrial Corporation,
Arvin Industries, Inc.,
Cooper Tire and Rubber
Company and OHM Corporation.

Joseph H. Head, Jr., 62,
Chairman, Chief                  1987           44,188        .0683
Executive Officer and Director,
Atkins and Pearce, Inc.,
manufacturer of industrial
textiles, since January, 1990.
Previously, Mr. Head was a partner
with Graydon, Head and Ritchey,
Counsel to The Fifth Third Bank.
Director of Baldwin Piano and Organ, Co.

Joan R. Herschede, 55,
President and Chief              1991             4,050        .0063
Executive Officer of The
Frank Herschede Company,
retailer of jewelry, china,
crystal and silver.

William G. Kagler, 62,
Chairman of the                  1983            14,145       .0219
Executive Committee
of the Board, and
Director of Skyline Chili, Inc., a
restaurant chain and frozen food product manufacturer, since November, 1994.
Formerly, Mr. Kagler was Chairman, CEO
and Director of Skyline Chili, Inc., since
November 1992, and President of Kagler and
Associates, Inc., a consulting firm serving the food industry. Previously Mr. Kagler was President, Chief Executive Officer and
Director of Skyline Chili, Inc. Director of The Union Central Life Insurance Company,
The Ryland Group, Inc. and The Future Now, Inc.

William J. Keating, 67,
retired Chairman and             1980            41,949       .0648
Publisher, The Cincinnati Enquirer, a regional newspaper, since March, 1990. Previously Mr.
Keating was President and Chief Executive
Officer, Detroit Newspaper Agency. Director of The Midland Co.

James D. Kiggen, 62,
Chairman, President,             1982            22,819       .0353
Chief Executive Officer
and Director, Xtek,
Inc., manufacturer of
hardened steel parts.
Director of Cincinnati Bell, Inc.
and United States Playing Card Co.

Robert B. Morgan, 60,
President, Chief                 1986           12,965       .0200
Executive Officer and Director of Cincinnati
Financial Corporation and Cincinnati
Insurance Company since April, 1991.
Previously, Mr. Morgan was President and
Director of Cincinnati Financial Corporation and Cincinnati Insurance Company.(4)

Michael H. Norris, 58,
Retired as President             1985            14,587      .0225
and Director, The Deerfield
Manufacturing Co.,
a fabricator of sheet metal
stampings, deep
drawn parts and assemblies, and retired as Group Vice President and Director of the
Ralph J. Stolle Company since January, 1994.

Brian H. Rowe, 63,
Chairman, GE Aircraft             1980           13,873       .0214
Engines, General Electric Company since
September, 1993.  Previously Mr. Rowe was
President and Chief Executive Officer of GE
Aircraft Engines, General Electric Company since August 1991. Formerly Mr. Rowe was
Senior Vice President of GE Aircraft Engines,
General Electric Company.

George A. Schaefer, Jr., 49,
President and                     1988           212,517      .3284
Chief Executive Officer of
Fifth Third and The Fifth Third
Bank since January, 1991.
Previously Mr. Schaefer
was President and
Chief Operating Officer of
Fifth Third and The Fifth
Third Bank.  Director of Community
Mutual Insurance Company.

John J. Schiff, Jr., 51,
Chairman and                       1983            65,440      .1011
Director, John J. and Thomas
R. Schiff and Co., Inc.,
an insurance agency.  Chairman and
Director of Cincinnati Financial
Corp. and Cincinnati Insurance
Co.  Director of Cincinnati
Gas and Electric Company, Standard
Register Co. and Cincinnati Bengals.(4)

Dennis J. Sullivan, Jr., 62,
Executive                           1984           19,764      .0305
Counselor of Dan Pinger
Public Relations,
Inc., a public relations agency,
since February, 1993.  Formerly
Director, Executive Vice President
and Chief Financial Officer of
Cincinnati Bell, Inc. and Cincinnati Bell
Telephone Company.  Director of
Community Mutual Insurance Company,
Access Corporation
and The Future Now, Inc.

Dudley S. Taft, 54,
President and Director,              1981           19,273     .0298
Taft Broadcasting Company,
owner and operator
of television broadcasting
stations.  Director
of The Union Central Life
Insurance Company,
Cincinnati Gas and Electric
Company, United
States Playing Card Co.,
and The Future Now, Inc.

Executive Officers

Michael D. Baker, 44,
Senior Vice President                ----           47,432     .0733
of Fifth Third since March,
1993, and Senior
Vice President of The Fifth Third Bank.

Michael K. Keating, 39,
Senior Vice                          ----            22,851    .0353
President and General Counsel
of Fifth Third since
March, 1993 and Senior Vice
President and Counsel of The Fifth Third
Bank since November, 1989, and Secretary of Fifth Third and The Fifth Third Bank since January, 1994. Mr. Keating is a son of Mr. William J. Keating, Director.

George W. Landry, 53,
Executive Vice                       ----            93,873    .1451
President of Fifth Third
and The Fifth Third
Bank.

Stephen J. Schrantz, 45,
Executive Vice                       ----            62,401    .0964
President of Fifth Third and
The Fifth  Third Bank.
Director of The Frank
Herschede Company.

All Directors and
Executive Officers as a
Group (25 persons)(5)                ----           1,228,3621 .8983

(1) Unless otherwise indicated, the director or officer has had the same principal occupation for the past five years.

(2)  On April 15, 1975, the Board of Directors of The Fifth Third
Bank became the Board of Directors of Fifth Third pursuant to an Agreement and Plan of Reorganization under which Fifth Third acquired The Fifth Third Bank. Service on the Board of The Fifth Third Bank prior to April 15, 1975 is reflected in the dates shown above. All of the Directors are also directors of The Fifth Third Bank, except for Messrs. Boesel, Donnell and Gorr, who are members of the Board of Directors of The Fifth Third Bank of Northwestern Ohio, N.A.

(3) As reported to Fifth Third by the persons listed as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(4) Messrs. Morgan and Schiff, Jr. are officers and directors of Cincinnati Financial Corporation, and Mr. Barrett is an officer and Director of The Western-Southern Life Insurance Company, whose holdings of Fifth Third shares with their affiliates are more fully set forth above under the caption "CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK."

(5)  Shares of Fifth Third Common Stock held by The Fifth Third
Bank in its fiduciary capacity, as set forth above under the caption "CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK," are not included in these totals.

(6) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of all stock options which are currently exercisable. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options:
Mr. Baker, 15,313;
Mr. Barrett, 7,125; Mr. Boesel, 7,125; Mr. Buenger, 1,500; Mr.
Carson, 15,000; Mr. Dirvin, 7,125; Mr. Donnell, 3,375; Mr. Farmer, 7,125;
Mr. Geary, 4,875; Mr. Gorr, 3,750; Mr. Head, 12,188; Ms. Herschede,
1,500; Mr. Kagler, 1,500; Mr. M. Keating, 12,500; Mr. W. Keating, 1,500;
Mr. Kiggen, 12,188; Mr. Landry, 37,875; Mr. Morgan, 12,188; Mr. Norris, 4,587; Mr. Rowe, 9,188; Mr. Schaefer, 102,500; Mr. Schiff, 3,750; Mr.
Schrantz, 35,625; Mr. Sullivan, 1,500; and Mr. Taft, 1,500.








    [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                       LEGAL MATTERS


  Certain legal matters will be passed upon for Falls Financial by Squire, Sanders and Dempsey, Columbus, Ohio. Counsel employed by The Fifth Third Bank has rendered his opinion that the shares of Fifth Third Common Stock to be issued to the stockholders of Falls Financial in connection with the Merger have been duly authorized and, if issued pursuant to the Affiliation Agreement and the Merger Agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Dinsmore and Shohl, Cincinnati, Ohio, will render its opinion with respect to certain federal income tax consequences of the Merger to Fifth Third, Falls Financial and the stockholders of Falls Financial. At March 1, 1995, attorneys at Dinsmore and Shohl beneficially owned 33,837 shares of Fifth Third Common Stock.


                      EXPERTS

  The financial statements incorporated in this Proxy Statement and Prospectus by reference from Fifth Third's 1994 Annual Report to Shareholders which accompanies this Proxy Statement and Prospectus have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for debt and equity securities) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Falls Financial for the year ended December 31, 1994 included in the Falls Financial 1994 Annual Report to Stockholders which accompanies this Proxy Statement and Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for debt and equity securities and income taxes) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 STOCKHOLDERS' PROPOSALS

   If the Merger fails to be consummated, any stockholder proposal, in order to be eligible for inclusion in the proxy materials for Falls Financial's Annual Meeting of Stockholders to be held in April, 1996, must be received by Falls Financial on or before November 15, 1995, at its principal executive offices, 2335 Second Street, Cuyahoga Falls, Ohio 44222-0113. The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1996 proxy statement for consideration at the 1996 Annual Meeting of Stockholders.

                      OTHER MATTERS

   The Board of Directors of Falls Financial knows of no other matters which may come before the Special Meeting. However, if any matters other than those set forth in the notice should be properly presented for action, including any adjournment of the Special Meeting, such matters will be handled in accordance with applicable legal requirements.



      [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                           PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification of Directors and Officers

   Section 1701.13 of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13 further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas, or the court in which such action or suit was brought, determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper. In addition, Section 1701.13 requires a corporation to pay any expenses, including attorneys' fees, of a director in defending an action, suit or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and
(ii) reasonably cooperate with the corporation concerning the action, suit or proceeding. The indemnification provided by
Section 1701.13 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or Code of Regulations of Fifth Third.

The Code of Regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

  Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Exhibits and Financial Statement Schedules


                                                   Page Number
                                                   in Sequential
Document                               Exhibit     Numbering System

Affiliation Agreement (excluding          2
exhibits) and Agreement of Merger
both dated as of December 12, 1994,
by and between Fifth Third Bancorp
and Falls Financial, Inc. (set forth
in Annex A and Annex B to the Proxy
Statement and Prospectus included
in this Registration Statement)

Seconded Amended Articles of              3.1      Incorporated by
Incorporation of Fifth Third Bancorp,              Reference (1)
as amended

Code of Regulations of Fifth Third        3.2       Incorporated by
Bancorp, as amended                                Reference(1)

Form of opinion of counsel employed       5
by The Fifth Third Bank as to the
legality of the securities being issued   5

Form of opinion of Dinsmore and Shohl     8
as to tax matters

Fifth Third Bancorp 1982 Stock Option     10       Incorporated by
Plan                                               Reference(2)

Fifth Third Bancorp 1987 Stock Option     10.2     Incorporated by
Plan                                               Reference(3)

Fifth Third Bancorp Unfunded Deferred     10.3     Incorporated by
Compensation Plan for Non-Employee                 Reference(4)
Directors

Fifth Third Bancorp Nonqualified          10.4     Incorporated by
Deferred Compensation Plan                         Reference(5)

Fifth Third Bancorp 1990 Stock Option     10.5     Incorporated by
Plan                                               Reference(6)

1994 Annual Report to Shareholders of     13.1     Incorporated by
Fifth Third Bancorp                                Reference

Subsidiaries of Fifth Third Bancorp       21       Incorporated by
                                                   Reference(7)

Consent of Deloitte and Touche LLP        23.1
(with respect to Fifth Third Bancorp)

Consent of KPMG Peat Marwick LLP          23.2
(with respect to Falls Financial)

Consent of McDonald and Company           23.3
Securities, Inc.

Consent of Dinsmore and Shohl             23.4(8)

Consent of counsel employed by The        23.5(8)
Fifth Third Bank

A power of attorney where various         24
individuals authorize the signing
of their names to any and all amendments to this Registration Statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this Registration Statement

Fairness Opinion of McDonald and Company   99.1
Securities, Inc. (set forth in Annex C
to the Proxy Statement and Prospectus
included in this Registration Statement)

Form of Proxy Card                         99.2


(1) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-4, Registration No.
33-63966, which is effective.

(2) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No.
2-98550, which is effective.

(3) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No.
33-13252, which is effective.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1985.

(5)   Filed with the Securities and Exchange Commission as Exhibit
10.4 to a Registration Statement on Form S-4, Registration No.
33-21139, declared effective April 20, 1988.

(6) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-8, Registration No.
33-34075, which is effective.

(7) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1994.

(8)   The consent of counsel is contained in its opinion.


Undertakings

(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                         EXHIBIT 5





[Form of Corporate Opinion of Counsel Employed by The Fifth Third
Bank]


                 ____________________, 1995

THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING OF THE TRANSACTION DESCRIBED THEREIN IN SUBSTANTIALLY THE FORM PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH SUCH OPINION IS BASED, AND SUBJECT TO RECEIPT, REVIEW AND APPROVAL OF FINAL DOCUMENTS


Falls Financial, Inc.
2335 Second Street
Cuyahoga Falls, Ohio  44222

Gentlemen:

We have acted as counsel to Fifth Third Bancorp in connection with the transactions provided for in the Affiliation Agreement dated as of December 12, 1994 ("Affiliation Agreement") by and between Fifth Third Bancorp ("Fifth Third") and Falls Financial, Inc. ("Falls") and the Plan and Agreement of Merger dated as of December 12, 1994 by and between Fifth Third and Falls ("Agreement of Merger"). This opinion is rendered to you pursuant to paragraph 3 of Section VI.C. of the Affiliation Agreement.

We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, regulations, documents, corporate records, and certificates of public officials and corporate officers as we have deemed necessary for the purposes of this opinion, including but not limited to the following: (a) the Third Amended Articles of Incorporation of Fifth Third, as amended; (b) the Code of Regulations, as amended, of Fifth Third; and, (c) the record of all actions taken by the Board of Directors of Fifth Third in connection with any matters covered by this opinion.

We have made such examination of Ohio and Federal law as we deem relevant for the purposes of this opinion, but we have not made a review of the laws of any state other than Ohio. Accordingly, we express no opinion as to the laws of any state or jurisdiction other than the United States of America and the State of Ohio.

Based upon and subject to the foregoing, we are of the opinion that:

1. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to consummate the transactions provided for in the Affiliation Agreement and the Agreement of Merger. Fifth third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, 12 U.S.C. Section 1841 et seq., and has all requisite corporate power and authority to conduct the business in which it is engaged and as now conducted by it.

2. The Affiliation Agreement and the Agreement of Merger and the transactions provided for therein have been duly approved by the Directors of Fifth Third, and no action is required to be taken by the shareholders of Fifth Third to authorize, approve or adopted the Affiliation Agreement and the Agreement of Merger or the transactions provided for therein.

3. The Affiliation Agreement and the Agreement of Merger have been duly executed and delivered by Fifth Third and constitute valid and binding obligations of Fifth Third enforceable against Fifth Third in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to or from time to time affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation and (ii) the availability of certain remedies may be precluded by general principles of equity.

4. Fifth Third has taken all necessary and required corporate action to authorize the issuance or transfer of the shares of its Common Stock to be received by holders of the Common Stock of Falls as a result of the merger of Falls with and into Fifth Third and, when so issued or transferred, such shares will be legally and validly issued and outstanding, fully paid and nonassessable and will not upon such transfer or issuance be subject to the preemptive rights of any shareholder of Fifth Third, and such shares have been registered under the Securities Act of 1933, as amended.

5. The registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Registration No. ________ (the "Registration Statement"), by Fifth Third to register the shares of Common Stock of Fifth Third being offered to the shareholders of Falls in the merger provided for in the Affiliation Agreement and the Agreement of Merger has been declared effective and no stop order has been issued and no proceeding for the purpose has been initiated or, to our best knowledge, contemplated or threatened by the Securities and Exchange Commission.

6. The Registration Statement and the Proxy Statement/Prospectus included therein at the time it became effective complied as to form with the Securities Act of 1993, as amended, and the rules and regulations thereunder.

7. All necessary approvals for the transactions provided for in the Affiliation Agreement and the Agreement of Merger have been obtained from the appropriate regulatory authorities.

We participated in the preparation of the Registration Statement and nothing has come to our attention that would lead us to believe that at the time the Registration Statement became effective it contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. To the best of our knowledge, it is not necessary as of the date hereof to supplement or amend the Registration Statement or the Proxy Statement/Prospectus included therein. In making the statements this paragraph and in rendering our opinion in paragraph 6 above, we express no opinion as to any financial statements or other financial data of Fifth Third or Falls or Thrift Subsidiary or as to any information concerning
Falls or Thrift Subsidiary.
We consent to the filing of the form of this opinion as an exhibit to the registration statement filed in connection with the merger.

Very truly yours,

THE FIFTH THIRD BANK



Paul L. Reynolds
Vice President and
General Counsel

EXHIBIT 8


                      _________________, 1995


THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING OF THE TRANSACTION DESCRIBED THEREIN IN SUBSTANTIALLY THE FORM PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH SUCH OPINION IS BASED, AND SUBJECT TO RECEIPT, REVIEW AND APPROVAL OF FINAL DOCUMENTS

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio  45263

Falls Financial, Inc.
2335 Second Street
Cuyahoga Falls, Ohio 44222


Dear Sirs:

As counsel for Fifth Third Bancorp, we have been requested to render our opinion with respect to certain Federal income tax consequences of the merger of Falls Financial, Inc. ("Falls") with and into Fifth Third Bancorp ("Fifth Third") as more fully described in the Affiliation Agreement dated as of December 12, 1994, between Fifth Third and Falls and the Plan and Agreement of Merger dated as of December 12, 1994, between Fifth Third and Falls.

We have reviewed the terms of the proposed transaction as set forth in the Affiliation Agreement and the Plan and Agreement of Merger and have received representations from certain executive officers of Fifth Third and Falls relating to various factual matters relevant to the opinions expressed herein. Our opinion is based on the Affiliation Agreement and the Plan and Agreement of Merger, the facts set forth in such representations and on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings, and judicial decisions interpreting the Code as in effect on the date hereof. We have not independently verified the factual matters set forth in the representations.

Based upon and subject to the foregoing, our opinion is as follows:


1. The merger of Falls with and into Fifth Third will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and, for purposes thereof, Fifth Third and Falls will each qualify as a 'party to a reorganization" within the meaning of
Section 368(b) of the Code;

2. No gain or loss will be recognized by Falls as a consequence of the merger;

3. No gain or loss will be recognized by Fifth Third on the receipt by Fifth Third of substantially all the assets of Falls and the assumption by Fifth Third of Falls' liabilities;

4. No gain or loss will be recognized by the shareholders of Falls who receive solely Fifth Third Common Stock in exchange for shares of Falls Common Stock pursuant to the Plan and Agreement of Merger (disregarding for this purpose any cash received for fractional share interest to which they may be entitled);

5. The tax basis of Fifth Third Common Stock including any fractional share received by Falls shareholders in the merger will be, in each instance, the same as the federal income tax basis of the Falls Common Stock surrendered in exchange therefor decreased by the amount of any cash received in lieu of a fractional share interest and increased by the amount of cash received that was treated as a dividend (if any);

6. The holding period of Fifth Third Common Stock (including any fractional share) received by a Falls shareholder will include, in each case, the period during which the Falls Common Stock surrendered in exchange therefor was held, provided that he Falls Common Stock was held as a capital asset by such shareholder on the date of the exchange; and

7. Holders of Falls Common Stock who receive cash in lieu of fractional shares of Fifth Third Common Stock will be treated as having received such fraction share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code.

We consent to the filing of the form of this opinion as an exhibit to the Registration Statement filed in connection with the merger.

Very truly yours,

DINSMORE and SHOHL


By:________________

                           EXHIBIT 23.1
                INDEPENDENT AUDITORS' CONSENT


   We consent to the incorporation by reference in this Registration Statement of Fifth Third Bancorp on Form S-4 of our report dated January 13, 1995 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for debt and equity securities), incorporated by reference in the Annual Report on Form 10-K of Fifth Third Bancorp for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/S/ Deloitte and Touche LLP

Cincinnati, Ohio
March 15, 1995














                          EXHIBIT 23.2
                   CONSENT OF INDEPENDENT AUDITORS


   We consent to the incorporation by reference in this Registration Statement of Fifth Third Bancorp on Form S-4 of our report dated February 15, 1995 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for debt and equity securities and income taxes), on our audits of the financial statements of Falls Financial, Inc., as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in the Annual Report on Form 10-K of Falls Financial, Inc. We also consent to the reference made to us under the caption "Experts."


/S/ KPMG Peat Marwick LLP

Cleveland, Ohio
March 15, 1995

                           EXHIBIT 23.3
           CONSENT OF McDONALD and COMPANY SECURITIES, INC.


   We consent to the inclusion in this Registration Statement on Form S-4 of Fifth Third Bancorp of the form of our opinion set forth as Annex C to the Proxy Statement and Prospectus, which is part of this Registration Statement, and to the summarization thereof in the Proxy Statement and Prospectus under the caption "Opinion of McDonald and Company Securities, Inc."


/S/ McDonald and Company Securities, Inc.

MCDONALD and COMPANY SECURITIES, INC.

CLEVELAND, OHIO
March 15, 1995













                       EXHIBIT 99.2
                          [Proxy Card]

                     FALLS FINANCIAL, INC.
           Proxy for the Special Meeting of Shareholders


   The undersigned hereby appoints the Board of Directors of Falls Financial, Inc. ("Falls Financial") and the survivor of them with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the Common Stock of Falls Financial which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at The John S. Knight Center, 77 East Mill Street, Akron, Ohio, on May 24, 1995 at 10:00 a.m., Eastern Standard Time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present as specified on the reverse hereof.

  THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AFFILIATION AGREEMENT AND THE PLAN AND AGREEMENT OF MERGER. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

   THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                  (Continued on reverse side)

1. Proposal to approve the Affiliation Agreement dated as of December 12, 1994, and the Plan and Agreement of Merger dated as of December 12, 1994, between Fifth Third Bancorp and Falls Financial, Inc. (copies of which are annexed to the accompanying Proxy Statement and Prospectus as Annexes A and B, respectively) pursuant to which Falls Financial shall merge with and into Fifth Third Bancorp.

         ____ FOR  ____ AGAINST  ____ ABSTAIN

2. Such other matters as may properly come before the meeting and any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such matters.

          ____ FOR  ____ AGAINST  ____ ABSTAIN

   The undersigned acknowledges receipt from Falls Financial, before the execution of this Proxy, of notice of the Special
Meeting and of the related Proxy Statement and Prospectus.


Dated ____________, 1995

Signature _________________



Additional signature if held jointly___________________________

Please sign exactly as your name or names appear to the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE PAID ENVELOPE.

                           SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on March 15, 1995.

FIFTH THIRD BANCORP


/s/ George A. Schaefer, Jr.
By:  George A. Schaefer, Jr.
President and Chief Executive Officer


   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:


/s/ George A. Schaefer, Jr.   President and    March 15, 1995
George A. Schaefer, Jr.       Chief Executive
                              Officer

/s/ P. Michael Brumm          Senior Vice      March 15, 1995
P. Michael Brumm              President and
                              Chief Financial
                              Officer

Directors of the Company:

/s/ John F. Barrett                            March 15, 1995
John F. Barrett
________________________                    ___________, 1995
Milton C. Boesel, Jr.

/s/ Clement L. Buenger                         March 15, 1995
Clement L. Buenger

/s/ Nolan W. Carson                            March 15, 1995
Nolan W. Carson

/s/ Gerald V. Dirvin                           March 15, 1995
Gerald V. Dirvin

_________________________                     _________, 1995
Thomas B. Donnell

_________________________                     _________, 1995
Richard T. Farmer

/s/ John D. Geary                              March 15, 1995
John D. Geary

________________________                      _________, 1995
Ivan W. Gorr

/s/ Joseph H. Head, Jr.                       March 15, 1995
Joseph H. Head, Jr.

/s/ Joan R. Herschede                         March 15, 1995
Joan R. Herschede

/s/ William G. Kagler                         March 15, 1995
William G. Kagler

/s/ William J. Keating                        March 15, 1995
William J. Keating

/s/ James D. Kiggen                           March 15, 1995
James D. Kiggen

__________________________                    ________, 1995
Robert B. Morgan

__________________________                    ________, 1995
Michael H. Norris

/s/ Brian H. Rowe                             March 15, 1995
Brian H. Rowe

/s/ George A. Schaefer, Jr.                   March 15, 1995
George A. Schaefer, Jr.


/s/ John J. Schiff, Jr.                       March 15, 1995
John J. Schiff, Jr.
/s/ Dennis J. Sullivan, Jr.                   March 15, 1995
Dennis J. Sullivan, Jr.

/s/ Dudley S. Taft                            March 15, 1995
Dudley S. Taft

                             ANNEX A

                    AFFILIATION AGREEMENT

This Affiliation Agreement (the "Agreement") dated as of December 12, 1994 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and FALLS FINANCIAL, INC., a corporation organized and existing under the corporation laws of the State of Delaware, with its principal office located in Cuyahoga Falls, Summit County, Ohio ("Falls").

                   W I T N E S S E T H:

WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and Falls is a registered unitary savings and loan holding company under Section 10 of the Home Owner's Loan Act, as amended, and Fifth Third and Falls desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio pursuant to which at the Effective Time (as herein defined in Section IX) Falls will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger"); and

WHEREAS, under the terms of the Plan and Agreement of Merger ("Agreement of Merger") between Fifth Third and Falls appended hereto as Appendix A, the terms of which are incorporated into this Agreement and made a part hereof, each of the issued and outstanding shares of the Common Stock, $.01 par value per share, of Falls which are issued and outstanding (excluding any treasury shares and preferred shares) immediately prior to the Effective Time will at the Effective Time be cancelled and extinguished and in substitution therefor such Falls shares will, at the Effective Time, be converted into shares of the Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement and in the Agreement of Merger.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and Falls agree together as follows:

I. Obligations of Fifth Third and Falls to be Performed Prior to the Closing.

A. Fifth Third will, as promptly as practicable, prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Ohio Division of Banks and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement and in the Agreement of Merger, and also shall prepare and file at its expense (accounting, legal, investment banking, financial consulting and associated expenses of Falls and its affiliates excepted) any registration statements or other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock issued to Falls in this transaction, and any other laws applicable to the transactions provided for in this Agreement and the Agreement of Merger and use all reasonable efforts to secure such approvals. Falls agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning Falls and all of its wholly-owned subsidiaries, including specifically, but without limitation, Falls Savings Bank, FSB ("Thrift Subsidiary") and any of its subsidiaries, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications, registration statements or other documents with the applicable governmental agencies, Fifth Third shall provide, at least two days prior to the filing date, copies thereof to Falls.

II.  Representations and Warranties of Falls.

Falls represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by Falls to Fifth Third prior to the execution of this Agreement by Fifth
Third:

A. Falls (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Delaware and is a registered unitary savings and loan holding company under the Savings and Loan Holding Company Act of 1967, as amended, recodified by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as Section 10 of the Home Owner's Loan Act, 12 U.S.C. Section 1467a et seq.; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 5,000,000 shares, $.01 par value per share, of Common Stock ("Falls Common Stock") and 1,000,000 shares, $.01 par value per share, of Preferred Stock ("Falls Preferred Stock") authorized pursuant to its Certificate of Incorporation, which are the total number of shares Falls is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Falls of any kind, other than (a) 2,976,130 shares of Falls Common Stock, which presently are authorized, duly issued and outstanding and fully paid and nonassessable, (b) 204,352 shares of Falls Common Stock which are issued but not outstanding and are held by Falls as treasury shares, and (c) options to purchase a total of 143,806 shares of Falls Common Stock, which options were granted to and are presently held by the employees, officers and Directors of Thrift Subsidiary and will be exercisable at the Effective Time (the "Stock Options"); and (v) owns of record and beneficially free and clear of all liens and encumbrances, all of the 1,564,000 outstanding shares of the capital stock of the Thrift Subsidiary, $.01 par value per share. Neither Falls nor Thrift Subsidiary have direct or indirect subsidiaries other than those disclosed in Schedule 1, which disclosure shall include any joint ventures Falls, Thrift Subsidiary or affiliates of either of them are engaged in with any other person or entity (collectively the "Subsidiaries").

B. Thrift Subsidiary is duly incorporated, validly existing and in good standing as a Federal Savings Bank under the laws of the United States, and has all the requisite power and authority to conduct the banking business as now conducted by it; and Thrift Subsidiary has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of the Thrift Subsidiary of any kind, other than 1,564,000 shares of the capital stock, $.01 par value per share, all owned of record and beneficially by Falls.

C. Falls has furnished to Fifth Third its audited, consolidated statements of financial condition, statements of earnings, statements of stockholders' equity and statements of cash flows as at December 31, 1991, 1992 and 1993 and for the years then ended, together with the opinions of its independent certified public accountants associated therewith. Falls also has furnished to Fifth Third (i) its unaudited, separate statements of financial condition, statements of earnings, statements of stockholders' equity and statements of cash flows as at December 31, 1991, 1992 and 1993 and for the years then ended, and (ii) the unaudited, separate reports of condition and reports of income of Thrift Subsidiary as at December 31, 1991, 1992 and 1993 and for the years then ended. Falls also has furnished to Fifth Third (i) its unaudited, consolidated financial statements as at September 30, 1994, and for the nine months then ended, (ii) the unaudited, separate financial statements of Falls as at September 30, 1994, and for the nine months then ended, and (iii) the unaudited, separate reports of condition and reports of income of Thrift Subsidiary as at September 30, 1994, and for the nine months then ended. The unaudited, consolidated financial statements of Falls as at September 30, 1994, and for the nine months then ended fairly present the consolidated financial condition of Falls and Thrift Subsidiary taken as whole as of September 30, 1994, and for the nine month period covered thereby in conformity with generally accepted accounting principles, consistently applied (except for the omission of notes to unaudited statements and year-end adjustments to interim results). Such unaudited, separate financial statements of Falls and unaudited, separate reports of condition and reports of income of Thrift Subsidiary fairly present the financial condition of Falls and Thrift Subsidiary as of September 30, 1994 and for the nine month period covered thereby in conformity with generally accepted accounting principles, consistently applied (except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Falls or Thrift Subsidiary required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Falls shall furnish Fifth Third with its audited, consolidated financial statements as at December 31, 1994 and for the year then ended together with the unaudited, separate financial statements of the Thrift Subsidiary and unaudited, separate reports of condition and reports of income of Thrift Subsidiary as at December 31, 1994 and for the year then ended, all duly certified by Falls' chief executive officer and chief financial officer, as soon as such statements are publicly available, and shall continue to furnish such financial information for subsequent monthly periods to Fifth Third as soon as such becomes available until the Closing Date.

D. Falls and Thrift Subsidiary have good title to all of the material properties and assets reflected in its separate statement of condition as at September 30, 1994 and which are still owned by each and each has good title to all material properties and assets acquired by it after such date and still owned by it, subject to
(i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.


E. Except as disclosed in Schedule 1 and for events relating to the business environment in general: (i) since September 30, 1994, to the date hereof there have been no material adverse changes in the financial condition, operations or business of Falls and Thrift Subsidiary on a consolidated or separate basis; (ii) neither Falls' chief executive officer nor its chief financial officer (collectively the "Executive Officers", in this case and all cases hereinafter in their capacity as such officers and not personally) is aware of any events which have occurred since September 30, 1994 or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Falls and Thrift Subsidiary on a consolidated or separate basis; and (iii) since September 30, 1994, to the date hereof there have been no material changes in the methods of business operations of Falls and Thrift Subsidiary.

F. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of the Executive Officers, threatened against Falls or Thrift Subsidiary which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Falls and Thrift Subsidiary on a consolidated or separate basis.

G. Except as disclosed in Schedule 1, since September 30, 1994, to the date hereof Falls and Thrift Subsidiary each has been operated in the ordinary course of business, has not made any material changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Since September 30, 1994, to the date hereof Falls has not declared or paid any dividends nor made any distributions of any other kind to its shareholders, except cash dividends on shares of Falls Common Stock in amounts and at such times as in accord with its historical practice.

H. Except as disclosed in Schedule 1, Falls and Thrift Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Falls or Thrift Subsidiary through the date hereof constitute complete and accurate representations of the tax liabilities of Falls and Thrift Subsidiary for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets in all material respects.

I. Except as disclosed in Schedule 1, neither Falls nor Thrift Subsidiary is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by Thrift Subsidiary) which do not require the annual expenditure of more than $25,000 thereunder.

J. Except as disclosed in Schedule 1, since September 30, 1994, to the date hereof Thrift Subsidiary has not incurred any unusual or extraordinary loan losses which are material to Falls and Thrift Subsidiary on a consolidated basis; to the best knowledge of the Executive Officers and in light of Thrift Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, its reserve for loan losses is adequate based on management's policies and procedures.

K. Falls has not, directly or indirectly, other than McDonald and Company Securities, Inc., dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger.

L. 1. The Directors of Falls, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement and the Agreement of Merger, and have directed that this Agreement and the Agreement of Merger be submitted to a vote of Falls' shareholders at the annual or a special meeting of the shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Certificate of Incorporation and Bylaws of Falls.

2. Falls has the corporate power and authority to enter into this Agreement and the Agreement of Merger and to carry out its obligations hereunder and thereunder subject to certain required regulatory and shareholder approvals. This Agreement and the Agreement of Merger, when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of Falls, enforceable in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of savings and loan holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation, and (ii) the availability of certain remedies may be precluded by general principles of equity subject, however, to the receipt of requisite regulatory approvals and the approval of Falls' shareholders.

3. Except as disclosed in Schedule 1, neither the execution of this Agreement or the Agreement of Merger, nor the consummation of the transactions contemplated hereby and thereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Falls' Certificate of Incorporation or Bylaws or, to the best knowledge of the Executive Officers, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Falls or Thrift Subsidiary is subject or bound; (ii) to the best knowledge of the Executive Officers, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Falls or Thrift Subsidiary other than such rights as may be given dissenting shareholders of Falls pursuant to Section 262 of the Delaware Corporation Law; (iii) except as disclosed in Schedule 1, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Falls or Thrift Subsidiary is a party or by which Falls' or Thrift Subsidiary's rights, properties or assets are subject or bound; or (iv) to the best knowledge of the Executive Officers, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Falls or Thrift Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $25,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by Thrift Subsidiary).

M. Complete and accurate copies of the (i) Certificate of Incorporation and Bylaws of Falls and (ii) the Federal Stock
Charter and Bylaws of Thrift Subsidiary in force as of the date hereof have been delivered to Fifth Third.

N. To the best knowledge of the Executive Officers of Falls and except as disclosed in Schedule 1, neither Falls nor Thrift Subsidiary nor any employee, officer or Director of any of them has knowingly engaged in any activity or knowingly omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or
(ii) any regulation, order, injunction or decree of any court or governmental body the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Falls and Thrift Subsidiary. To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, Thrift Subsidiary possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

O. 1. To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, neither this Agreement nor the Agreement of Merger nor any report, statement, list, certificate or other information furnished by Falls or the Thrift Subsidiary to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger (the "SEC Documentation")) contains any information that is incorrect in any material respect and, in the case of the SEC Documentation contains or shall contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Falls is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

2. Falls has furnished to Fifth Third or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Falls with the Securities and Exchange Commission ("SEC"):

a. Falls' Annual Report on Form 10-K for the years ended December 31, 1991, 1992 and 1993;

b.  Falls' Quarterly Report on Form 10-Q for the quarters ended
March 31, June 30 and September 30, 1994;

c. Any Current Report on Form 8-K with respect to any event occurring after December 31, 1993 and prior to the date of this Agreement;

d. Any report filed by Falls to amend or modify any of the reports described above; and

e. All proxy statements prepared in connection with meetings of Falls' shareholders held subsequent to December 31, 1993.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the later of the dates on which such reports were filed with the SEC or declared effective by the SEC, and do not as of the date of this Agreement
(i) contain any untrue statement of material fact, (ii) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading or (iii) omit any material exhibit required to be filed therewith. Prior to the date hereof, no event has occurred subsequent to December 31, 1993, which Falls is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Falls to Fifth Third. Falls timely shall furnish Fifth Third with copies of all reports filed by Falls with the SEC subsequent to the date of this Agreement until the Closing Date.

P. To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Falls, Thrift Subsidiary or any of the subsidiaries in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of Falls, Thrift Subsidiary or any of the Subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Falls, Thrift Subsidiary or any of the subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Falls, Thrift Subsidiary or any of the Subsidiaries and/or require Falls, Thrift Subsidiary or any of the Subsidiaries to incur expenses of more than $25,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Falls, Thrift Subsidiary or any of the Subsidiaries, nor, to the best knowledge of the Executive Officers, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Falls, Thrift Subsidiary or any of the Subsidiaries or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Falls, Thrift Subsidiary or any of the Subsidiaries liable for any material costs (as a result of the acts or omissions of Falls, Thrift Subsidiary or any of the Subsidiaries or, to the best knowledge of the Executive Officers, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Falls, Thrift Subsidiary or any of the Subsidiaries to prevent or minimize any actual or threatened release by Falls, Thrift Subsidiary or any of the Subsidiaries of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, each "facility" owned, leased or operated by Falls, Thrift Subsidiary or any of the Subsidiaries (but excluding any "facility" as to which the sole interest of Falls, Thrift Subsidiary or any of the Subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Falls, Thrift Subsidiary or any of the Subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Falls and Thrift Subsidiary taken as a whole. Except as disclosed in Schedule 1, no underground storage tank presently is located on, nor, to the best knowledge of the Executive Officers, has any such tank ever been located on, any property owned by Falls, Thrift Subsidiary or any of the Subsidiary or any "facility" where Falls, Thrift Subsidiary or any of the Subsidiaries has exercised any significant management role. All terms contained in quotation marks in this paragraph shall have the meanings ascribed to such terms in and defined in, CERCLA; in addition, toxic or hazardous substances, as used in this paragraph and all paragraphs of this Section P, shall mean any material or substance that is defined or classified as a "hazardous substance" pursuant to section 101 of CERCLA or Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1321); a "hazardous waste" pursuant to Section 1004 or Section 3001 of the Resource Conservation and Recovery Act (42 U.S.C. Section 6803, 6921); a "toxic pollutant" under Section 307(a)(1) of the Federal Water Pollution Control Act (33 U.S.C. Section 1317(a)(1)); a "hazardous air pollutant" under Section 112 of the Clean Air Act (42 U.S.C.
Section 7412); a "pesticide" under Section 1 of the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136); a "solid waste" pursuant to Section 3734.01 of Ohio's Solid and Hazardous Wastes Law (O.R.C. Section 3734.01); "petroleum" under
Section 9001 of the Resource Conservation and Recovery Act (42 U.S.C. Section 6991) and Section 3787.87 of Ohio's Petroleum Underground Storage Tank Laws (O.R.C. Section 3737.87); "industrial waste" or "other wastes" under Section 6111.01 of the Ohio Water Pollution Control Act (O.R.C. Section 6111.01); or "medical wastes" or "infectious wastes" pursuant to section 3734.01 of Ohio's Solid and Hazardous Wastes Laws (O.R.C. Section 3734.01); or a "hazardous material" under the Hazardous Materials Transportation Uniform Safety Act of 1990 (49 U.S.C. App. Section 1802(4)).

Q. 1. Benefit Plans. Schedule 1 lists the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or Director benefits maintained by Falls or Thrift Subsidiary for the benefit of employees, former employees or Directors of Falls or Thrift Subsidiary and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, VEBA, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

2.  Plan Documents, Reports and Filings.  Except as disclosed on
Schedule 1, Falls or Thrift Subsidiary has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters of any open requests for IRS rulings or letters with respect to Benefit Plans.

3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Qualified Benefit Plan"), except as disclosed on Schedule 1: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of Section 401(a) of the Code, as amended by all of the laws referenced to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in Section 4.02 through 4.04 of Revenue Procedures 93-39; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code and meets the requirements of Section 1140 of the Tax Reform Act of 1986 ("TRA 1986") and the requirements which are treated by the IRS as if Section 1140 of the TRA 1986 applied to them; (c) such Qualified Benefit Plan has been operated in substantial compliance with all notice, reporting and disclosure requirements of ERISA which apply to employee pension benefit plans; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; and (e) with respect to such Qualified Benefit Plan, if it was terminated or is currently in the process of being terminated, has been or is being terminated in material compliance with the requirements of the Code, including but not limited to, extending 100% vesting to all participants upon termination and the amendment and restatement of such Qualified Benefit Plan for compliance with TRA 1986 and all applicable subsequent legislation affecting the qualified status of the Qualified Benefit Plan, and the liabilities of such Qualified Benefit Plan, if already terminated, were fully satisfied or, if such Plan is in the process of termination, are not greater than the assets held under such Plan.

4. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on
Schedule 1: (a) to the extent such Welfare Benefit Plan is intended to provide benefits to plan participants that are not subject to federal income tax so long as specific provisions of the Code are met, to the best knowledge of the Executive Officers, such Welfare Benefit Plan currently meets such Code provisions; (b) such Welfare Benefit Plan has been operated in substantial compliance with all notice, reporting and disclosure requirements of ERISA which apply to employee welfare benefit plans; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of
Section 4980B of the Code, has been operated in substantial compliance with such requirements.

5. Prohibited Transactions. To the best knowledge of the Executive Officers, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA. No ESOP Qualified Benefit Plan is leveraged.

6. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of the Executive Officers, threatened against any Benefit Plan or against Falls or Thrift Subsidiary with respect to any Benefit Plan.

7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities, as hereinafter defined, with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of Falls and Thrift Subsidiary or, if not, in Schedule 1.

For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under (i) generally accepted accounting principles in effect as of the date of this Agreement
(GAAP), or (ii) amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under
Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under
Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions of funding deficiencies owed by members of a controlled group of corporations which includes Falls or Thrift Subsidiary and for which Falls or Thrift Subsidiary is liable under applicable law, (e) authorized but unpaid profit sharing contributions or contributions under
Section 401(k) and Section 401(m) of the Code, (f) former employee or Director health benefit or life insurance coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

8. Defined Benefit Pension Plan Liabilities. Falls and Thrift Subsidiary (or any pension plan maintained by any of them) have not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in Schedule 1, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither Falls, Thrift Subsidiary nor any controlled group member of Falls or Thrift Subsidiary participates in, or has incurred any liability under Sections 4201, 4063 or ERISA for a complete or partial withdrawal from, a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

9. Independent Trustee. To the best knowledge of the Executive Officers, Falls and Thrift Subsidiary (a) have not incurred any asserted or unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to Falls or Thrift Subsidiary, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

10. Material. For purposes of this Paragraph Q as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $25,000 or more, with such determination being made on the basis of the aggregate affected participants or a Benefit Plan and not with respect to any single participant.

R. The investment portfolios of Falls and Thrift Subsidiary consist of securities in marketable form. Except as disclosed in
Schedule 1, since September 30, 1994 to the date hereof neither Falls nor Thrift Subsidiary has incurred any unusual or extraordinary losses in its investment portfolio, and, except for events relating to the business environment in general, including market fluctuations, the Executive Officers are not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Falls' and Thrift Subsidiary's investment portfolio on a consolidated basis.

S. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of the Executive Officers, threatened against any of the Directors or officers of Falls or Thrift Subsidiary in their capacities as such, and no Director or officer of Falls or Thrift Subsidiary currently is being indemnified or seeking to be indemnified by either Falls or Thrift Subsidiary pursuant to applicable law or Falls' Certificate of Incorporation or Bylaws or Thrift Subsidiary's Federal Stock Charter or Bylaws.

All representations, warranties and covenants contained in this
Section II shall expire at the Effective Time, and, thereafter, neither Falls nor any officer or director of Falls shall have any liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

III.Representations and Warranties of Fifth Third

Fifth Third represents and warrants to Falls that as of the date hereof or as of the indicated date, as appropriate:

A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged.

B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 100,500,000 of which 100,000,000 shares are classified as Common Stock without par value ("Fifth Third Common Stock") and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on September 30, 1994, 64,566,812 shares of Fifth Third Common Stock were issued and outstanding and no shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans and $143,750,000 of 4 1/4% Convertible Subordinated Notes due January 15, 1998 (the "Notes"). At September 30, 1994, 1,823,906
shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under it stock option plans and 567,302 shares were reserved for issuance under options to be granted in the future. The Notes are convertible at any time prior to maturity at the option of each holder thereof, unless previously redeemed, into shares of Fifth Third Common Stock at a conversion price of $63-5/8 per share of Fifth Third Common Stock (equivalent to a conversion rate of approximately 15.72 shares per $1,000 principal amount of the Notes), subject to adjustment for stock splits, stock dividends and similar stock distributions. If all of the Notes were converted, Fifth Third would issue a maximum of approximately 2,259,750 shares of Fifth Third Common Stock to the holders of the Notes.

C. All shares of Fifth Third Common Stock to be received by the shareholders of Falls, as a result of the Merger, pursuant to the terms of this Agreement and the Agreement of Merger shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

D. Fifth Third has furnished to Falls its consolidated financial statements as at December 31, 1991, December 31, 1992 and December 31, 1993 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. In addition, Fifth Third has furnished to Falls its unaudited consolidated financial statements as at September 30, 1994 and for the nine months then ended. Such unaudited consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby. Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third shall furnish to Falls its audited consolidated financial statements as at December 31, 1994 and for the year then ended as soon as such statements publicly are available, and shall continue to furnish information for subsequent calendar quarter periods to Falls as soon as such becomes publicly available until the Closing Date.

E. Except for events relating to the business environment in general: (i) since September 30, 1994, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since September 30, 1994, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since September 30, 1994, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

F. 1. The Executive Committee of the Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held on December 8, 1994, at which meeting a quorum was at all times present and acting, has approved this Agreement and the Agreement of Merger, including reserving for issuance to Falls shareholders in accordance with this Agreement and the Agreement of Merger a sufficient number of shares of Fifth Third Common Stock. The full Board of Directors of Fifth Third is expected to ratify such actions of its Executive Committee at its regularly-scheduled quarterly Board meeting on December 20, 1994. Approval and adoption of this Agreement and the Agreement of Merger by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

2. Fifth Third has corporate power and authority to enter into this Agreement and the Agreement of Merger and to carry out its obligations hereunder and thereunder subject to certain required regulatory approvals. This Agreement and the Agreement of Merger when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of Fifth Third, enforceable in accordance with their terms except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

3. Neither the execution of this Agreement or the Agreement of Merger nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of Falls pursuant to the provisions of Section 262 of the Delaware Corporation Law; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

G. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to Falls.

H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries nor any employee, officer or Director of any of them has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption. Fifth Third shall comply, and as of the Closing Date (as hereinafter defined) Fifth Third shall have complied, with all applicable laws, rules and regulations in connection with the registration and issuance of the shares of Fifth Third Common Stock in connection with the Merger contemplated hereby.

I. 1. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither this Agreement or the Agreement of Merger nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to Falls or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Falls is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

2. Fifth Third has furnished to Falls or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

a.  Fifth Third's Annual Report on Form 10-K for the year ended
December 31, 1993;

b. Fifth Third's Quarterly Reports on From 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994;

c. any Current Report on Form 8-K with respect to any event occurring after December 31, 1993 and prior to the date of this Agreement;

d. any report filed by Fifth Third to amend or modify any of the reports described above; and

e. all proxy statements prepared in connection with meetings of Fifth Third's shareholders held subsequent to December 31, 1993.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to December 31, 1993 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Falls. Fifth Third timely shall furnish Falls will copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

K. Since September 30, 1994, to the date hereof, none of Fifth Third's banking subsidiaries or thrift subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of such banking subsidiaries' and thrift subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of September 30, 1994 their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

L. Fifth Third timely has filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by it and has paid or provided for all tax liabilities shown to be due thereon or which have been assessed against it.
All tax returns filed by Fifth Third through the date hereof constitute complete and accurate representations of the tax liabilities of Fifth Third for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets in all material respects.

M. Fifth Third has not, directly or indirectly, other than J.P. Morgan Securities Inc., dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger.

N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in subparagraph Q.1. of Section II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by generally accepted accounting principles (GAAP) in the most recent year-end, audited financial statements of Fifth Third supplied to Falls pursuant to Paragraph D of Section III hereof.

O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since September 30, 1994, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

P. Fifth Third and its subsidiaries have good title to all the material properties and assets reflected in Fifth Third's consolidated statement of condition as at September 30, 1994, and which are still owned by them and each has good title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

Q. Since September 30, 1994, to the date hereof, Fifth Third has been operated in the ordinary course of business, has not made any material changes in its capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Since September 30, 1994, to the date hereof, Fifth Third has not declared or paid any dividends nor made any distributions of any other kind to its shareholders, except cash dividends on shares of Fifth Third Common Stock in amounts and at such time as in accord with its historical practice.

R. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Fifth Third or any of its subsidiaries in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of Fifth Third or any of its subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Fifth Third or any of its subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Fifth Third or any of its subsidiaries and/or require Fifth Third or any of its subsidiaries to incur expenses of more than $25,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Fifth Third or any of its subsidiaries, nor, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Fifth Third or any of its subsidiaries or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Fifth Third or any of its subsidiaries liable for any material costs (as a result of the acts or omissions of Fifth Third or any of its subsidiaries or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Fifth Third or any of its subsidiaries to prevent or minimize any actual or threatened release by Fifth Third or any of its subsidiaries of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, each "facility" owned, leased or operated by Fifth Third or any of its subsidiaries (but excluding any "facility" as to which the sole interest of Fifth Third or any of its subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Fifth Third or any of its subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Fifth Third and its subsidiaries taken as a whole. No underground storage tank presently is located on, nor, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, has any such tank ever been located on, any property owned by Fifth Third or any of its subsidiaries or any "facility" where Fifth Third or any of its subsidiaries has exercised any significant management role, except for underground storage tanks previously removed from 740 N. Cable Road, Lima, Ohio and 1601 Sylvania Road, Toledo, Ohio. All terms contained in quotation marks in this paragraph and all paragraphs of this Section R shall have the meanings ascribed to such terms in and defined in, CERCLA; in addition, toxic or hazardous substances, as used in this Paragraph R, shall mean any material or substance that is defined or classified as a "hazardous substance" pursuant to section 101 of CERCLA or Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1321); a "hazardous waste" pursuant to Section 1004 or Section 3001 of the Resource Conservation and Recovery Act (42 U.S.C. Section Section 6803,
6921); a "toxic pollutant" under Section 307(a)(1) of the Federal Water Pollution Control Act (33 U.S.C. Section 1317(a)(1)); a "hazardous air pollutant" under Section 112 of the Clean Air Act (42 U.S.C. Section 7412); a "pesticide" under Section 1 of the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
Section 136); a "solid waste" pursuant to Section 3734.01 of Ohio's Solid and Hazardous Wastes Law (O.R.C. Section 3734.01); "petroleum" under Section 9001 of the Resource Conservation and Recovery Act (42 U.S.C. Section 6991) and Section 3787.87 of Ohio's Petroleum Underground Storage Tank Laws (O.R.C. Section 3737.87); "industrial waste" or "other wastes" under Section 6111.01 of the Ohio Water Pollution Control Act (O.R.C. Section 6111.01); or "medical wastes" or "infectious wastes" pursuant to section 3734.01 of Ohio's Solid and Hazardous Wastes Laws (O.R.C. Section 3734.01); or a "hazardous material" under the Hazardous Materials Transportation Uniform Safety Act of 1990 (49 U.S.C. App. Section 1802(4)).

S. There are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against any of the Directors or officers of Fifth Third or any subsidiary or affiliate of it in their capacities as such, and no Director or officer of Fifth Third currently is being indemnified or seeking to be indemnified by Fifth Third or any subsidiary pursuant to applicable law or Fifth Third's Articles of Incorporation or Code of Regulations or the Articles, Charter or Code of Regulations or Bylaws of any subsidiary.

T. After consultation with Deloitte and Touche, the chief financial officer of Fifth Third is not aware of any facts or circumstances that would prevent the Merger from qualifying for "pooling of interests" accounting treatment.

All representations and warranties contained in this Section III shall expire at the Effective Time, and thereafter, neither Fifth Third nor any officer or Director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

IV. Obligations of Falls Between the Date of this Agreement and the Effective Time.

A. Falls, after consultation with Fifth Third, will take all action necessary to call and hold its annual or a special meeting of its shareholders for the purpose of approving this Agreement, the Agreement of Merger and any other documents or actions necessary to the consummation of the merger provided for herein pursuant to law. Subject only to (i) Falls' Board of Directors review of Fifth Third's registration statement to be filed with the SEC described in this subparagraph and their reasonable satisfaction with the information set forth therein and (ii) the exercise of their fiduciary duties, the Board of Directors of Falls intends to inform the shareholders of Falls in the proxy materials relating to the annual or special meeting that all Directors of Falls intend to vote all shares of Falls Common Stock which they own of record or have voting control over in favor of approving this Agreement, the Agreement of Merger and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement and the Agreement of Merger to the other shareholders of Falls. Falls shall cooperate with Fifth Third in the preparation of such proxy materials which shall be included and filed with, as a part of, Fifth Third's registration statement on Form S-4 (or any such other reappropriate form) filed with the SEC for the registration of the shares of Fifth Third Common Stock to be issued to the Falls shareholders pursuant to the transactions contemplated by this Agreement and the Agreement of Merger.

B. (i) The merger between Falls and Fifth Third is intended to be structured to qualify for treatment under present accounting rules as a pooling of interests and Falls and Fifth Third agree to take no action which would disqualify this treatment under generally accepted accounting principles. Consistent with generally accepted accounting principles, Falls agrees that on or before the Effective Time based on a review of Thrift Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans, Falls will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system to the extent permitted by law and consistent with the fiduciary duties of the directors and other officers of Falls and Thrift Subsidiary at such times as reasonably requested by Fifth Third; provided, however, that neither Falls nor Thrift Subsidiary shall be obligated to make any such changes or adjustments until the following conditions have been satisfied:
(i) each of the conditions precedent to closing specified in paragraphs 1., 2. and 4. of Section VI.A of this Agreement and paragraph 8 of Section VI.B. of this Agreement shall have been satisfied and (ii) Fifth Third shall certify to Falls in writing that, as of the date as of which such request is being made, Fifth Third is aware of no facts or circumstances which would permit Fifth Third to terminate this Agreement pursuant to Section VII of this Agreement. Fifth Third shall provide such assistance and direction to Falls as is necessary in conforming to such polices, practices and procedures; and (ii) from the date of this Agreement until the Effective Time, Falls and Thrift Subsidiary each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its capital or corporate structures; issue any additional shares of its Common Stock except upon exercise of the presently outstanding stock options to purchase up to 143,806 shares of Falls Common Stock for the purchase price set forth in the applicable stock option agreements; issue any other equity securities, or issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $25,000 other than those previously disclosed in Schedule 1; make, enter into or review any agreement for services to be provided to Falls or Thrift Subsidiary or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $25,000 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal); open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; declare or pay any cash dividends on its own stock other than normal and customary cash dividends paid in such amounts and at such times as Falls historically has done on its Common stock, provided this covenant shall only apply to Falls; and pay any stock dividends or make any other distributions on its stock. Notwithstanding the foregoing, Falls may (i) increase the amount of its quarterly cash dividend during the second quarter of 1995 in an amount as Falls historically has done, and (ii) provide for increases in employee salaries and benefits in the ordinary course of business, consistent with past practices.

V.  Cooperation and Other Obligations and Other Covenants

A. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this agreement and the Agreement of Merger at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies. It is Fifth Third's intention to retain the Thrift Subsidiary's charter and to continue to operate at least one of Thrift Subsidiary's offices thereunder and pursuant thereto, the remainder of the assets will be transferred via an asset sale to another subsidiary of Fifth Third. The parties agree to work together, at Fifth Third's discretion, to effectuate such a transaction, but Fifth Third acknowledges that any delay in effecting the retention of the Thrift Subsidiary's Charter shall have no bearing on the Closing Date of the Merger.

B. Falls agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Falls, its officers, employees, accountants, agents and attorneys to have reasonable access during business hours to their books, records and properties, and those of Thrift Subsidiary for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Falls and Thrift Subsidiary or Fifth Third and its subsidiaries and affiliates, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in Paragraph VII.D. hereof); provided, however, that any such examination by Falls or Fifth Third shall not relieve Falls or Fifth Third from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

C. At the Effective Time, each outstanding option under the Falls Financial Stock Option Plan (the "Option Plan") shall continue outstanding as an option to purchase, in place of the purchase of shares of Falls Common Stock, the number of shares (rounded up to the nearest whole share) of Fifth Third Common Stock that would have been received by the optionee pursuant to paragraph 1(b) of
Article VII of the Agreement of Merger had the option been exercised in full (without regard to any limitations contained therein for exercise) for shares of Falls Common Stock immediately prior to the Effective Time upon the same terms and conditions, including without limitation, payment in full of the contractual exercise price, under the relevant option as were applicable immediately prior to the Effective Time (except that all options shall be immediately exercisable). Fifth Third and Falls agree to take such actions as shall be necessary to give effect to the foregoing.

At all times after the Effective Time, Fifth Third shall reserve for issuance such number of shares of Fifth Third Common Stock as necessary so as to permit the exercise of options granted under the Option Plan in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Fifth Third shall make all filings required under federal and state securities laws, including without limitation, filing a registration statement on Form S-8 (or such other form as may be appropriate) with the SEC within at least sixty (60) days following the Closing Date, so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise.

In case, prior to the Effective Time, of any reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of Fifth Third Common Stock or in case of any consolidation or merger of Fifth Third with or into any other corporation, or in the case of any sale or transfer of all or substantially all of Fifth Third's assets, then, the rights of the optionees under the Option Plan shall be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction. The provisions hereof shall similarly apply to successive reclassification, reorganizations, recapitalization, stock dividends or distributions, subdivisions, combinations or exchanges, consolidations, mergers, sales or transfers.

VI.  Conditions Precedent to Closing.

A.  Conditions to the Obligations of Each of the Parties:

The obligation of each of the parties hereto to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

1. The shareholders of Falls shall have duly approved and adopted this Agreement and the Agreement of Merger in accordance with and as required by law and in accordance with its Certificate of Incorporation and Bylaws.


2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Office of Thrift Supervision, the Ohio Division of Banks and the Federal Deposit Insurance Corporation to the extent required.

3. Dinsmore and Shohl, counsel for Fifth Third, or other counsel reasonably acceptable to Fifth Third and Falls, shall have delivered an opinion as to certain federal tax aspects of the transaction addressed to Falls in substantially the form appended hereto as Appendix B.

4. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Falls and other than regularly-scheduled regulatory examinations.

5. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

B.  Conditions to the Obligations of Fifth Third:

The obligations of Fifth Third to consummate the transactions provided for herein and in the Agreement of Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Falls which specifically refers to the condition or conditions being waived:

1.  All of the representations and warranties of Falls set forth in
Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Falls or Thrift Subsidiary taken as a whole.

2. Falls shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Falls and the Bank subsidiaries taken as a whole.

3.  Squire, Sanders and Dempsey, counsel for Falls and Thrift
Subsidiary, shall have delivered an opinion addressed to Fifth
Third in substantially the form appended hereto as Appendix C.

4.  Falls and Thrift Subsidiary shall have:

   (i) taken all actions necessary to freeze their defined benefit plan as of a date at least 60 days preceding the Effective Time such that no further benefits shall accrue under that plan (except for any minimum top-heavy benefits required under Section 416 of the Code) in such a way that after said freeze, the unfunded pension liability on a termination basis of said defined benefit plan (as determined by Fifth Third's actuaries and including top-heavy benefits) is not in excess of $800,000;

   (ii) a. no later than January 1, 1995, applied to the Internal Revenue Service for a favorable determination letter in which the Internal Revenue Service will determine that such defined benefit plan, as a whole, satisfies all qualification requirements (without caveat or qualification), including all amendments to the Code through the date of this Agreement. Said application for a determination letter shall be with respect to all amendments to the defined benefit plan including any amendments necessary to freeze the plan;

          b.used its best efforts to secure, as soon as possible, after January 1, 1995, said favorable determination letter;

    (iii) without the advance written consent of Fifth Third:

          a. not have made any contributions to the defined benefit plan after the date of this Agreement;

          b. not have adopted any amendments to the defined benefit plan after the date of this Agreement; and,

          c. the consent for which shall not be unreasonably withheld, not have made any distributions from the defined benefit plan after the date of this Agreement.

             (iv) if Fifth Third has requested, developed a plan and timetable for terminating and funding the defined benefit plan and, with the advance written approval of Fifth Third, have proceeded with the implementation of said termination plan and timetable;

             (v) taken all actions necessary to freeze their 401(k) plan as of a date at least 60 days preceding the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made under that plan (except for any minimum top-heavy contributions required under Section 416 of the
Code);


             (vi) received from the Internal Revenue Service (and shall have furnished to Fifth Third), a favorable determination letter in which the Internal Revenue Service has determined that such 401(k) plan, as a whole, satisfies all qualification requirements (without caveat or qualification), including all amendments to the Code through the date of this Agreement. Said IRS determination letter shall cover all amendments to the 401(k) plan including any amendments necessary to freeze the plan;

             (vii) without the advance written consent of Fifth
Third:

                   a. not adopted any amendments to the 401(k) plan after the date of this Agreement; and

                   b. the consent for which shall not be
unreasonably withheld, not made any distributions from the 401(k) plan after the date of this Agreement.

                   c. not have made any contributions to the 401(k) plan after the date of this Agreement, except for 401(k) employee contributions, employer matching contributions (not to exceed the historic rate of matching contribution) and a profit sharing contribution not to exceed 2% of compensation from January 1, 1995 through the date the 401(k) plan is frozen.

            (viii) provided to Fifth Third at least 60 days prior to the Effective Time any and all documentation Fifth Third shall reasonably request to determine that the requirements of Sections 404, 412, 415 and 416 of the Code have been satisfied with respect to each qualified plan maintained or ever maintained by Falls or Thrift Subsidiary; and that the requirements of Sections 401(k) and
(m) of the Code have been satisfied by such plans as are subject to these sections.

             (ix) provided to Fifth Third at least 60 days prior to the Effective Time any and all documentation Fifth Third shall reasonably request to demonstrate that none of the qualified plans maintained by Falls or Thrift Subsidiary are considered "top-heavy plans" within the meaning of Section 416 of the Code for 1995.

5. The aggregate amount of Shareholders' Equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Falls immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted principles, consistently applied, shall not be less than $50,723,000, its total shareholders' equity as at September 30, 1994 with the exception of any adjustments under FAS 115 rules and regulations or adjustment or actions requested by Fifth Third that adversely impact Shareholders' Equity as defined in this subparagraph.

6. The receipt of a certificate from Falls, executed by the chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section II hereof were true and correct when given in all material respects, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Falls and Thrift Subsidiary taken as a whole; (ii) all of such representations and warranties are also true and correct in all material respects at and as of the Closing Date, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Falls and Thrift Subsidiary taken as a show; and (iii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger.

7. The total issued and outstanding shares of Falls Common Stock shall not exceed 3,119,936 shares which includes any shares issuable upon the exercise of any outstanding Stock Option.

8. Fifth Third shall have received a letter from Deloitte and Touche, Fifth Third's independent public accountants, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

C.  Conditions to the Obligations of Falls:

The obligation of Falls to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Falls in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

1. All of the representations and warranties of Fifth Third set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third.

2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third.

3. Counsel for Fifth Third, shall have delivered an opinion addressed to Falls in substantially the form appended hereto as Appendix D.

4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that:
(i) all of the representations and warranties set forth in Section III were true and correct when given, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third; (ii) all of such representations and warranties, with the exception of III.B., are also true and correct in all material respects at and as of the Closing Date, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third; and (iii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger.

5. Fifth Third shall have registered its shares of Common Stock to be issued to the Falls shareholders hereunder and pursuant to the Agreement of Merger with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the Falls shareholders hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

6. The receipt of a fairness opinion from McDonald and Company Securities, Inc., dated as of a date reasonably proximate to the effective date of the registration statement described in Section
5 immediately preceding stating that as of the date of such opinion, the exchange ratio pursuant to this Agreement and the Agreement of Merger is fair to Falls' shareholders from a financial point of view.

VII.  Additional Covenants

A. It is Fifth Third's intention to merge the Thrift Subsidiary with and into Fifth Third Bank of Northeastern Ohio ("5/3"), a corporation to be established under a new charter issued subsequent to the date of this Agreement, to be effective the Effective Time but Fifth Third acknowledges that any delay in effecting the establishment of 5/3 shall have no bearing on the Closing Date of the Merger. Falls shall recommend three (3) individuals who are currently Directors of Falls to serve as Directors of 5/3 who shall be reasonably acceptable to Fifth Third.

B. 1. It is Fifth Third's intention (but not obligation) to employ in 5/3 as many of Thrift Subsidiary's employees as possible.

Falls shall cause senior management of Thrift Subsidiary to recommend to Fifth Third the employees it feels should be hired by 5/3. Any hiring decisions are exclusively those of Fifth Third and 5/3 and shall be made in accordance with Fifth Third's and 5/3's standard employment criteria. Additional employment opportunities with Fifth Third may be available at other locations with additional Fifth Third affiliates. If so, Fifth Third will consider for employment at these additional locations any other of Thrift Subsidiary's employees who are willing to consider employment at such other locations. Any hiring decisions are exclusively those of Fifth Third and shall be made in accordance with its standard employment criteria. For purpose of determining vesting under Fifth Third's Master Profit Sharing Plan, employees who at any time actively participated in the 401(k) plan sponsored by Falls or the Thrift Subsidiary, shall be credited with their period of service to Falls and the Thrift Subsidiary. For purposes of determining vesting (but not benefit accrual) under Fifth Third's Master Retirement Plan, employees who are active participants in the defined benefit plan sponsored by Falls or Thrift Subsidiary (or who would be but for that plan having been frozen) shall receive credit for their period of service taken into account under said defined benefit plan for vesting purposes (or which would have been taken into account had that plan not been frozen). For purposes of determining participation in all other Fifth Third employee benefit plans, each employee of Thrift Subsidiary who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger shall receive credit for their period of service to Thrift Subsidiary.

2. All Thrift Subsidiary's employees hired by Fifth Third (or an affiliate, including 5/3) shall receive the standard package of Fifth Third employee benefits which are in place throughout the Fifth Third holding company system. These benefits include group health and major medical insurance, group life insurance, pension and profit sharing participation, free checking and traveler's checks and other customary benefits. Thrift Subsidiary's employees hired by Fifth Third (or an affiliate, including 5/3) shall be employed on an at will basis and shall be entitled to participate immediately following the Closing Date in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees. Such employees shall receive credit for their period of service to Thrift Subsidiary for purposes of determining participation and vesting in all Fifth Third employee benefit plans but not for purposes of determining the benefits accrued thereunder. An employee's entitlement to benefits under such Fifth Third Plans shall be subject to the Code of Section 415 limits thereunder.

3. Any employee of Thrift Subsidiary whose employment is terminated by Thrift Subsidiary or Fifth Third in connection with the merger or within six (6) months after the Closing Date shall be entitled to severance pay equal to, in the case of a salaried employee other than an officer, one week's pay for each year of service up to a maximum of twelve (12) week's pay, in the case of an officer, one week's pay for each year of service up to a maximum of twenty-four (24) week's pay and, in the case of an hourly employee one week's pay for each year of service up to a maximum of six (6) week's pay, plus applicable COBRA benefits. Employees who leave of their own free will shall not be entitled to any severance pay. Nothing contained in this Paragraph 3 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy. Notwithstanding the foregoing, any person who leaves the employ of Fifth Third due to a material change in his or her compensation, responsibilities, the location of the facility to which he or she may be transferred, provided it is in excess of 50 miles from the location to which such employee had been assigned, or any other material terms and conditions of his or her employment, within six (6) months after the Closing Date, shall be entitled to severance pay as though such person's employment had been terminated in connection with the merger.

4. The employees of Thrift Subsidiary retained by Fifth Third after the Closing Date will be paid salaries by Fifth Third commensurate with the salary levels of comparable Fifth Third employees, subject, on an ongoing basis, to acceptable performance.

5. The employment contracts between Falls and/or Thrift Subsidiary and certain of their officers (the "Contract Officers") as described in Schedule 1 hereto, shall remain in effect through December 31, 1995, subject to the provisions of this paragraph 5. Prior to the Effective Date, Fifth Third will consult with each of the Contract Officers with respect to whether Fifth Third will offer such Contract Officer employment with a Fifth Third affiliate including 5/3, and if so, with respect to their position, title, duties, compensation levels and location of the facility to which he or she may be transferred. If Contract Officer chooses not to accept such offer of Fifth Third, or Fifth Third concludes not to offer such Contract Officer a position, such Contract Officer shall receive the severance amount set forth in such Contract Officer's respective employment contract and shall receive no other severance benefits otherwise provided in this Agreement. In the event that such Contract Officer accepts the employment offered by Fifth Third, such Contract Officer shall become an at will employee of 5/3 or such other affiliate in accordance with subparagraphs 2 and 3 of this Section VII.B and the respective contract shall terminate on the date of such employment.

6. Fifth Third, through one of its bank subsidiaries, shall consider, based on compliance with current standards of creditworthiness, advancing loans not later than the termination of the 401(k) benefit plan to certain of Thrift Subsidiary's employees to replace currently outstanding loans extended to such employees by the 401(k) benefit plan currently offered by Falls.

C. All provisions for indemnification and limitation of liability now existing in favor of the employees, agents, Directors or officers of Falls or its subsidiaries as provided by regulation or in their respective certificate or articles of incorporation or by-laws shall survive the Merger, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the Effective Time for a period of five years thereafter, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the fifth anniversary of the Effective Time, until such matters are finally resolved. Fifth Third shall also purchase and keep in force for such five year period, directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Falls' and Thrift Subsidiary's existing directors' and officers' (and covering such former directors and officers of Falls and Thrift Subsidiary whether or not they remain as officers or directors of Fifth Third or any of its subsidiaries) liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby.

D. Fifth Third will not disclose to others and will hold in confidence any non-public, confidential information disclosed to it by Falls concerning Falls or the Thrift Subsidiary. Falls will not disclose to others and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Falls or Fifth Third, as the case may be, and shall not be used by Fifth Third or Falls, as the case may be, in any way detrimental to Falls or Fifth Third.

E. All notices under this Agreement or under the Agreement of Merger shall be in wiring and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to Falls to James
J. Little, President and Chief Executive Officer, Falls Financial, Inc., 2335 Second Street, Cuyahoga Falls, Ohio 44221, with a copy to James P. Mulroy, Esq., Squire, Sanders and Dempsey, 1300 Huntington Center, 41 South High Street, Columbus, Ohio 43215; if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Vice President and Counsel, Fifth Third Bancorp, Legal Division, 38 Fountain Square Plaza, 2nd Floor, Cincinnati, Ohio 45263. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

F. This Agreement and the Agreement of Merger (which together shall constitute a single agreement), together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or Falls to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and in the Agreement of Merger and supersede any prior agreements, whether oral or in writing, including that certain letter from Fifth Third to the Board of Directors of Falls, dated December 2, 1994. This Agreement and the Agreement of Merger may be hereafter amended only by a written instrument executed by each of the parties pursuant to
Section X hereof.

G. Each of Falls and the Thrift Subsidiary shall not, directly or indirectly, and shall cause their respective Executive Officers, directors, employees, agents and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person, relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger consolidation or business combination with, Falls or the Thrift Subsidiary (such transactions are referred to herein as "Acquisition Transactions"), provided, however, that nothing contained in this paragraph G shall prohibit (i) Falls or the Thrift Subsidiary, as the case may be, from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that
(a) the Board of Directors of Falls, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Falls to fulfill their fiduciary duties and obligations to the Falls stockholders and other constituencies under Delaware law, taking into consideration the bidding procedures engaged in connection with the transactions contemplated hereby and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Falls provides immediate written notice to Fifth Third to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) the Board of Directors of Falls from failing to make, withdrawing or modifying its recommendation referred to in Section IV.A following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Falls, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Falls to fulfill their fiduciary duties and obligations to the Falls stockholders and other constituencies under Delaware law, taking into consideration the bidding procedures engaged in connection with the transactions contemplated hereby.


H. (a) Falls shall pay Fifth Third a fee of $2.2 million promptly following termination of this Agreement after the first to occur of any of the following events:

        (i) (A) the shareholders of Falls shall not have approved the Merger on or before October 31, 1995 if, prior thereto or the termination date of this Agreement, whichever is earlier, Fifth Third is not in breach of its material obligations hereunder or under the Agreement of Merger, and (B) after any person (other than Fifth Third or any affiliate of Fifth Third or any person or entity acting in concert with Fifth Third or such affiliate (a "Fifth Third Entity")) shall have "commenced" (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) a tender offer or exchange offer to purchase shares of Falls Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined below) or the right to acquire Beneficial Ownership of twenty-five percent (25%) or more of the voting power of Falls and (b) within twelve (12) months after the earliest of the date of the Falls shareholders' meeting at which the Merger is submitted for approval and voted upon, the date this Agreement is terminated or October 31, 1995, any person (other than a Fifth Third Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Falls, to acquire all or substantially all of Falls' assets or stock, or to engage in a similar transaction;

       (ii) (A) if, prior to the termination date of this Agreement, Fifth Third is not in breach of its obligations hereunder or under the Agreement of Merger, and any person (other than a Fifth Third Entity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of twenty-five percent (25%) or more of the voting power of Falls and (B) within twelve
(12) months after the earliest of the date of the Falls' shareholders' meeting at which the Merger is submitted for approval and voted upon, the date this Agreement is terminated or October 31, 1995, any person (other than a Fifth Third Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Falls, to acquire all or substantially all of Falls' assets or stock, or to engage in a similar transaction;

       (iii) (A) the shareholders of Falls shall not have approved the Merger on or before October 31, 1995, if, prior thereto or the termination date of this Agreement, whichever is earlier, Fifth Third is not in breach of its obligations hereunder or under the Agreement of Merger, and (B) subsequent to the date hereof any person (other than a Fifth Third Entity) shall have publicly announced a bona fide interest in (x) acquiring Falls by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction or (y) making an offer described in clause (i) above and in either such case, within twelve (12) months after the earlier of the date of the Falls shareholders' meeting at which the Merger is submitted for approval and voted upon or October 31, 1995, such person (other than a Fifth Third Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Falls, to acquire all or substantially all of Falls' assets or stock, or to engage in a similar transaction;

         (iv) (A) the shareholders of Falls shall not have approved the Merger on or before October 31, 1995, if, prior thereto or the termination date of this Agreement, whichever is earlier, Fifth Third is not in breach of its obligations hereunder or under the Agreement of Merger, and (B) any person, with respect to Falls Common Stock, shall have publicly solicited proxies or written consents or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act) in opposition to the Merger and within twelve (12) months after the earlier of the date of the Falls' shareholders' meeting at which the Merger is submitted for approval and voted upon or October 31, 1995, such person (other than a Fifth Third Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Falls, to acquire all or substantially all of Falls' assets or stock, or to engage in a similar transaction;

           (v) unless Fifth Third is in breach of its obligations hereunder or under the Agreement of Merger, the Board of Directors of Falls, other than as required in the exercise of its fiduciary duties (as determined in good faith by such directors), fails to make, withdraws, or modifies in a manner adverse to Fifth Third, its recommendation that shareholders of Falls vote to approve the Merger before the date of the Falls' shareholders' meeting at which the Merger is to be submitted for approval and voted upon and where Falls has not terminated this Agreement pursuant to the provisions of Section VIII hereof; or

        (vi) unless Fifth Third is in breach of its obligations hereunder or under the Agreement of Merger, at or prior to the Falls' shareholders' meeting at which the Merger is submitted for approval and voted upon or prior to the termination date of this Agreement, whichever is earlier, a person (other than a Fifth Third Entity) enters into a written understanding in principle or an agreement to consolidate or merge with Falls, to acquire all or substantially all of Falls' assets or to engage in a similar transaction.

         (b) As used in this Paragraph H, Beneficial Ownership shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

I. Fifth Third and Falls shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement and the Agreement of Merger relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after Closing Date, this subsection shall be of no further force or effect.

J. 1. Effective on the Closing Date, but executed in advance of the Closing Date, Falls shall deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services and the Jeanie system to MPS, which conversion shall be accomplished on or immediately following the Closing Date. Such agreement shall state that it shall terminate in the event there is no closing. After the date hereof, at Fifth Third's discretion, Falls shall notify any and all vendors currently providing such services of such conversion. Falls shall fully cooperate with Fifth Third in the preparation for such conversion.

  2. Effective on the Closing Date, but executed in advance of the Closing Date, Falls shall deliver an agreement with Fifth Third or an affiliate of Fifth Third which will provide for the transfer to any such entity of the performance of any and all data processing services including, without limitation, item processing and application processing, which services by any such entity will begin on or immediately following the Closing Date. Such agreement shall state that it shall terminate in the event there is no closing. After the date hereof, at Fifth Third's discretion, Falls shall notify any and all vendors currently providing such services of such transfer. Falls shall fully cooperate with Fifth Third in the preparation for such transfer. In the event that Fifth Third determines that a third party should provide such services to Falls, Falls agrees to have such services provided after the Closing Date by the third party recommended for such purposes by Fifth Third.

K. Fifth Third and Falls agree that each will use its best efforts to secure the regulatory approvals necessary to consummate the transactions contemplated herein at the earliest practicable time, and Falls agrees to cooperate with Fifth Third and Fifth Third agrees to cooperate with Falls in all reasonable respects in securing such approvals.

L. Fifth Third and Falls shall agree with each other as to the form and substance of any press release related to this Agreement and the Agreement of Merger or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary.

M. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Agreement of Merger, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder.

N. 1. Between the date hereof and the Closing Date, Falls shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent.

    2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise Falls in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent.

O. Within thirty (30) days from the date of this Agreement, Fifth Third shall perform such additional reviews or investigations as Fifth Third deems necessary to determine any potential liability, loss, cost or expense resulting from the matters disclosed by Falls on Schedule 1 hereto and relating to Section II.P of this Agreement.

VIII. TERMINATION

A. This Agreement and the Agreement of Merger may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Falls or by Falls to Fifth Third in the following instances:

   1. By Fifth Third or Falls, if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of any party with respect to the representations, warranties, and covenants set forth herein and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within ten (10) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

  2. By Fifth Third or Falls if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at September 30, 1994, except for events relating to the business environment in general.

  3. By the vote of a majority of the Board of Directors of either Fifth Third or Falls if Falls has conducted any meeting of shareholders necessary to approve the Merger on or before June 23, 1995, and the merger transaction contemplated herein shall not have been consummated on or before August 31, 1995, unless the failure to consummate by such date is related to the action or inaction of any regulatory authority whose approval of this merger transaction or the registration of the Fifth Third Common Stock as described in subparagraph VI.C.5 is required, and such action or inaction is not directly related to either Fifth Third's or Falls' breach of their respective obligations under this Agreement then on or before October 31, 1995.

  4. By Fifth Third or Falls if the holder of ten percent (10%) or more of the outstanding shares of Falls Common stock shall have perfected their rights as dissenting shareholders pursuant to
Section 262 of the Delaware Corporation Law.

  5.  By Falls if the Applicable Market Value Per Share of Fifth
Third Common Stock (as defined in the Agreement of Merger) is
$56.40 or greater.

  6.  By Fifth Third if the Applicable Market Value Per Share of
Fifth Third Common Stock (as defined in the Agreement of Merger) is $37.60 or less.

  7. By Fifth Third if prior to thirty (30) days from the date of this Agreement Fifth Third notifies Falls, in writing, the review described in paragraph O of Section VII has revealed a substantial likelihood of any liability, loss, cost or expense to Falls in excess of an aggregate of $1,000,000 for the remediation of any contamination.

  8.  By the mutual written consent of Fifth Third and Falls.

B. If Falls' shareholders, acting at a meeting held for the purpose of voting upon this Agreement and the Agreement of Merger, fail to approve such agreements in the manner required by law, then this Agreement and the Agreement of Merger shall be deemed to be automatically terminated.

C. Upon termination as provided in this Section, this Agreement and the Agreement of Merger, except for the provisions of Paragraph D of Section VII hereof, shall be void and of no further force or effect, and, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction.

IX. CLOSING AND EFFECTIVE TIME

The consummation of the transactions contemplated by this Agreement and the Agreement of Merger shall take place at a closing to be held at 9:00 a.m., at the offices of Fifth Third in Cincinnati, Ohio on the last business day of the month in which all of the conditions precedent to closing set forth in Section VI hereof, including the 30-day waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to Falls and Fifth Third) with the Secretaries of State of Ohio and Delaware and in accordance with law, this Agreement and the Agreement of Merger, the Merger provided for herein and in the Agreement of Merger shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement.

X. AMENDMENT

This Agreement may be amended, modified or supplemented by the written agreement of Falls and Fifth Third upon the authorization of each company's respective Board of Directors and without further approval of Falls' shareholders, except that no such amendment, modification or supplement may be effected without Falls shareholder approval if to do so would violate any applicable provisions of Delaware corporate law.


XI.GENERAL

This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but none of the provisions hereof hall inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party; provided, however, that the merger, consolidation or sale of all or substantially all of the assets of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger, consolidation or sale of all or substantially all of the assets of Fifth Third and its Common Stock shall thereafter continue to be publicly traded and issuable to Falls shareholders pursuant to the terms of this Agreement and the Agreement of Merger.

XII. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

                              FIFTH THIRD BANCORP

(SEAL)                        By:/s/ George A. Schaefer, Jr.
                                 George A. Schaefer, Jr.
                                 President and Chief Executive
                                 Officer

                         Attest: /s/ Michael K. Keating
                                 Michael K. Keating
                                 Secretary

                                 FALLS FINANCIAL, INC.

                                 By:/s/ James J. Little
                                    James J. Little
                                    President and Chief Executive
                                    Officer


                            Attest: /s/ Wayne M. Rice
                                    Wayne M. Rice
                                    Secretary

                                      ANNEX B

                          PLAN AND AGREEMENT OF MERGER
                                      of

                             FALLS FINANCIAL, INC.
                           (a Delaware Corporation)

                                  with and into

                              FIFTH THIRD BANCORP
                             (an Ohio Corporation)

                                under the name

                              FIFTH THIRD BANCORP

THIS AGREEMENT OF MERGER (the "Agreement of Merger") dated as of December 12, 1994, between FALLS FINANCIAL, INC., a Delaware corporation (hereinafter called "Falls"), and FIFTH THIRD BANCORP, Cincinnati, Hamilton County, Ohio, an Ohio corporation (hereinafter sometimes called the "Surviving Corporation" or "Fifth Third"), Falls and Fifth Third being hereinafter sometimes collectively called "the Constituent Corporations";

                          W I T N E S S E T H:

WHEREAS, the Constituent Corporations deem it advisable for their benefit respectively, and for the benefit of their respective shareholders, that Falls merge into Fifth Third pursuant to this Agreement of Merger and the applicable provisions of the laws of the State of Ohio and the State of Delaware.

NOW, THEREFORE, the Constituent Corporations hereby agree each with the other, in accordance with the applicable provisions of the laws of the State of Ohio and the State of Delaware, that Falls shall merge into Fifth Third with Fifth Third as the Surviving Corporation and that the terms and conditions of such merger (the "Merger") hereby agreed upon and the mode of carrying the same into effect are and shall be as follows:

                           ARTICLE I

                         JURISDICTIONS

The jurisdictions under the laws of which each of the Constituent Corporations exists are as follows: Fifth Third is a corporation which exists under the laws of the State of Ohio and Falls is a corporation which exists under the laws of the State of Delaware.
                         ARTICLE II

                         THE MERGER

When this Agreement of Merger shall have been approved and adopted and it, or a valid Certificate of Merger, shall have been filed and recorded along with other necessary documents in accordance with the laws of the State of Ohio and the State of Delaware, and the Merger becomes effective, the separate existence of Falls shall cease and Falls shall be merged into Fifth Third which will be the Surviving Corporation and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

                          ARTICLE III

                   ARTICLES OF INCORPORATION

The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio at the time the Merger becomes effective in accordance with the provisions of
Section 4 of Article X thereof (which are incorporated by reference herein and made a part of this Agreement of Merger as though set out in full in the body hereof) shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

                               ARTICLE IV

                           DIRECTORS AND OFFICERS

The Directors of Fifth Third who are in office at the time the Merger becomes effective shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

                           ARTICLE V

                          REGULATIONS

The Regulations of Fifth Third at the time the Merger becomes effective shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

                            ARTICLE VI

                        SERVICE OF PROCESS

The names and addresses of the statutory agents of each of the Constituent Corporations and the Surviving Corporation upon whom any process, notice or demand may be served are as follows: the statutory agent for Fifth Third, one of the Constituent Corporations and the Surviving Corporation, is George A. Schaefer, Jr., 38 Fountain Square Plaza, Cincinnati, Hamilton County, Ohio 45263; the statutory agent for Falls, one of the Constituent Corporations, is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware.

                         ARTICLE VII

       MODE OF EFFECTUATING CONVERSION OF SHARES

1. At the time the Merger becomes effective:

  (a) All of the shares of the Common Stock without par value of Fifth Third ("Fifth Third Common Stock") that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the time the Merger becomes effective will remain unchanged and will remain outstanding or as treasury shares, as the case may be, when the Merger becomes effective as shares of the Common Stock without par value of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the time the Merger becomes effective, entitling the holders to subscribe for or purchase any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding when the Merger becomes effective with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

  (b) Each issued and outstanding share of Common Stock, $.01 par value per share, of Falls ("Falls Common Stock") shall be cancelled as of the Effective Time and shall be converted into the right to receive .5226 of a share of Fifth Third Common Stock ("Exchange Ratio"), subject to adjustment, if any, as set forth in Article VII, sections 1(c) and (d) and Article VII Section 4 hereof.

  (c) If the Applicable Market Value Per Share of Fifth Third Common Stock (as hereinafter defined) is more than ten percent (10%) above or below $47.00, then the Exchange Ratio shall be adjusted in accordance with this subsection. Accordingly, if the Applicable Market Value Per Share of Fifth Third Common Stock exceeds $51.70, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried to four (4) places) of a share of Fifth Third Common Stock determined by dividing $27.02 by the Applicable Market Value Per Share of Fifth Third Common Stock. Similarly, if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $42.30, then the Exchange Ratio shall be adjusted such that each issued and outstanding share of Falls Common Stock shall be converted into the right to receive a fraction (expressed in decimal figures carried to four (4) places) of a share of Fifth Third Common Stock determined by dividing $22.11 by the Applicable Market Value Per Share of Fifth Third Common Stock. If the Applicable Market Value Per Share of Fifth Third Common Stock is not less than $42.30 or not more than $51.70, then there shall be no adjustment to the Exchange Ratio.

  (d) The "Applicable Market Value Per Share of Fifth Third Common Stock" is the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty trading days ending on the fifth (5th) trading day prior to the time the Merger becomes effective ("Valuation Period").

  (e) Any stock options outstanding immediately prior to the time the Merger becomes effective, entitling the holders thereof to purchase shares of Falls Common Stock will remain unchanged and will remain outstanding when the Merger becomes effective, except that, upon the effective time of the Merger, the holders thereof shall become entitled to purchase the number of shares of Fifth Third Common Stock to which such holders would have been entitled to receive pursuant to Section 1 of this Article VII, if, immediately preceding the time the Merger became effective, such securities were converted into such number of shares of Falls Common Stock to which the holders would be entitled under the terms of the governing documents for such securities, disregarding for purposes of this paragraph any limitations on exercise or vesting thereof.

2. At the time the Merger becomes effective, all of the shares of Falls Common Stock, whether issued or unissued (including treasury shares), will be cancelled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of Falls, except such rights, if any, as they may be entitled to under the provisions of Section 262 of the Delaware Corporation Law with respect to the rights of dissenting shareholders, and, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into their Falls Common Stock shall have been converted by virtue of the Merger.

3. After the time the Merger becomes effective, each holder of a certificate or certificates for shares of Falls Common Stock, upon surrender or the same duly transmitted to Fifth Third (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Falls Common Stock shall have been converted by the Merger, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the Applicable Market Value Per Share of Fifth Third Common Stock determined in accordance with the provisions of paragraph 1(b) of this Article VII. Until so surrendered, each outstanding certificate that prior to the time the Merger becomes effective represented shares of Falls Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Falls Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Falls Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

4. The Exchange Ratio referred to in Section 1 of this Article VII shall be adjusted so as to give the Falls shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement of Merger and the time the Merger becomes effective.

                              ARTICLE VIII

              VESTING OF PROPERTIES AND OTHER MATTERS

1. At the time the Merger becomes effective, the effect shall be as provided by the applicable provisions of the laws of the State of Ohio and the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the time the Merger becomes effective: the separate existence of Falls shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of the Constituent Corporations, and all obligations owing by or due each of the Constituent Corporations, shall be vested in, and become the obligations of, the Surviving Corporation, without further act or deed, including, without limitation, any liability to dissenting shareholders under Section 262 of the Delaware Corporation Law; and all rights of creditors of each Constituent Corporation shall be preserved unimpaired, and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, on only the property affected by such liens immediately prior to the time the Merger becomes effective.

2. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and directors of Falls in office at the time the Merger becomes effective shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Falls and otherwise to carry out the purposes of this Agreement of Merger.

                        ARTICLE IX

  REPRESENTATIONS AND AGREEMENTS OF SURVIVING CORPORATION

1. Fifth Third, the Surviving Corporation, agrees that it may be served with process in Ohio in any proceeding for the enforcement of any obligation of Falls, one of the Constituent Corporations, and in any proceeding for the enforcement of the rights of a dissenting stockholder of Falls against the Surviving Corporation.

2. Fifth Third, the Surviving Corporation, irrevocably appoints the Secretary of State of Ohio as its agent to accept service of process in any such proceedings referred to in Section 1 of this
Article IX. The address of Fifth Third to which a copy of such process should be mailed by the Secretary of State of Ohio is set forth in Article VI of this Agreement of Merger.

3. Fifth Third, the Surviving Corporation, agrees that it will promptly pay to any dissenting stockholders of Falls, one of the Constituent Corporations, the amount, if any, to which they shall be entitled under the provisions of Section 262 of the Delaware Corporation Law with respect to the rights of dissenting stockholders.

4. Fifth Third, the Surviving Corporation, agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of Falls and any obligation of Fifth Third arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders of Falls as determined in appraisal proceedings pursuant to Section 262 of the Delaware Corporation Law, and does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent in any such suit or other proceeding. Copies of any such service shall be mailed to Fifth Third at the address specified in Article VI of this Agreement of Merger.


                     ARTICLE X

      APPROVAL AND ADOPTION BY DIRECTORS AND SHAREHOLDERS;

                  EFFECTIVE TIME

1. Fifth Third, the Surviving Corporation, represents and warrants that the Board of Directors of Fifth Third duly has approved this Agreement of Merger; Division (D) of Section 1701.78 of the Ohio Revised Code does not require adoption of this Agreement of Merger by the shareholders of Fifth Third; and pursuant to Division (H) of
Section 1701.78 of the Ohio Revised Code, the approval of this Agreement of Merger by the Directors of Fifth Third shall constitute adoption by Fifth Third.

2. Falls, one of the Constituent Corporations, represents and warrants that the Board of Directors of Falls has by resolution adopted by it, approved this Agreement of Merger and directed that this Agreement of Merger be submitted to a vote of the stockholders entitled to vote in respect thereof at a meeting of the stockholders held for such purpose. Notice of such meeting as required by the provisions of the Delaware Corporation Law, the Certificate of Incorporation and the Bylaws of Falls shall be duly given.

3. Falls, one of the Constituent Corporations, represents and warrants that this Agreement of Merger is required to be approved and adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of Falls entitled to vote in respect thereof, in accordance with the provisions of the Delaware Corporation Law and the Certificate of Incorporation and Bylaws of Falls.

4. A Certificate of Merger, properly completed in accordance with applicable provisions of law and this Agreement of Merger, shall be filed and recorded in accordance with the requirements of the laws of the State of Ohio and the State of Delaware and shall become effective at the close of business on the day such Certificate and other necessary documents are filed (unless another date is specified in the Certificate of Merger) with the Secretary of State of Ohio. Such Certificate of Merger shall not be filed with the Secretary of State of Ohio and the Secretary of the State of Delaware until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in
Section VI of the Affiliate Agreement shall have been fully met or effectively waived, the filing of such Certificate of Merger being an acknowledgement that such conditions precedent have been fully met or effectively waived.

                        ARTICLE XI

                   AMENDMENT; TERMINATION; ASSIGNMENT

1. At any time prior to the time the Merger becomes effective, the Constituent Corporations may, from time to time, amend this Agreement of Merger by mutual agreement authorized by their respective Boards of Directors or Executive Committees (and whether before or after the stockholders of Falls have approved and adopted this Agreement of Merger) to facilitate the performance thereof, to augment the intention of the parties in carrying out the transactions provided for herein, to clarify any ambiguities herein or to comply with any applicable regulation, order or requirement of any governmental authority; provided, however, that any such amendment shall be effected under, and strictly in accordance with, the provisions of Section X of the Affiliation Agreement.

2. This Agreement of Merger may be terminated by the parties hereto prior to the time it becomes effective under the circumstances provided in, and strictly in accordance with the provisions of, Section VIII of the Affiliation Agreement.

3. This Agreement of Merger and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but none of the provisions hereof shall inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement of Merger nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party; provided, however, that the merger, consolidation or sale of all or substantially all of the assets of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger, consolidation or sale of all or substantially all of the assets of Fifth Third and its Common Stock shall thereafter continue to be publicly traded and issuable to Falls stockholders pursuant to the terms of this Agreement of Merger and the Affiliation Agreement.

4. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                        FIFTH THIRD BANCORP

(SEAL)               By:/s/ George A. Schaefer, Jr.
                        George A. Schaefer, Jr.
                        President and Chief Executive Officer

                 Attest:/s/ Michael K. Keating
                        Michael K. Keating
                        Secretary

                        FALLS FINANCIAL, INC.

                       By:/s/ James J. Little
                     Name:James J. Little
                    Title:President and Chief Executive Officer


                   Attest:/s/ Wayne M. Rice
                     Name:Wayne M. Rice
                    Title:Secretary

                                   ANNEX C


           Fairness Opinion of McDonald and Company Securities,
Inc.





                        April __, 1995



Board of Directors
Falls Financial, Inc.
2335 Second Street
Cuyahoga Falls, OH  44222-0113

Gentlemen:

You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, $0.01 par value per share ("Falls Financial Common"), of Falls Financial, Inc. ("Falls Financial") of the exchange ratio (the "Exchange Ratio") as set forth in Section 7.1(b) of the Plan and Agreement of Merger, dated December 12, 1994 (the "Merger Agreement"), by and among Fifth Third Bancorp ("Fifth Third") and Falls Financial. The Exchange Ratio provides for the exchange of each share of Falls Financial Common for .5226 share of Fifth Third common stock, no par value per share ("Fifth Third Common Stock").

The Merger Agreement provides for the merger (the "Merger") of Falls Financial with and into Fifth Third, pursuant to which, among other things, at the effective date of the Merger (as defined in the Merger Agreement), outstanding shares of Falls Financial Common shall be cancelled and converted into the right to receive shares of Fifth Third Common at the Exchange Ratio. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and the Affiliation Agreement.

McDonald and Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

We have acted as Falls Financial's financial advisor in connection with the execution of the Merger Agreement for the sole purpose of rendering this opinion. In connection with rendering our opinion set forth herein, we have among other things:

(i) Reviewed Falls Financial's Annual Reports to Stockholders and Annual Reports on Form 10-K for each of the three years ended December 31, 1993, including the audited financial statements contained therein, as well as Falls Financial's Quarterly Reports on Form 10-Q for each of the three month periods ended March 31, 1994, June 30, 1994 and September 30, 1994;

(ii) Reviewed Fifth Third's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the three years ended December 31, 1993, including the audited financial statements contained therein, as well as Fifth Third's Quarterly Reports on Form 10-Q for each of the three month periods ended March 31, 1994, June 30, 1994 and September 30, 1994;

(iii) Reviewed certain other non-public information, primarily financial in nature, relating to the respective businesses, earnings and assets of Falls Financial and Fifth Third furnished to us and prepared by Falls Financial and Fifth Third (such information included, with respect to Falls Financial, financial forecasts relating to its results of operations during future periods);

(iv) Reviewed, with respect to Fifth Third, consensus earnings estimates for future periods as reported by Institutional Brokers
Estimate System ("IBES").

(v) Participated in meetings and telephone conferences with members of senior management of Falls Financial and meetings and telephone conferences with members of senior management of Fifth Third concerning the financial condition, business and assets of the respective companies (such meetings and conferences also addressed certain financial forecasts furnished to McDonald and Company by Falls Financial management), as well as other matters we believe relevant to our inquiry;

(vi) Reviewed certain stock market information for Falls Financial Common and Fifth Third Common, and compared it with similar information for certain companies, the securities of which are publicly traded;

(vii) Compared the results of operations and financial condition of Falls Financial with that of certain companies which we deemed to be relevant for purposes of this opinion;

(viii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

(ix) Reviewed the Merger Agreement and Affiliation Agreement and their schedules and exhibits and certain related documents; and

(x)  Performed such other analyses as we have deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations and warranties of Falls Financial and Fifth Third contained in the Affiliation Agreement and Merger Agreement, without undertaking any responsibility for independent investigation or verification of such matters. We were not engaged to and have not conducted a physical inspection of any of the assets, properties or facilities of either Falls Financial or Fifth Third, nor have we made or obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Falls Financial or Fifth Third. With respect to financial forecasts provided to us by management of Falls Financial, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Falls Financial as to the future performance of Falls Financial. Fifth Third has informed us that, as a matter of policy, it neither provides financial forecasts to third parties nor comments on financial forecasts or projections developed by third parties. Therefore, with respect to IBES consensus earnings estimates relating to Fifth Third, we assumed that such estimates reflect the best judgments of qualified third parties with full knowledge of all information relating to Fifth Third's results of operations, financial condition and business that has been disclosed to the public by Fifth Third, whether in its reports and other filings with the SEC under applicable provisions of the federal securities laws, in its press releases or other communications to the media, or otherwise. We express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Merger Agreement, including the tax-free treatment of the Merger to the holders of Falls Financial Common, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement and the Affiliation Agreement.

We will receive a fee for our services in connection with rendering this opinion, a significant portion of which is contingent upon closing of the Merger.

In the ordinary course of business, we may actively trade securities of both Falls Financial and Fifth Third for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness to Falls Financial's stockholders, as of the date hereof, from a financial point of view, of the Exchange Ratio, and does not address Falls Financial's underlying business decision to effect the Merger or any other terms of the Merger and does not constitute a recommendation to any Falls Financial stockholder as to how such stockholder should vote with respect to the Merger. This opinion does not represent our opinion as to what the value of Falls Financial Common or Fifth Third Common may be at the effective date of the Merger or as to the prospects of Fifth Third's business, nor are we making any recommendation to Falls Financial's stockholders with respect to the advisability of disposing or retaining Fifth Third Common received pursuant to the Merger.

This opinion has been prepared solely for the confidential use of the Board of Directors and senior management of Falls Financial and will not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in a proxy statement to be mailed to the holders of Falls Financial Common in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement will be in a form acceptable to us and our counsel.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio, pursuant to the Merger
Agreement, is fair to the holders of Falls Financial Common from a financial point of view.

Very truly yours,

/s/ McDonald and Company Securities, Inc.

McDONALD and COMPANY SECURITIES, INC.
                              ANNEX D


Section 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections(b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258 or 263 of this Chapter;

(1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection
(f) of Section 251 of this Chapter.

(2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257 and 258 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in the foregoing clauses(i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii) of this subsection.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware Corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (b) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights a provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deemed just.

(1) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.